Filed pursuant to Rule 424(b)(3)

Registration No. 333-278152

PROSPECTUS

Rights Offering for up to 250,000,000 Equity Shares Including Equity Shares Represented by American Depositary Shares

Sify Technologies Limited

We are distributing at no charge, (1) to the holders of our equity shares, transferable rights to subscribe for new equity shares and, (2) through Citibank, N.A., our depositary (the “Depositary”) and ADS rights agent (the “ADS Rights Agent”), to holders of our American Depositary Shares (“ADSs”), transferable rights to subscribe for new equity shares in the form of ADSs pursuant to a rights offering (the “Rights Offering”).

We expect to issue up to 250,000,000 new equity shares in the Rights Offering, including equity shares represented by ADSs. Our equity shares are not listed on any national securities market or exchange in India, the United States or any other market. Our ADSs are listed and trade on the NASDAQ Capital Market under the symbol “SIFY”. Each current and newly issued ADS represents one equity share. As of the close of business on March 31, 2024, we had 183,332,460 equity shares issued and outstanding. On March 31, 2024, the last reported sale price of the ADSs on the NASDAQ Capital Market was $ 1.26 per ADS.

Offering to Holders of ADSs

Holders of ADSs will receive 1.36364 ADS rights for each ADS owned of record at 5:00 p.m. (New York City time) on May 31, 2024 (the “ADS Record Date”). No fractional ADS rights or ADSs will be issued. Fractional entitlements to an ADS right will be rounded down to the next lower whole number. One (1) ADS right will entitle the holder of such right to subscribe for and purchase one new ADS at a price of $0.14 per ADS (the “ADS Subscription Price”). The ADS Subscription Price includes the Depositary fee of US$0.02 per new ADS subscribed in the Rights Offering. To subscribe for new ADSs, a holder of ADS rights must pay to Citibank, N.A. the ADS Subscription Price before the ADS Expiration Date (as defined below) and submit the required documentation as detailed in this prospectus. The ADS rights will expire at 2:15 p.m. (New York City time) on June 21, 2024 (the “ADS Expiration Date”). See “Description of the Rights Offering—Offering to Holders of ADSs.”

Offering to Holders of Equity Shares

Holders of equity shares will receive 1.36364 equity share rights for each equity share owned of record at 6:00 p.m. (Chennai, India time) on May 31, 2024 (the “Equity Share Record Date”).  One (1) equity share right will entitle a holder of such right to subscribe for and purchase one new equity share, at a subscription price of Rs. 10 per new equity share (the “Equity Share Subscription Price”), which is the Indian Rupee equivalent of the U.S. dollar price per new ADS, translated based on the exchange rate in effect as of March 31, 2024, minus the Depositary fee. No fractional equity shares will be issued. Fractional entitlements to equity share rights will be rounded down to the next lower whole number. Rights to subscribe for new equity shares will expire at 6:00 p.m. (Chennai, India time) on June 21, 2024 (the “Equity Share Expiration Date”). See “The Rights Offering—Offering to Holders of Equity Shares.”

We reserve the right to extend the expiration date one or more times. Any ADS rights or equity share rights not exercised at or before the expiration date will expire worthless without any payment to the holders of those unexercised rights. None of our Board of Directors, any committee thereof, or our management is making any recommendation regarding your exercise of the subscription rights. You should carefully consider whether to exercise your subscription rights before the expiration of the Rights Offering.

The ADS rights are expected to trade on the NASDAQ Capital Market under the symbol SIFYR from June 7, 2024 until June 18, 2024. The equity share rights will not be listed for trading on any stock exchange or market.

All exercises of subscription rights are irrevocable. You should carefully consider whether to exercise your subscription rights before the expiration of the Rights Offering.

We may cancel the Rights Offering in our sole discretion at any time prior to its expiration, for any reason. If the Rights Offering is cancelled, the Company and the ADS Rights Agent will return all investment amount payments received for the cancelled Rights Offering, without interest or penalty.

Each holder of ADS rights or equity share rights who exercises its subscription rights in full will be entitled to subscribe for additional ADSs or equity shares, as the case may be, that remain unsubscribed as a result of any unexercised subscription rights by other rights holders, which we refer to as the over-subscription right (the “Over-Subscription Right”). If all ADS rights and equity share rights are fully exercised, there will be no Over-Subscription Right. We will not in any case issue additional ADSs or equity shares beyond those offered pursuant to the Rights Offering. See “The Rights Offering—Over-Subscription Right”.

Ramanand Core Investment Company Private Limited (“Ramanand”) is a wholly owned subsidiary of Raju Vegesna Infotech and Industries Private Limited, which is owned and controlled by Infinity Satcom Universal Private Limited (“Infinity”), and which in turn is owned and controlled by Mr. Raju Vegesna, CEO, Chairman and Managing Director of the Company (also referred to herein as the “Majority Shareholder” and, together with Ramanand, Infinity, Infinity Capital Ventures LP, USA and Vegesna Family Trust, USA, the “Majority Shareholder Group”). As of March 31, 2024, entities affiliated with our CEO, Chairman and Managing Director, Mr. Raju Vegesna, beneficially owned approximately 84.03% of our outstanding equity shares, with Ramanand owning approximately 68.18%, and Infinity owning approximately 7.93% of our issued and outstanding equity shares. Additionally, as of March 31, 2024, Infinity Capital Ventures LP, USA beneficially owned approximately 7.58% of our issued and outstanding equity shares represented by restricted ADSs, and Vegesna Family Trust, USA owned approximately 0.34% of our outstanding equity shares through ADSs. The remaining proportion of our equity shares (15.97%) were held by Citibank, N.A., the ADS depositary, as of March 31, 2024, for the benefit of the holders and beneficial owners of ADSs.

The Majority Shareholder Group holds more than 50% of the voting power for the election of directors. As such, we are a “controlled company” under NASDAQ Marketplace Rule 5615(c). Although we do not intend to rely on the controlled company exemptions under the NASDAQ listing rules even if we are a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to securityholders of companies that are subject to all of the corporate governance requirements of NASDAQ. See “Risk Factors— Risks Related to our Equity Shares, ADSs and Trading Market—Since we are a “controlled company” within the meaning of the NASDAQ listing rules, we are permitted to follow certain exemptions from corporate governance requirements that could adversely affect our shareholders and ADS holders.”

The Majority Shareholder Group has informed us that it intends to participate in the Rights Offering by exercising its subscription rights in full and that it may exercise its Over-Subscription Right. In the event that the Majority Shareholder Group participates in the Rights Offering by fully exercising its subscription rights, and not exercising any unsubscribed rights, and no other shareholders exercise any of their subscription rights, the Majority Shareholder Group would beneficially own approximately 92.56% of our equity shares as of the closing of the Rights Offering. However, there is no guarantee or commitment that the Majority Shareholder Group will ultimately decide to exercise any or all of its subscription rights or its Over-Subscription Right.

Assuming full exercise of the subscription rights, the proceeds to us from the Rights Offering would be approximately $ 29.05 million after deducting costs and expenses related to the Rights Offering payable by us, estimated at approximately $ 939,164.

Investing in our equity shares and ADSs representing our equity shares involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This is not an underwritten offering. The subscription rights are being offered directly by us without the services of an underwriter, dealer manager or selling agent. There is no minimum subscription amount required to consummate the Rights Offering.

Delivery of the new equity shares subscribed for in the Rights Offering is expected to be made on or about July 5, 2024. Delivery of the new ADSs subscribed for in the Rights Offering is expected to be made on or about July 9, 2024.

The date of this prospectus is June 3, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our equity shares, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Information Incorporated by Reference” and “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus, as well as the additional information described under “Information Incorporated by Reference” on page 96 of this prospectus.

Neither we nor the Depositary or ADS Rights Agent have authorized anyone to provide you with information that is different from that contained in this prospectus or any amendment or supplement to this prospectus made available to you. We do not take responsibility for, or provide as to the reliability of, any other information that others may give you. We are granting rights to subscribe for equity shares and ADSs and offering to sell equity shares and ADSs only in jurisdictions where offers and sales are permitted.

You should not assume that the information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate as of any date other than the date on the front cover of the applicable document. None of the time of delivery of this prospectus, any exercise of the subscription rights or delivery of equity shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. You should read carefully the entirety of this prospectus, as well as the documents incorporated by reference in this prospectus, before making an investment decision.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. For investors outside the United States: We have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our equity shares and ADSs representing our equity shares and the distribution of this prospectus outside of the United States. In particular, ADS rights may not be exercised by or on behalf of any person located in the European Economic Area (EEA) who is not a qualified investor as such term is defined in the EU Prospectus Regulation (Regulation (EU) 2017/1129). By signing the ADS subscription form or by subscribing through DTC, you will confirm that if you or the beneficial owner for which you are acting are or is located or resident in the EEA, you are or it is a qualified investor as so defined.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “SIFY,” the “Company,” “we,” “us” and “our” refer to SIFY and our wholly owned subsidiaries.

PRESENTATION OF FINANCIAL INFORMATION

This prospectus includes financial information derived from our audited consolidated financial statements as of and for the years ended March 31, 2024, 2023 and 2022, which have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB.

Our financial information is presented in Indian rupees. For the convenience of the reader, we have translated some of our financial information into U.S. dollars. Except as otherwise stated in this prospectus or in any document incorporated by reference, all translations from Indian rupees to U.S. dollars contained in this prospectus have been based on the reference rate in the City of Mumbai on March 31, 2024 for wire transfers in Indian rupees as published by the Reserve Bank of India, which was ₹83.3739 per US $1.00. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of Indian Rupees at the dates indicated. All references in this prospectus to “$,” “Dollars” or “U.S.

dollars” are to the legal currency of the United States, and references to “₹”, “Rs.,” “rupees” , “INR” or “Indian rupees” are to the legal currency of India.

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In this prospectus, any discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

“Sify”, “SifyMax.in,”, “Sify e-port” and “Sify online” are trademarks used by us for which we have already obtained registration certificates in India.

All other trademarks or trade names used in this prospectus are the property of their respective owners.

MARKET AND INDUSTRY DATA

This prospectus and the information incorporated by reference herein contains statistical, industry, market and competitive position data that are based on industry publications and studies conducted by third parties as well as our own internal estimates and research. These industry publications and third-party studies generally state that the information they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications and third-party studies is reliable, we have not independently verified the market and industry data obtained from these third-party sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in our forecasts or estimates or those of independent third parties.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements”, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning our business, operations and financial performance and condition that are based on our management’s current beliefs, expectations, assumptions, estimates and projections about our Company, our industry, economic conditions in the markets in which we operate, and certain other matters. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “should,” “target,” “will,” “project,” “seek,” “should” and similar expressions that are predictions of or indicate future events and future trends, although not all forward-looking statements contain these identifying words.

Such statements are subject to risks and uncertainties, and our actual results may differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, but not limited to, those identified in the section titled “Risk Factors” in this prospectus and in our Annual Report on Form 20-F for the year ended March 31, 2024, incorporated by reference herein. These risks and uncertainties include factors relating to:

●	the Russian invasion of Ukraine (including the related adverse impact on the global supply chain and prices of various commodities, and the effect of measures taken by Government and others in response to such events);

●	geopolitical challenges faced by Central Asia;

●	frequent cuts in sub marine cable systems and delay in delivery of new cable systems;

●	changes to regulations which govern the telecommunications industry in India or failure or delay in obtaining necessary licenses;

●	our estimates of our expenses, ongoing losses, future revenue and capital requirements and our needs for or ability to obtain additional financing;

●	loss of competitive position; and

●	regulatory actions, litigation or other liabilities.

While our Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it cannot assure investors that such expectations will prove to be correct. If any of the risks actually occur, or if any of our Company’s underlying assumptions prove to be incorrect, our business, financial condition, operating results and prospects could be adversely affected, and the actual results of operations or financial condition of our Company could differ materially from that described herein.

Our business, operating results, financial performance, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. Given these uncertainties, investors are cautioned not to place undue reliance on such forward looking statements.

All forward-looking statements included in this prospectus are based on information and estimates available to us on the date hereof, and we do not undertake any obligation to update these forward-looking statements unless required to do so by law. In addition, readers should carefully review the other information in this prospectus and in our reports and other documents filed with the United States Securities and Exchange Commission (“SEC”) from time to time.

Summary Risk Factors

Investing in our equity shares involves risks. Before making a decision to invest in any of our securities, you should carefully consider the risk factors discussed under “Risk Factors” in this prospectus. These risks could materially and adversely impact our business, results of operations, financial condition and future prospects, which could cause the trading price of our equity shares to decline and could result in a loss of your investment. Among these important risks are the following:

Risks Related to the Rights Offering

●	The market price of our ADSs may decline before or after the rights expire.

●	The Rights Offering may cause the price of our ADSs to decrease and you may be able to purchase our ADSs on the open market at a price below the subscription price.

●	If you do not exercise your subscription rights in full in the Rights Offering, you will suffer significant dilution in your percentage ownership of the Company, and if only our Majority Shareholder Group exercises its subscription rights, our Majority Shareholder Group will significantly increase its ownership in the Company.

●	We reserve the right to amend, modify, cancel, terminate, or extend the Rights Offering at any time prior to the expiration of the subscription period.

●	The subscription price determined for the Rights Offering may not be indicative of the fair value of our equity shares or ADSs.

●	You will not be able to sell or transfer the equity shares or ADSs that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the Rights Offering.

●	We may be treated as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. Holders of our equity shares or ADSs.

●	If we terminate the Rights Offering, neither we nor the ADS Rights Agent will have any obligation to you except to promptly return your investment amount payments.

Risks related to our Company and Industry

●	We may incur losses in the future and we may not achieve or maintain profitability due to pricing pressure and less than optimum capacity and asset utilization rates, intense competition, ability to manage costs, ability to meet license conditions and export obligations.

●	Our ability to innovate our service offerings, delivery models, procurement and financing models, our ability to manage fixed and semi-variable costs when there is uncertainty of future revenue may impact our profitability and ability to sustain our business.

●	Our ability to qualify for high value Government contracts, increasing exposure to Government contracts may affect working capital and expose to additional risks of compliance and litigations.

●	Customer retentions, cancellations and renewals may fail to meet our projections, negatively affect revenue and adversely impact our profitability and operations.

●	Our network centric services are subject to following specific risks:

o	Additional licensing fees and changes in spectrum allocation may adversely impact our wireless service delivery of our network business.

o	Due to declining revenue contribution relative to increases in related sales volume, our network business may experience declining growth rates in the future.

o	Contingent liabilities due to demands made by the Department of Telecommunications on revenues, which are presently disputed by the Company and pending before High Court of Madras.

●	Our Data Center services are subject to following specific risks:

o	Due to huge demands of power, our data centers may not be competitive in terms of environmentally protective features, and our ability to manage power costs may adversely affect operations and profitability.

o	Disruption in availability of power and alternative fuel may affect our profitability.

o	Longer implementation cycles may result in working capital shortfall, and anticipated capital requirements may not be met with short term funds generated from operations.

o	We may be unable to access capital to sufficiently fund the expansion of our data center footprint to meet customer expansion requirements.

●	Our Digital services are subject to following specific risks:

o	Our ability to meet the changing demands with redefined service offerings may affect our profitability and operations.

o	Security breaches may have material adverse effect on our customers and thereby operations and profitability.

o	Failure to meet the specified Service Level Agreements (“SLAs”) and quality on sub-contracting of sensitive segments of customer contracts may affect the profitability and ability to continue the business.

o	Lack of improvement in skills, evolving tools and applications, emergence of enterprise software suites, artificial intelligence, robotics, machine learning and ability to hire and retain highly skilled employees may affect the growth and profitability.

Risks related to regulations and compliance

●	Any failure on our part to comply with regulations related to our business such as Information Technology Act 2000, Telecom Regulatory Authority of India (“TRAI”), could expose us to fines and penalties that would negatively impact our profitability.

●	New and changing regulatory compliance, corporate governance and public disclosure requirements add uncertainty to our compliance policies and increase our cost of compliance.

●	In the event that the Government of India or the Government of another country changes its tax policies in a manner that is adverse to us, our tax expense may materially increase, reducing our profitability.

●	Indian laws limit our ability to raise capital outside India and may limit the ability of others to acquire us, which could prevent us from operating our business or entering into a transaction that is in the best interests of our shareholders.

●	Our or our partners’ failure to comply with data privacy and security laws and regulations in many different jurisdictions and countries where we do business could result in fines, penalties, and reputational damage.

Risks related to our Equity Shares, ADSs and Trading Market

●	Our ability to meet continued listing conditions, particularly the requirement of ADS price to be above $1 because of limited liquidity may affect the ADS holders.

●	Volatility of market prices, interests of our significant shareholder, ability to exercise voting rights, sales of shares by our existing shareholders, tax laws on dividends and dividend policy of the Company may affect the ADS holders.

●	Regulations on Foreign Exchange to convert dividends declared in Indian Rupee to USD may affect the ADS holders.

Risks related to Investments in Indian companies

●	Changes in the policies of the Government of India or political instability may adversely affect economic conditions in India generally, which could impact our business and prospects.

●	Regional conflicts in the South Asian region could adversely affect the Indian economy, disrupt our operations and cause our businesses to suffer.

●	Terrorist attacks could adversely affect our business, results of operations and financial condition

●	Frequent natural disasters due to climate changes globally could affect our operations.

●	ADS holders may be adversely affected by the difficulty of enforcing a foreign judgment against the Company or other parties located in India.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and in the documents we incorporate by reference herein. This summary does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus carefully, especially the risks of investing in our equity shares and ADSs representing our equity shares discussed under “Risk Factors” beginning on page 11 of this prospectus, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus.

Overview

We are among the largest integrated information and communication technology (ICT) solutions and services companies in India, offering end-to-end solutions with a comprehensive range of products delivered over a common network infrastructure reaching more than 1600 cities and towns in India. This network also connects 53 Data Centers across India, including SIFY’s 12 concurrently maintainable Data Centers across the cities of Chennai, Mumbai, Delhi, Bengaluru, Hyderabad and Kolkata, and customer Data Centers.

Our mission is building a world in which our converged ICT ecosystem and our “bring it on” attitude will bring a competitive advantage to our customers. Our seven core values, known as “the SIFY way”, are: 1) put customers’ needs first, 2) be accountable, 3) treat others with dignity, 4) be action oriented, 5) have the courage to confront issues, 6) always remember that you are a part of SIFY’s team, and 7) protect SIFY’s interest always.

Our primary geographic markets are India and Rest of the world. Our revenue is derived from services to enterprise customers, comprising Network centric services, Data Center services and Digital Services, which represent our operating segments.

Corporate Information

We were incorporated on December 12, 1995, in Andhra Pradesh, India, as Satyam Infoway Private Limited, a company under the Indian Companies Act, 1956 to develop and offer connectivity-based corporate services in India. Until December 2002, we were a majority-owned subsidiary of Satyam Computer Services Limited, an Indian information technology services company traded on the New York Stock Exchange and the principal Indian Stock Exchanges. The registered office of the company was shifted to Chennai, Tamil Nadu, from April 1, 2003. We changed our name from Satyam Infoway Limited to Sify Limited in January 2003 and from Sify Limited to Sify Technologies Limited in October 2007.

We completed our initial public offering of ADSs in the United States in October 1999. We listed our ADSs on the NASDAQ Global Market on October 19, 1999. In February 2000, we completed our secondary offering of ADSs in the United States.

The address of our principal executive office is TIDEL Park, 2nd Floor, 4, Rajiv Gandhi Salai, Taramani, Chennai 600 113 India, and our telephone number is 91-44-2254-0770. Our principal business address is the business address of our directors and senior management. Our website address is www.sifytechnologies.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus. We have included our website address as an inactive textual reference only.

Controlled Company

The Majority Shareholder Group holds more than 50% of the voting power for the election of directors. As such, we are a “controlled company” under NASDAQ Marketplace Rule 5615(c). Although we do not intend to rely on the controlled company exemptions under the NASDAQ listing rules even if we are a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to securityholders of companies that are subject to all of the corporate governance requirements of NASDAQ. See “Risk Factors— Risks Related to our Equity Shares, ADSs and Trading Market—Since we are a “controlled company” within the meaning of the NASDAQ listing rules, we are permitted to follow certain exemptions from corporate governance requirements that could adversely affect our shareholders and ADS holders.”

Recent Developments

Principal Capital Expenditures

In fiscal years 2024, 2023, and 2022, we spent ₹ 6,927 million (US$ 83.09 million),  ₹ 6,229 million (US$ 75.76 million),  ₹ 4,811 million (US$ 63.46 million) respectively, on capital expenditures. Most of our capital expenditures are incurred in India where we are expanding our data centers and network to cater to the increasing demands for both the services in the Indian market. As of March 31, 2024, we had contractual commitments of approximately ₹ 9,353 million (US $ 112.18 million) for capital expenditures towards the acquisition of property, plant and equipment. These commitments included approximately ₹ 8,180 million (US $ 98.11 million) in domestic purchases and ₹ 1,173 million (US $ 14.07 million) in imports and overseas commitments for products and spares. The total capital expenditure with respect to capital work in progress as on March 31, 2024 amounted to ₹ 12,371 million (US$ 148.38 million).

All our capital expenditures were financed out of cash generated from operations, borrowings and arrangements from banks and other financial institutions and Kotak Alternative Investment Funds in the form of convertible instruments.

2021-2022

During the fiscal year ended March 31, 2022, SIFY made investments in (i) Padvest Corporation in the amount of ₹ 3.79 million (US$ 0.05 million) on September 3, 2021; (ii) Digifresh Corporation in the amount of ₹ 15.16 million (US$ 0.20 million) on September 27, 2021; (iii) The Gizmo App Company in the amount of ₹ 13.50 million (US$ 0.18 million) on December 13, 2021; and (iv) Tasoula Energy Pvt Ltd in the amount of ₹ 225 million (US$ 2.97 million) on August 16, 2021.

On November 1, 2021, SISL entered into a compulsorily convertible debentures subscription agreement with Kotak Special Situations Fund (“KSSF”) under which KSSF agreed to purchase ₹ 4,000 million (US $ 48.65 million) by March 31, 2023. SISL can further sell up to ₹ 6,000 million (US $ 72.98 million) in one or more tranches during fiscal years 2024, 2025 and 2026, or by October 1, 2026, based on prior communication to investors in writing of its requirement for additional investments on or before October 1, 2023. On July 20, 2023, SISL entered into an assignment letter with KSSF for the transfer of ₹ 6,000 million (US $ 72.98 million) to Kotak Data Centre Fund (“KDCF”). The proceeds from these instruments are planned to be utilized for the expansion of new data centers, including land acquisition for data centers, investment in renewable energy for data centers and repayment of existing debt.

2022-2023

During the fiscal year ended March 31, 2023, SIFY made investments in (i) Chatter Inc in the amount of ₹ 12.4 million (US$ 0.15 million) on June 29, 2022; (ii) Passerine Technologies Inc. in the amount of ₹ 16.4 million (US$ 0.20 million) on March 3, 2023; (iii) Aizen Corp (formerly known as Elevo Corporation) in the amount of ₹ 142.80 million (US$ 1.74 million) on January 23, 2023; and (iv) VEH Srishti Energy Private Limited in the amount of ₹ 375.30 million (US$ 4.56 million) on October 21, 2022.

On March 22, 2023, SIFY acquired Patel Auto Engineering Company (India) Private Limited (“PAECIPL”) through a share purchase agreement, for consideration of ₹ 525 million (US$ 6.32 million) paid to shareholders of PAECIPL. SIFY also gave an intercorporate deposit of ₹ 85 million (US$ 1.02 million) to PAECIPL. PAECIPL has on its books only the land allocated by Maharashtra Industrial Development Corporation as of the date of acquisition. SIFY’s standalone financial statements will account for the leasehold rights of such land.

On April 18, 2022, SIFY’s Board of Directors approved a Scheme of Amalgamation for the merger of PHIPL with SISL. SISL had received approval for the Scheme from its shareholders and unsecured creditors at its meeting held on November 27, 2022. SISL furnished the Scheme of Amalgamation to NCLT, and received an order from NCLT, dated July 10, 2023, approving the merger, based on which SISL issued 0.0859762 of its equity shares for every equity share held by the shareholders of PHIPL.

2023-2024

During the fiscal year ended March 31, 2024, SIFY made investments in (i) Cloudfabrix Software Inc. in the amount of Rs.124.59 million (approximately US$ 1.5 million) on September 22, 2023; (ii) Aizen Corp (formerly known as Elevo Corporation) in the amount of Rs.16.03 million (approximately US$ 0.193 million) on April 10, 2023; and (iii) Sylvie Unlimited Inc. in the amount of Rs.12.51 million (approximately US$ 0.15 million) on October 12, 2023.

On July 20, 2023, SISL entered into a compulsorily convertible debentures subscription agreement with Kotak Data Centre Fund (“KDCF”). Pursuant to this agreement, KDCF invested ₹ 6,000 million (approximately US$72.23 million) in the form of compulsory convertible debentures of SISL. SISL, which operates the Company’s data centers, plans to use the proceeds from the issue of debentures for the expansion of new data centers, including land acquisition for data centers, investment in renewable energy for data centers and repayment of existing debt.

On September 1, 2023, SIFY acquired SKVR Software Solution Private Limited (“SKVR”), an Indian software company, through a share purchase agreement. Pursuant to the share purchase agreement, shareholders of SKVR received Rs.400 million with 51% and 49% of the purchase price paid by Sify Technologies Limited and SISL, respectively. SKVR holds 19,305 square meters of land allotted by the New Okhla Industrial Development Authority (“NOIDA”) for a period of 90 years (which began in the year 2006).

On February 9, 2024, the Scheme of Amalgamation of Patel Auto Engineering Company (India) Private Limited (“PAECIPL”) with SISL was filed with the Honorable National Company Law Tribunal (“NCLT”).

ESOP Restructuring

SIFY intends to make adjustments to its employee stock and option plans in accordance with their respective terms to account for any dilution experienced as a result of the rights offering based on the final results of the offering. In particular, such adjustments may include adjustments to (i) the total number of shares/ADRs that can be issued under the equity plan, (ii) the annual individual award limit, (iii) the number of shares subject to each outstanding award, such as each outstanding option award, and (iv) the per share/ADR exercise price of each outstanding option.

Risk Factors

Exercising the subscription rights and investing in our equity shares or our ADSs involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 11 as well as the risk factors contained in our Annual Report on Form 20-F for the year ended March 31, 2024 and the other information contained in this prospectus or incorporated by reference herein for a discussion of factors you should consider before deciding to invest in our securities

Use of Proceeds

We estimate that the net proceeds to us from the Rights Offering, assuming a fully subscribed Rights Offering, will be approximately $29,046,239 after deducting expenses payable by us of approximately $939,164.

The net proceeds are expected to be utilized for expansion of the business for developing Network centric services, Data Center services and Digital Services and for general corporate purposes.

THE RIGHTS OFFERING

We are distributing at no charge, (1) to the holders of our equity shares, transferable rights to subscribe for new equity shares and, (2) through Citibank, N.A., the Depositary and ADS Rights Agent, to holders of our American Depositary Shares, or ADSs, transferable rights to subscribe for new ADSs. Assuming a fully subscribed Rights Offering, we expect to issue up to 250,000,000 new equity shares, including equity shares represented by ADSs.

Preemptive Rights

The Companies Act, 2013 of India (the “Companies Act”) gives shareholders the right to subscribe for new shares in proportion to their respective existing shareholdings unless otherwise determined by a special resolution passed by a General Meeting of the shareholders. The Companies Act prescribes certain other procedures to be followed in the event of an issuance of securities by an Indian company. See “Description of Share Capital and American Depositary Shares—Preemptive Rights and Issue of Additional Shares” in this prospectus. The Rights Offering complies with the preemptive rights provisions of the Companies Act.

Offering to Holders of ADSs

ADS Depositary and ADS Rights Agent	Citibank, N.A.

ADS rights	Holders of ADSs representing our equity shares as of the ADS Record Date will receive 1.36364 ADS rights for each ADS owned on the ADS Record Date.

ADS Record Date	5:00 p.m. (New York City time) on May 31, 2024

ADS rights exercise period	From 9:00 a.m. (New York City time) on June 7, 2024 through 2:15 p.m. (New York City time) on June 21, 2024

ADS subscription ratio	One (1) ADS right will entitle a holder of such right to subscribe for and purchase one new ADS.

Over-Subscription Right	Each holder of ADS rights who exercises its subscription rights in full will be entitled to subscribe for additional ADSs that remain unsubscribed as a result of any unexercised subscription rights by other rights holders. See “The Rights Offering—Over-Subscription Right”.

ADS Subscription Price	The subscription price is US$0.14 per new ADS. The ADS Subscription Price includes the Depositary fee of US$0.02 per new ADS subscribed in the Rights Offering.

Minimum subscription requirement	There is no minimum subscription requirement. We will consummate the Rights Offering regardless of the amount raised from the exercise of ADS rights or equity share rights by the expiration date.

Transferability	Rights to purchase ADSs are transferable. The ADS rights are expected to trade on the NASDAQ Capital Market under the symbol SIFYR from June 7, 2024 until June 18, 2024. See “The Rights Offering--Transferability of ADS Rights”.

Expiration

If you do not exercise your ADS rights within the ADS rights exercise period, they will expire and have no further value.

In the event that an ADS rights holder transfers its ADS rights in accordance with the procedures set forth in this prospectus and in the Depositary Notice, the transferor and transferee must still adhere to the Rights Offering timeline and expiration dates in connection with the exercise of any rights.

No revocation	All exercises of ADS rights, including pursuant to the Over-Subscription Right, are irrevocable, subject to applicable law, even if you later learn information that you consider to be unfavorable to the exercise of your ADS rights. You should not exercise your ADS rights unless you are certain that you wish to purchase the ADSs at the ADS Subscription Price set forth above. See “Description of the Rights Offering—Offering to Holders of ADSs—No Revocation or Change”.

As an ADS holder, you will not be treated as one of our shareholders and you will not have shareholder rights. The depositary, Citibank N.A., will be the holder of the equity shares underlying the ADSs. You will have the rights of an ADS holder as provided in the Deposit Agreement, dated as of October 18, 1999, as amended by Amendment No. 1 to Deposit Agreement, dated as of January 6, 2000, as further amended by Amendment No. 2 to Deposit Agreement, dated as of September 24, 2002, as supplemented by Supplemental Letter Agreement, dated as of November 2, 2007, and as amended by Amendment No. 3 to Deposit Agreement, dated as of June 15, 2009 (as so amended and supplemented, the “Deposit Agreement”). To better understand the terms of the ADSs, see “Description of Share Capital and American Depositary Shares.” We also encourage you to read the Deposit Agreement, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Offering to Holders of Equity Shares

Subscription Agent	Sify Technologies Limited

Equity share rights	Holders of our equity shares as of the Equity Share Record Date will receive 1.36364 equity share rights for each equity share owned on the Equity Share Record Date.

Equity Share Record Date	6:00 p.m. (Chennai, India time) on May 31, 2024

Equity Share rights exercise period	9:00 a.m. (Chennai, India time time) on June 7, 2024 through 6:00 p.m. (Chennai, India time time) on June 21, 2024

Equity Share subscription ratio	One (1) equity share right will entitle a holder of such right to subscribe for and purchase one new equity share.

Over-Subscription Right	Each holder of equity share rights who exercises its subscription rights in full will be entitled to subscribe for additional equity shares that remain unsubscribed as a result of any unexercised subscription rights by other rights holders. See “The Rights Offering—Over-Subscription Right”.

Equity Share Subscription Price	The subscription price is Rs. 10 per new equity share which is the Indian Rupee equivalent of the U.S. dollar price per new ADS, translated based on the exchange rate in effect as of March 31, 2024, minus the Depositary fee.

Minimum subscription requirement	There is no minimum subscription requirement. We will consummate the Rights Offering regardless of the amount raised from the exercise of ADS rights or equity share rights by the expiration date.

Transferability	Rights to purchase new equity shares are transferable. We will not arrange for the equity share rights to be listed or tradeable on any stock exchange. The equity shares are transferable under Indian law, as further described below in The Rights Offering—Offering to Holders of Equity Shares—Transferability of Equity Share Rights.

Expiration

If you do not exercise your equity share rights within the equity share rights exercise period, they will expire and have no further value.

In the event that an equity share rights holder renounces and transfers its equity share rights in accordance with the procedures set forth in this prospectus and in the Letter of Offer, the transferor and transferee must still adhere to the Rights Offering timeline and expiration dates in connection with the exercise of any rights.

No revocation	All exercises of equity share rights, including pursuant to the Over-Subscription Right, are irrevocable, subject to applicable law, even if you later learn information that you consider to be unfavorable to the exercise of your equity share rights. You should not exercise your equity share rights unless you are certain that you wish to purchase equity shares at the Equity Share Subscription Price set forth above. See “Description of the Rights Offering—Offering to Holders of Equity Shares—No Revocation or Change”.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth a summary of our historical consolidated financial data for the years ended March 31, 2024, 2023 and 2022. We derived the summary of our results for the years ended March 31, 2024, 2023 and 2022 from our audited consolidated financial statements incorporated by reference herein. We present our consolidated financial statements in Indian rupees and in accordance with IFRS as issued in English by the IASB.

The summary consolidated financial data below should be read together with our consolidated financial statements and related notes, and our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus, as well as the section of this prospectus titled “Selected Consolidated Financial Data” and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 20-F and any current reports incorporated by reference herein. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

Consolidated Statement of Income

(In thousands of Rupees, except share data and as otherwise stated)

	Year ended March 31,			Year ended March 31,
	2024	2023	2022	2024 Convenience translation into
	₹	₹	₹	US$ thousands
Revenue
- Rendering of services	33,950,426	30,449,944	25,659,626	407,207
- Sale of products	1,683,496	2,953,782	1,366,049	20,192
Total	35,633,922	33,403,726	27,025,675	427,399
Cost of goods sold and services rendered
- Rendering of services	(18,127,785)	(18,576,006)	(14,208,357)	(217,428)
- Sale of products	(4,250,216)	(2,803,423)	(1,833,699)	(50,977)
Total	(22,378,001)	(21,379,429)	(16,042,056)	(268,405)

Other income
- Profit on sale of property, plant and equipment (Net)	-	10,781	4,825	-
- Other income	184,613	121,059	125,903	2,214
	184,613	131,840	130,728	2,214

Selling, general and administrative expenses	(6,499,562)	(5,733,634)	(4,943,575)	(77,957)
Depreciation and amortization	(4,773,414)	(3,971,865)	(3,283,452)	(57,253)
Impairment Loss on goodwill	-	-	(14,595)	-

Profit from operating activities	2,167,558	2,450,638	2,872,725	25,998

Finance income	337,723	222,905	73,577	4,051
Finance expenses	(2,273,245)	(1,652,522)	(1,098,096)	(27,266)
Net finance income / (expense)	(1,935,522)	(1,429,617)	(1,024,519)	(23,215)

Profit before tax	232,036	1,021,021	1,848,206	2,783
Income tax (expense) / benefit	(183,100)	(346,499)	(590,261)	(2,196)
Profit for the year	48,936	674,522	1,257,945	587

Consolidated Statement of Financial Condition

	As at
	March 31, 2024	March 31, 2023
	(In thousands of Rupees, except as otherwise stated)
Cash and Cash Equivalents (including other Bank Deposits)	5,347,746	3,893,729
Total assets	70,982,296	57,404,139
Total Liabilities	46,952,630	40,258,451
Equity Attributable to equity holders of the Company	24,029,666	17,145,688

Consolidated Statement of Cash Flows

(In thousands of Rupees, except share data and as otherwise stated)

	Year ended March 31,
	2024	2023	2022
	(In thousands of Rupees, except as otherwise stated)
Cash flow from operating activities before working capital changes	7,284,020	6,755,929	6,607,047
Net cash from operating activities	4,983,373	8,338,238	2,244,668
Net cash used in investing activities	(12,263,168)	(13,592,264)	(7,593,341)
Net cash used in financing activities	7,443,880	4,944,421	4,169,940
Net Increase/Decrease in cash and cash equivalents	164,085	(309,605)	(1,178,733)

The following table sets forth our cash and cash equivalents and our total capitalization as of March 31, 2024 on (i) an actual basis; (ii) on an adjusted basis to give effect to (a) the issuance of 250,000,000 equity shares in the Rights Offering, assuming full exercise of the subscription rights at a subscription price of $0.12 per equity share or ADS; and (b) aggregate net proceeds of Rs. 2,500,000,000 (approximately $30,000,000.00), before deducting our estimated offering expenses.

Our capitalization following the Rights Offering will be adjusted based on the actual terms of the Rights Offering, including the actual number of equity shares and ADSs subscribed for and the amount by which actual offering expenses are higher or lower than estimated.

	As of March 31, 2024
	Actual	As Adjusted
(in thousands of Rupees, except share data)
Cash and cash equivalents (including other Bank Deposits)	5,347,746	7,769,444

Total debt	24,058,876	24,058,876
Equity
Equity shares, par value Rs. 10 per share:
183,332,460 shares, actual;
433,332,460 shares, as adjusted
Share capital	1,846,146	4,346,146
Accumulated losses	(6,745,965)	(6,824,267)
Other reserves	28,929,485	28,929,485

Total equity	24,029,666	26,451,364

Total capitalization	48,088,542	50,510,240

RISK FACTORS

Investing in our equity shares and ADSs representing our equity shares involves a high degree of risk. You should carefully consider the following risks, together with all of the other information contained in this prospectus and in our filings with the SEC, that we have incorporated by reference in this prospectus. If any of the following risks actually occur, our business, prospects, operating results and financial condition could suffer materially. In such event, the trading price of our equity shares and the ADSs representing our equity shares could decline, and you might lose all or part of your investment.

Risks Related to the Rights Offering

The market price of our ADSs may decline before or after the rights expire.

The market price of our ADSs could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including:

●	the announcement and completion of the Rights Offering, which will involve the issuance of additional equity shares;

●	actual or anticipated fluctuations in our results of operations;

●	announcements by us or our competitors of significant business developments, changes in customer relationships, acquisitions, or expansion plans;

●	changes in the prices of our products and services;

●	changes in our cost structure due to factors beyond our control;

●	our sale of equity shares or other securities in the future;

●	market conditions in our industry;

●	changes in key personnel;

●	changes in market valuation or earnings of our competitors;

●	the level of ownership of the Majority Shareholder Group, which may increase as a result of the Rights Offering;

●	changes in the estimation of the future size and growth rate of our markets; and

●	general economic and market conditions.

We cannot assure you that the market price of our ADSs will not decline after you elect to exercise your subscription rights. If that occurs, you may have irrevocably committed to buy equity shares represented by ADSs in the Rights Offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your ADSs at a price equal to or greater than the subscription price. Until equity shares are delivered upon expiration of the Rights Offering, you will not be able to sell the ADSs that you purchase in the Rights Offering. Equity shares represented by ADSs purchased will be delivered as soon as practicable after expiration of the Rights Offering. We will not pay you interest on funds delivered to the Company or the ADS Rights Agent pursuant to the exercise of rights.

The Rights Offering may cause the price of our ADSs to decrease and you may be able to purchase our ADSs on the open market at a price below the subscription price.

The announcement of the Rights Offering could result in an immediate decrease in the market price of our ADSs. This decrease may occur before the expiration of the Rights Offering or after consummation of the Rights Offering. If it occurs before the expiration of the Rights Offering, the pricing formula for the subscription is intended to ensure that you purchase ADSs at a discount to the market price of our ADSs at the expiration of the Rights Offering. However, the market price of our ADSs could decline upon announcement of the Rights Offering, but increase by the time of the expiration of the Rights Offering. In addition, although we will endeavor to issue the equity shares as soon as practicable after expiration of the Rights Offering after all necessary calculations have been completed, there may be a delay between the expiration date of the Rights Offering and the time that the equity shares are issued. If a decrease in the market price occurs after consummation of the Rights Offering, your purchase of ADSs in the Rights Offering may be at a price greater than the then-prevailing market price. Further, if a substantial number of subscription rights are exercised and the holders of our equity shares or ADSs received upon exercise of those subscription rights choose to sell some or all of those equity shares, the resulting sales could depress the market price of our ADSs. Accordingly, you may be able to purchase our ADSs on the open market at a price below the subscription price.

The consummation of the Rights Offering may affect the price of our ADSs, which may cause us not to meet the continued listing standards on the NASDAQ Capital Market.

Our ADSs are currently listed on the NASDAQ Capital Market. In order to qualify for continued listing on the NASDAQ Capital Market, the minimum bid price for our ADSs must be at least $1.00 per ADS. Our ADS price as of March 31, 2024 was $1.26. The Rights Offering could cause the price of our ADSs to decrease, in violation of NASDAQ’s minimum price requirement. See “—Risks Related to the Rights Offering - The market price of our ADSs may decline before or after the rights expire.”

If the ADS price is below $1.00 per share for 30 consecutive trading days, NASDAQ will notify the Company that it is no longer in compliance with NASDAQ continued listing qualifications.  If a Company is not in compliance with the minimum bid price rule, the Company will have 180 calendar days to regain compliance. If the Company does not regain the compliance within the initial 180 days, the Company may be eligible for an additional 180-day period as set forth in NASDAQ listing rule 5810(c)(3)(A). The Company may regain compliance if the bid price of its ADSs closes at $1.00 per ADS or more for a minimum of ten consecutive business days at any time during the cure period.

The Company has in the past, on multiple occasions, received notices of non-compliance from NASDAQ when the ADS prices were below $1.00 per share and was given 180 days to regain compliance. Although the Company regained compliance with the NASDAQ continued listing requirements in the past, we may not be able to meet the continued listing requirements of NASDAQ in the future. If we are unable to satisfy the NASDAQ criteria for maintaining our listing, our ADSs could be subject to delisting.

As a consequence of any such delisting, our ADS holders would likely find it more difficult to dispose of or to obtain accurate quotations as to the prices of our ADSs, and there would likely be less liquidity in our ADSs. In addition, if our ADSs are delisted from the NASDAQ Capital Market at some later date, we may apply to have the ADSs quoted on the Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the NASDAQ Capital Market. In addition, if our ADSs are not so listed or are delisted at some later date, they may be subject to the “penny stock” regulations. These regulations impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our ADSs might decline.

If our ADSs are delisted from the NASDAQ Capital Market at some later date or become subject to the penny stock regulations, we and our securityholders could face significant material adverse consequences, including a limited availability of market quotations and liquidity for our securities, and a decreased ability to issue additional securities or obtain additional financing in the future.

If you do not exercise your subscription rights in full in the Rights Offering, you could suffer significant dilution in your percentage ownership of the Company.

If you do not exercise any subscription rights in the Rights Offering, the number of equity shares or ADSs that you own will not change, but you will own a smaller proportional interest in the Company after completion of the Rights Offering (assuming other holders exercise some or all of their subscription rights). The Majority Shareholder Group has informed us that it intends to exercise all of its subscription rights in the Rights Offering and may exercise its Over-Subscription Right. Although there is no guarantee or commitment that the Majority Shareholder Group will ultimately decide to exercise any of its rights, if it does, you could suffer significant dilution if you do not exercise your subscription rights. In addition, if you do not exercise your subscription rights in full, your percentage ownership will be materially diluted after completion of the Rights Offering, assuming other holders exercise some or all of their subscription rights. See “Dilution”.

If shareholders other than our Majority Shareholder Group fail to exercise their subscription rights in the Rights Offering, the Majority Shareholder Group will significantly increase its ownership interest in the Company.

The Majority Shareholder Group, which beneficially owned approximately 84.03% of our issued and outstanding equity shares as of March 31, 2024, informed us that it intends to participate in the Rights Offering by fully exercising its subscription rights and that it may exercise its Over-Subscription Right. There is no guarantee or commitment that the Majority Shareholder Group will ultimately decide to exercise any or all of its subscription rights, or its Over-Subscription Right. Depending on the Majority Shareholder Group’s level of participation in the Rights Offering, the Majority Shareholder Group’s participation could result in a significant increase in its relative ownership in the Company. For example, in the event that the Majority Shareholder Group participates in the Rights Offering by fully exercising its subscription rights, and not exercising any unsubscribed rights, and no other shareholders exercise any of their subscription rights, the Majority Shareholder Group would beneficially own approximately 92.56% of our equity shares as of the closing of the Rights Offering. However, there is no guarantee or commitment that the Majority Shareholder Group will ultimately decide to exercise any of its rights.

You may not receive all of the ADSs or equity shares you subscribe for pursuant to the Over-Subscription Right.

Holders who exercise their subscription rights in full will be entitled to subscribe for an additional number of ADSs or equity shares through their Over-Subscription Right. We cannot guarantee that you will receive any ADSs or equity shares in respect of your Over-Subscription Rights, should you exercise such right. If the aggregate subscription price for the number of ADSs or equity shares allocated to you in connection with your Over-Subscription Right is less than your subscription payment amount, then the excess funds held by the Company or ADS Rights Agent, as the case may be, on your behalf will be returned to you, without interest, as soon as practicable after the Rights Offering has expired and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected, and neither we nor the ADS Rights Agent will have any further obligations to you.

We reserve the right to amend, modify, cancel, terminate, or extend the Rights Offering at any time prior to the expiration of the subscription period. If we cancel the Rights Offering, neither we nor the ADS Rights Agent will have any obligation to you, except to return your investment amount payment.

We reserve the right to amend or modify the terms of the Rights Offering. The amendments or modifications may be made for any reason and may adversely affect your subscription rights. These changes may include, for example, changes to the subscription price or other matters that may induce greater participation by our shareholders in the Rights Offering. If we make any fundamental change (such as subscription price or the shares available to purchase pursuant to the basic right) to the terms of the Rights Offering after the date of effectiveness of this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included and offer subscribers the opportunity to cancel their subscriptions. In such event, we will issue subscription refunds to each shareholder subscribing to purchase shares in the Rights Offering and recirculate an amended prospectus after the post-effective amendment is declared effective with the SEC. If we extend the expiration date in connection with any post-effective amendment, we will allow holders of subscription rights a reasonable period of additional time to make new investment decisions on the basis of the new information set forth in the prospectus that will form a part of the post-effective amendment. In such event, we will issue a press release announcing the changes to the Rights Offering and the new expiration date. We may, in our sole discretion, decide not to continue with the Rights Offering or amend or cancel the Rights Offering. If the Rights Offering is cancelled, all investment amount payments received by the Company or the ADS Rights Agent, as the case may be, will be returned promptly, without interest or deduction. Even if an amendment does not rise to the level that is fundamental and would thus require us to offer to return your investment amount payment, the amendment may nonetheless adversely affect your rights and any prospective return on your investment.

The subscription price determined for the Rights Offering may not be indicative of the fair value of our ADSs.

The subscription price will be at a discount to the market price of our ADSs at the close of trading on the expiration date of the Rights Offering. Given the limited trading volume in, and historical price volatility in the market price of, our ADSs, both the market price and the subscription price may not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, earnings/losses, financial condition or any other established criteria for fair value. The market price of ADSs could decline after the Rights Offering, and you may not be able to sell ADSs purchased in the Rights Offering at a price equal to or greater than the subscription price, or at all.

If you do not act promptly and follow the subscription instructions, your exercise of rights may be rejected.

Shareholders and ADS holders who desire to purchase equity shares or ADSs in the Rights Offering must act promptly to ensure that all required forms and payments are actually received by the Company or ADS Rights Agent, as the case may be, at or before the expiration date of the Rights Offering, unless extended. If you are a beneficial owner of equity shares or ADSs, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the Company or ADS Rights Agent, as the case may be, at or before the expiration date of the Rights Offering. We will not be responsible if your broker, bank, or nominee fails to ensure that all required forms and payments are actually received by the Company or ADS Rights Agent, as the case may be, at or before the expiration date of the Rights Offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the Rights Offering, the Company or ADS Rights Agent, as the case may be, may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the ADS Rights Agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

We may use the proceeds of the Rights Offering in ways with which you may disagree.

We will have significant discretion in the use of the net proceeds of the Rights Offering, and it is possible that we may allocate the proceeds differently than investors in the Rights Offering desire, or that we will fail to maximize our return on these proceeds. You will be relying on the judgment of our management with regard to the use of the proceeds from the Rights Offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. For more information, see the section entitled “Use of Proceeds.”

By participating in the Rights Offering and executing an Application Form or ADS rights subscription form, as the case may be, you are making binding and enforceable agreements, representations and warranties to the Company.

By signing an Application Form or ADS rights subscription form, as the case may be, and exercising their applicable rights, each shareholder or holder of ADSs agrees, as the case may be, solely with respect to such shareholder’s or holder of ADSs’ exercise of their applicable rights in the Rights Offering, that we and the ADS Rights Agent, as the case may be, have the right to void and cancel (and treat as if never exercised) any exercise of subscription rights or ADSs rights, as the case may be, and shares or ADS, as the case may be, issued pursuant to an exercise of subscription rights or ADS rights, as the case may be, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase equity shares or ADSs in the Rights Offering.

Any uncertified check used to pay for equity shares or ADSs to be issued in the Rights Offering must clear prior to expiration of the Rights Offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay the subscription price by uncertified check and your check has not cleared prior to expiration of the Rights Offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the equity shares or ADSs you wished to purchase.

You will not be able to sell or transfer the equity shares or ADSs that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the Rights Offering.

If you exercise your subscription rights, you will not be able to sell or transfer the equity shares or ADSs purchased by exercising your subscription rights until your account has been credited with those equity shares or ADSs. Moreover, you will have no rights as a shareholder with respect to the equity shares or ADSs purchased in the Rights Offering until we issue the equity shares or ADSs to you. Although we will endeavor to issue the equity shares and ADSs as soon as practicable after expiration of the Rights Offering after all necessary calculations have been completed, there may be a delay between the expiration date of the Rights Offering and the time that the equity shares and ADSs are issued. Fluctuations in the market price of our ADSs may occur between expiration of the Rights Offering and the time that equity shares or ADSs are issued to you.

The receipt of subscription rights in the Rights Offering may be treated as a taxable distribution for U.S. federal income tax purposes.

We intend to take the position that the receipt of the subscription rights in the Rights Offering, for U.S. federal income tax purposes, is nontaxable to U.S. Holders (as defined herein) of our equity shares or ADSs. However, this position regarding the receipt of the subscription rights is not binding on the Internal Revenue Service (the “IRS”) or the courts. If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the subscription rights would be taxable to a U.S. Holder as dividend income to the extent of our current or accumulated earnings and profits, computed under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits would be treated as a nontaxable return of capital to the extent of a U.S. Holder’s tax basis in its equity shares or ADSs and thereafter as capital gain from the sale or exchange of such equity shares or ADSs. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally would be reported to U.S. Holders as dividends. U.S. Holders of our equity shares or ADSs are urged to consult their own tax advisors with respect to the tax consequences of the Rights Offering.

We may be treated as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. Holders of our equity shares and ADSs.

In general, we will be treated as a PFIC for any taxable year in which either:

●	at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income; or

●	at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) are attributable to assets that produce, or are held for the production of, passive income.

Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If the Company were determined to be a PFIC, U.S. Holders would be subject to additional U.S. federal income taxes on gain recognized with respect to the equity shares or ADSs and on certain distributions. In addition, an interest charge would apply to the portion of the U.S. federal income tax liability on such gains or distributions treated under the PFIC rules as having been deferred by the U.S. Holder. Moreover, dividends that a non-corporate U.S. Holder receives from the Company would not be eligible for the reduced U.S. federal income tax rates on dividends described above if the Company was a PFIC, either in the taxable year of the dividend or the preceding taxable year. If a U.S. Holder owned equity shares or ADSs in any taxable year in which the Company was a PFIC, such U.S. Holder generally would be required to file IRS Form 8621 (or other form specified by the U.S. Department of the Treasury) on an annual basis.

If we terminate the Rights Offering, neither we nor the ADS Rights Agent will have any obligation to you except to promptly return your investment amount payments.

We may terminate the Rights Offering at any time. If we do, neither we, nor the ADS Rights Agent will have any obligation to you with respect to subscription rights that you have exercised, other than to promptly return, without interest or deduction, the investment amount payment you delivered to the Company or ADS Rights Agent, as the case may be.

Risks Related to our Company and Industry

We may incur losses in the future and we may not achieve or maintain profitability.

We have incurred losses in the past. We may, in the future, incur net losses and suffer negative operating cash flows. We expect to increase our expenditures as we continue to expand our services, promote our brand, and invest in the expansion of our infrastructure. In the future, we may incur expenses in connection with investments in Network, Data Centers and related infrastructure, our digital delivery platforms and manpower to build future businesses Accordingly, we will need to significantly increase our revenues to improve our profitability. We cannot assure you that we will improve our profitability or that we will not incur operating losses in the future. If we are unable to become consistently profitable and incur losses, we may be unable to build a sustainable business and our results of operations may be adversely affected. In this event, the price of our equity shares, the price of our ADSs and the value of your investment may decline.

The economic environment, increased pricing pressure and decreased utilization rates could negatively impact our revenues and operating results.

Our customers’ IT spending is often driven by their growth in revenue. Economic contractions may reduce the IT spending budgets of our customers which may adversely affect our revenue, profitability and results of operation. Currency fluctuations will also lead to variations in revenue. Our Infrastructure Managed Services, National Long Distance / International Long Distance business and eLearning may be affected in terms of prices and growth.

With regard to the Indian economy, we continue to experience pricing pressure due to competition in the markets in which we operate. Lead times for orders or contracts have become much longer, as we have longer credit periods. These factors have affected and will affect the growth in demand for our corporate business.

We have invested in building our network and Data Center infrastructure and will continue to invest in the future. Our utilization rates of the existing and prospective infrastructure will determine our profitability. We may not utilize our infrastructure at the optimum level which would impact our revenue.

Reduction in IT spending, inability to maintain or increase prices, extended credit terms, and inability to maintain or improve utilization rates of our infrastructure may adversely impact our revenues, gross profits, operating margins and results of operations.

Intense competition in our businesses could prevent us from improving our profitability and we may be required to further modify the rates we charge for our services in response to new pricing models introduced by new and existing competition which would significantly affect our revenues.

We operate in extremely competitive markets where the investment capability and the size of the competitors are much larger than we are. For instance, our corporate network services compete with well-established companies, including Reliance Jio Infocomm Limited, Bharti Airtel Limited, Tata Communications Limited, Government-owned telecom companies and Bharat Sanchar Nigam Limited.

The large players may enjoy significant competitive advantages over us, including greater financial resources, which could allow them to charge prices that are lower than ours in order to attract customers. These factors could result in actual average selling prices of our services. The retail internet market has seen significant reduction in prices by all operators due to pricing strategy of certain players. This has significantly affected the customer base and the average revenue per user of the existing operators. We may see similar trends in the enterprise market as well, which may have an adverse effect on our revenues and operating margins. Increased competition may result in operating losses, loss of market share and diminished value in our services, as well as different pricing, service or marketing decisions. In addition, competition may generally cause us to incur unanticipated costs associated with research and product development. Additionally, we believe that our ability to compete also depends in part on factors outside our control, such as the availability of skilled employees in India, the price at which our competitors offer comparable services, and the extent of our competitors’ responsiveness to their clients’ needs. We cannot assure you that we will be able to successfully compete against current and future competitors, or that we will not lose key employees or customers to such competitors, which may adversely affect our business and results of operations.

Our business will suffer if we fail to anticipate and develop new services and enhance existing services in order to keep pace with rapid changes in technology.

The technology market is characterized by rapid technological change, evolving industry standards, changing client preferences and new product and service introductions. Additionally, continual advances in technology trends, including in the areas of cloud computing, IoT, SD-WAN, software-as-a-service, technology advancements in national long distance, last mile delivery including 6G, and artificial intelligence allow new business models that could replace current lines of business.

Our future success will depend on our ability to anticipate these advances and develop new product and service offerings to meet client needs. We may fail to anticipate or respond to these advances on a timely basis, or, if we do respond, the services or technologies that we develop may not be successful in the marketplace.

We have introduced and propose to introduce several solutions involving complex delivery models combined with innovative outcome-based pricing models. The complexity of these solutions, our inexperience in developing or implementing them and significant competition in the markets for these solutions may affect our ability to market these solutions successfully. In addition, better or more competitively priced products, services or technologies that are developed by our competitors may render our service non-competitive. Unless we are able to adopt and deploy these advancements, we may lose our competitive position in the marketplace, which would adversely affect our revenues and may lead to increased customer attrition, as our customers switch to other providers.

Pressure on margins may affect the results of our operations.

Our margins have been relatively stagnant due to competitive pricing pressure. While we seek to manage costs efficiently, there may not be improvements in margins due to the sustained pricing pressure. Unavailability of tax loss carryforwards could impact our margins in the current year and the future. Our continuing investment in infrastructure may result in lower margins in the initial years of investment and may or may not improve further, which will adversely impact our margins.

Despite our best efforts to optimize costs, our future operating results could fluctuate in part because our expenses are relatively fixed in the short term while future revenues are uncertain, and any adverse fluctuations could negatively impact the price of our securities.

Our revenues, expenses and operating results have varied in the past and may fluctuate significantly in the future due to a number of factors, many of which are outside our control. A significant portion of our investment and cost base is relatively fixed in the short term. Our revenues in the foreseeable future will depend on many factors, including the following:

●	the range of services provided by us and the usage thereof by our customers;

●	the quantity and nature of any agreements we enter into with strategic partners for our services;

●	the services, products or pricing policies introduced by our competitors;

●	capital expenditure and other costs relating to our operations;

●	the timing and quality of our marketing efforts;

●	our ability to successfully integrate operations and technologies from any acquisitions, joint ventures or other business combinations or investments;

●	the introduction of alternative technologies; and

●	technical difficulties or system failures affecting the telecommunication infrastructure in India, the Internet generally or the operation of our websites.

We plan to continue to expand and invest in our network infrastructure. Many of our expenses are relatively fixed in the short-term. We cannot assure you that our revenues will increase in proportion to the increase in our expenses. We may be unable to adjust spending quickly enough to offset any unexpected revenues shortfall. This could lead to a shortfall in revenues in relation to our expenses and adversely affect our revenue and operating results.

You should not rely on yearly comparisons of our results of operations as indicators of future performance and operating results may be below the expectations of public market analysts and investors. In this event, the price of our securities may decline.

Capital and credit market conditions may adversely affect our access to capital, the cost of capital, and ability to execute our business plan.

Access to capital markets is critical to our ability to operate. We may require additional financing in the future for the development of our business. Declines and uncertainties in the global capital markets over the years have severely restricted raising new capital and have affected companies’ ability to continue to expand or fund new projects. If these economic conditions continue or become worse, our future cost of equity or debt capital and access to the capital markets could be adversely affected. Our ability to obtain future financing will depend on, among other things, our financial condition and results of operations as well as the condition of the capital markets or other credit markets at the time we seek financing. In addition, an inability to access the capital markets on favorable terms due to our low stock price, or upon our delisting from the NASDAQ Capital Market if we fail to satisfy a listing requirement, could affect our ability to execute our business plan as scheduled.

We can give no assurance as to the availability of such additional capital or, if available, whether it would be on terms acceptable to us. In addition, we may continue to seek capital through the public or private sale of securities, if market conditions are favorable for doing so. If we are successful in raising additional funds through the issuance of equity securities, stockholders will likely experience substantial dilution. If we are unable to enter into the necessary financing arrangements or sufficient funds are not available on acceptable terms when required, either due to market fluctuations or regulations imposed by the Indian Governmental authorities, we may not have sufficient liquidity and our business may be adversely affected.

Our business may not be compatible with delivery methods of bandwidth / connectivity developed in the future.

We face the risk that fundamental changes may occur in the delivery of connectivity services in India. The internet market has seen significant changes in the recent past from connecting fixed offices/locations to connecting mobile devices to connecting disparate automated devices and to continue to be relevant in this dynamic and disruptive environment, we will have to develop new technology or modify our existing technology to accommodate these developments. Our pursuit of these technological advances, whether directly through internal development or by third-party license, may require substantial time and money. We may be unable to adapt our connectivity service business to alternate delivery means and new technologies may not be available to us at all. We provide wireless connectivity on the 5.7 GHz spectrum allotted to us by the Wireless Planning Commission. This spectrum has been de-licensed in the past. This burdens the spectrum band utilized by us, limiting our ability to offer our services. Hence, we do not own any licensed spectrum to offer our services. We are exploring a suitable spectrum that is technically feasible to offer our services. We may not get the licensed spectrum. The spectrum allocation may be inconsistent with industry standards. The current capacity may be insufficient to offer a breadth of services. The Government may issue instructions to release the spectrum that we hold. High cost of spectrum acquisition may be inconsistent with our revenue and cost models. We may not keep up with the pace of change that takes place in wireless technologies.

Disruption to our Networks and Data Center infrastructure may cause us to lose customers and/or incur additional expenses.

Some of the risks to our infrastructure include physical damage, security breaches, capacity limitations, power surges or outages, software incompatibility and/or other disruptions beyond our control, such as natural disasters and acts of terrorism. From time to time in the course of our operations, we experience disruptions in our service due to factors such as cable damage, theft of our equipment, inclement weather and service failures of our third-party service providers. Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers, or increase our operating expense, both of which could adversely affect our business, revenues and cash flows.

The success of our business depends on wider reach of network in India, which may be slowed or halted by technical obstacles in India.

Wider reach of network and availability of increased bandwidth in India, which is the measure of network penetration, has been relatively low and slow compared to many developing and developed countries in the world. Although in recent years, the coverage of tier III/tier IV cities has increased, there may be many technical obstacles to accessing certain regions which may increase the cost of building the network and thereby cause a slowdown or halt the consumption of network services, which would adversely affect our operations.

We may be compelled to surrender or pay additional amounts for the spectrum that was allotted to us earlier.

The Government of India has asked us to surrender certain range of spectrum allotted to us and the same was auctioned as Broadband Wireless Access (“BWA”) spectrum. The Government of India also has asked us to make payment for certain spectrum from the date of allotment or to surrender the same. The other range of spectrum that we have been operating, 5.7 GHz, is also close to capacity utilization and will need to be augmented in the near future. Enterprise connectivity will need licensed bands of spectrum for assured quality and security, so the non-availability of spectrum would materially adversely affect our business and results of operations. In the event of the surrender of the spectrum of certain frequencies, our future plans for expansion of services may be hampered, and there are no assurances that we will be able to obtain additional replacement spectrum.

We might not be able to grow Network Connectivity services due to a declining contribution.

In the Network Connectivity business, realization could be lower year-on-year based on the market conditions. Every year when annual contracts come up for renewal, customers sign up for more bandwidth or more links at a lower unit price. This is offset somewhat by lower bandwidth costs, which we renegotiate with our service providers. This impacts us in two ways: first, despite an increase in sales volume, we may not see a commensurate rise in revenues; and second, margins in our business are continually shrinking. Therefore, our revenue from our connectivity business may stagnate with declining bandwidth prices.

Our inter-city network is leased from other service providers and is dependent on their quality and availability.

We have provided inter-city connectivity for our Enterprise customers through lease arrangements rather than through capital investment in assets. Accordingly, our ability to offer high quality telecommunication services depends, to a large extent, on the quality of the networks maintained by other operators and their continued availability, neither of which is under our control. However, the abundance of inter-city connectivity provides us with the ability of switching to operators offering better services. Although we always use more than one service provider where required, there can be no assurance that this dependence on external parties would not affect our network availability. Any prolonged loss of network availability could adversely affect our business and results of operations.

Our current infrastructure may not accommodate increased use while maintaining acceptable overall performance.

Currently, only a relatively limited number of customers use our corporate network. We must continue to add to our network infrastructure to accommodate additional users, increasing transaction volumes and changing customer requirements. We may not be able to project accurately the rate or timing of increases, if any, in the use of our websites or upgrade our systems and infrastructure to accommodate such increases. Our systems may not accommodate increased use while maintaining acceptable overall performance. Service lapses could cause our users to use the online services of our competitors, and numerous customer defections may adversely affect our results of operations.

The Government of India may change its regulation of our business or the terms of our license to provide Internet access services, Voice over Internet Protocol (VoIP) and VPN services without our consent, and any such change could decrease our revenues and/or increase our costs, which would adversely affect our operating results.

Our business is highly regulated by the Government of India’s telecommunications policy. Our ISP license issued in the year 1998 was valid for a term of 15 years. We have been issued new licenses under the Unified License dated June 2, 2014, with a validity of 20 years. If we are unable to renew the licenses for any reason, we will not be able to carry on said business beyond license term, which would adversely affect our business or results of operations.

The Government of India has the right to revoke, terminate, suspend or take over entire operations for reasons such as national security or similar reasons without compensation to us. In view of increasing cyber threats and attacks, the Government of India may require telecom licensees (including ISPs) at cost to provide monitoring facilities across its network, and facilities for capture and retention of data in terms of traffic flow, usage details, etc. This would result in significant increase in costs and possible lesser usage due to perceived invasion of privacy by customers.

Certain Government of India departments have been investigating whether use of Session Initiation Protocol (“SIP”) terminals to make calls to phones abroad is permissible within an ISP license. We believe that such overseas phone calls are permitted because a SIP terminal is a “computer” as defined in the Information Technology Act, 2000. We may have to make a significant capital investment in SIP terminals to make them PC-equivalent if the Government of India authorities issue regulations governing SIP usage contrary to our beliefs, which would have a material effect on our results of operations.

Our profits may be impacted due to increases in license fees by the Department of Telecommunications (“DOT”) of the Government of India.

Effective July 2012, the Government of India amended the annual license fee for the NLD/ILD/ISP license agreements. Under such amendment, all services under the NLD/ILD license have been subjected to an increased license fee from the existing 6% of telecommunications revenue to 7% from July 2012 to March 2013 and 8% from April 2013 onwards. The Government of India also amended the ISP license, increasing the license fee to 7% of telecommunications revenue from July 2012 to March 2013 and to 8% from April 2013 onwards. SIFY has been paying the license fees per the terms of the applicable license, which are calculated based on revenue from telecommunications businesses. However, DOT has proposed including other business income (other than the licensed based activities) in the license fee calculations. We filed a writ petition with the Madras High Court challenging DOT’s proposal to levy license fees on non-licensed activities. The Madras High Court stayed DOT’s proposal, so the Company currently excludes revenue from other business income from the calculation of the license fee. The petitions are pending for adjudication before Madras High Court. See “Legal Proceedings” in note 31 to our financial statements included in our current report on Form 20-F, incorporated by reference herein.

DOT initiated a lawsuit demanding of license fees on internet service providers whose license had expired and migrated to Unified License in the year 2013 but gave an exemption to those providers whose license did not expire. The Telecom Disputes Settlement and Appellate Tribunal quashed DOT’s demand, stating it was discriminatory. DOT has filed an appeal before Supreme Court.

Further, the Company is in receipt of a show cause notice from the Goods And Service Tax (“GST”) department, which claims GST on the demand raised by the DOT to levy license fees on non-licensed activities. The Company is in the process of filing a writ petition to seek relief until the order is obtained from Madras High Court.

We cannot assure you that there will not be any increases of license fees in the future. Any other increase in license fees by DOT, such as increases in fees to be paid for using the licensed spectrum, could adversely affect our profitability.

We may not be able to retain and acquire customers for our Data Centers.

India has become a fast growing Data Center hub pursuant to a massive and growing internet userbase, explosion of data, and establishment of a favorable environment through the Government’s “Digital India initiative” which provides some advantages to investors like accessibility of land and raw material, worldwide connectivity via submarine cables in cities like Mumbai and Chennai, a skilled workforce, economic power supply and strategic geographic position from a global perspective. A buildup of new data centers or reduced demand for data center services could result in an oversupply of data center capacity in large commercial centers in India. Excess data center capacity could lower the value of data center services and limit the number of economically attractive markets that are available to us for expansion. All of these factors have increased the competition of the Data Center business. In order to improve our competitiveness, we continue to expand our Data Center infrastructure. However, if competitors are more successful than we are in the market, it could be difficult for us to retain and/or acquire customers. Furthermore, once customers cease using our services and choose another service provider, it may require substantial efforts in terms of cost and time to re-acquire such customers, and despite spending on such customer acquisition or retention, we may be unsuccessful in retaining such customers.

If we are unable to attract adequate customers, our revenues may decline, which could have an adverse effect on our future results of operations and financial condition.

Our Data Centers may not be competitive enough in terms of green features.

We may fail to convert our existing Data Centers and/or build new Data Centers in line with the Leadership in Energy and Environmental Design (“LEED”) Commercial Interior program. LEED certification is an internationally recognized program developed by the United States Green Building Council and is considered one of the highest standards for energy efficient constructions. Our Data Centers are all situated in India, and we use the Indian equivalent of LEED, India Green Building Certified (“IGBC”), which is administered by the Confederation of Indian Industries. The IGBC framework is incorporated in all of our upcoming Data Centers at Noida (green rated), Rabale and Chennai. The IGBC requires certain factors such as energy efficiency in operations, maximum use of natural light, motion-sensor based light and taps and low volatile organic compounds. Our service providers for the products used in our Data Centers have to submit their products for energy efficiency rating to IGBC. Only post-certification are these products implemented in our Data Centers. We also have independent green measures in place such as site ecology, water conservation, smart energy meters and equipment, reduction of CO2 emissions, high recycle content, effective waste management and eco-friendly interiors. However, increased demand for green Data Centers may hamper the marketing of our existing Data Centers that are not LEED certified.

Regulations around climate change force us to adopt actionable sustainability strategies into every operational facet from initial design through procurement, construction, and ongoing operations which increases the cost of building and operating a Data Center, and this may have an impact in our revenue.

Reduction in power supply and unavailability of fuel may affect our Data Centers.

India’s physical infrastructure, including its electricity grid, is less developed than that of many countries. As a result of grid constraints, such as grid congestion and restrictions on transmission capacity of the grid, the transmission and dispatch of electricity be curtailed. There have been acute power shortages in the past in India, and if such shortages were to recur, there could be a reduction in the availability of electricity. We may have to cease Data Center operations during periods when electricity cannot be delivered—for instance, when the transmission grid malfunctions. If there is no power supply available to our Data Centers, we resort to alternate sources of power, and the running of the Data Centers will then depend on the availability of fuel/renewable energy, which will increase the cost of our operations. Additionally, unavailability of power/fuel would disrupt our operations and would make it difficult for our customers to access data during such times.

Clients who rely on us for the colocation of their servers could potentially sue us for their lost profits or damages if there are disruptions in our services, which could impair our financial condition.

As our services are critical to many of our clients’ business operations, any significant disruption in our services could result in lost profits or other indirect or consequential damages to our clients. Although some of our client contracts contain provisions attempting to limit our liability for breach of the agreement, there can be no assurance that a court would enforce any contractual limitations on our liability in the event that one of our clients brings a lawsuit against us as the result of a service interruption that they may ascribe to us. The outcome of any such lawsuit would depend on the specific facts of the case and any legal and policy considerations that we may not be able to mitigate. In such cases, we could be liable for substantial damage awards.

We face risks associated with having a long selling and implementation cycle for our services that requires us to make significant capital expenditures and resource commitments prior to recognizing revenue for those services.

Data Center service typically requires significant investment of capital and resources by both our customers and us. A customer’s decision to utilize our colocation services, our managed services or our other services typically involves time-consuming contract negotiations regarding the service level commitments and other terms, and substantial due diligence on the part of the customer regarding the adequacy of our infrastructure and attractiveness of our resources and services. Our efforts in pursuing a particular sale or customer may not be successful. If our efforts in pursuing sales and customers are unsuccessful, our financial condition could be negatively affected. Costs to successfully deliver the customer requirements may result in higher costs than anticipated due to the longer implementation cycle affecting our financial results.

The Data Center business is capital-intensive, and our expectation for our capacity to generate capital in the short term may be insufficient to meet our anticipated capital requirements.

The costs of building, developing and operating Data Centers are substantial. Further, we may encounter development delays, excess development costs, or delays in developing space for our customers to utilize. We also may not be able to identify suitable land or facilities for new Data Centers or at a cost or terms acceptable to us. We are required to fund the costs of building, developing and operating our Data Centers with cash retained from operations, as well as from financings from bank and other borrowings. Moreover, the costs of building, developing and operating Data Centers have increased in recent years, and may further increase in the future, which may make it more difficult for us to expand our business and to operate our Data Centers profitably. We may face challenges to access capital and raise debt to sufficiently fund the expansion of our Data Center footprint to meet customer expansion requirements. If we cannot generate sufficient capital to meet our anticipated capital requirements, our financial condition, business expansion and future prospects could be materially affected.

Our customer base may decline if our customers or potential customers develop Data Centers or expand their own existing Data Centers.

Some of our customers may develop their own Data Center facilities. Other customers with their own existing Data Centers may choose to expand their Data Center operations in the future. In the event that any of our key customers were to develop or expand their Data Centers, we may lose business or face pressure as to the pricing of our services. In addition, if we fail to offer services that are cost-competitive and operationally advantageous as compared with services provided in-house by our customers, we may lose customers or fail to attract new customers. If we lose a customer, there is no assurance that we would be able to replace that customer at the same or a higher rate, or at all, and our business and results of operations would suffer.

Our Data Center infrastructure may become obsolete or unmarketable, and we may not be able to upgrade our power, cooling, security or connectivity systems cost-effectively or at all.

The markets for the Data Centers we own and operate are characterized by rapidly changing technology, evolving industry standards, frequent new service introductions, shifting distribution channels and changing customer demands. As a result, the infrastructure at our Data Centers may become obsolete or unmarketable due to demand for new processes and/or technologies, including, without limitation: (i) new processes to deliver power to, or eliminate heat from, computer systems; (ii) customer demand for additional redundancy capacity; (iii) new technology that permits higher levels of critical load and heat removal than our Data Centers are currently designed to provide; and (iv) an inability of the power supply to support new, updated or upgraded technology. In addition, the systems that connect our Data Centers to the Internet and other external networks may become outdated, including with respect to latency, reliability and diversity of connectivity. When customers demand new processes or technologies, we may not be able to upgrade our Data Centers on a cost-effective basis, or at all, due to, among other things, increased expenses to us that cannot be passed on to customers or insufficient revenue to fund the necessary capital expenditures. The obsolescence of our power and cooling systems and/or our inability to upgrade our Data Centers, including associated connectivity, could reduce revenue at our Data Centers and could have a material adverse effect on our business.

Procuring power at lower costs for Data Centers by the competitors may put us at a disadvantage in terms of pricing for our Data Center operations.

The single largest operating cost in Data Centers is power. Currently, all our Data Centers are located in proximity to, or at the edge of major urban centers such as Mumbai, Chennai, Bengaluru, Hyderabad and Noida. Inexpensive land and labor allow companies to locate new Data Centers in remote locations. We may neither be in a position to develop Data Centers at remote locations where power is cheap nor procure power at cheaper rates for our Data Centers. If our competitors procure power at lower cost, they may have an advantage over us with respect to pricing. Our inability to offer competitive pricing may result in loss of customers and will impact our business and result of operations. The alternate sources of power are also exposed to inflation, regulation and hence, any undue price increase would affect our energy cost significantly.

If we are not successful in expanding our service offerings, we may not achieve our financial goals and our results of operations may be adversely affected.

We have plans to expand the nature and scope of our service offerings, particularly into the area of cloud and managed services, including direct private connection to major cloud platforms and the provision of cloud infrastructure. The success of our expanded service offerings depends, in part, upon demand for such services by new and existing customers and our ability to meet their demand in a cost-effective manner. We may face a number of challenges expanding our service offerings, including:

●	acquiring or developing the necessary expertise in IT;

●	maintaining high-quality control and process execution standards;

●	maintaining productivity levels and implementing necessary process improvements;

●	controlling costs; and

●	successfully attracting existing and new customers for new services we develop.

A failure by us to effectively manage the growth of our service portfolio could damage our reputation, cause us to lose business and adversely affect our results of operations. In addition, growing our cloud and managed services may require significant upfront investment and continued expansion into these services may impact our profit margins. In the event that we are unable to successfully grow our service portfolio, we could lose our competitive edge in providing our existing cloud and managed services.

We may be vulnerable to security breaches which could disrupt our operations and have a material adverse effect on our financial condition and results of operations.

As we strive to provide the highest level of security, any breach on such security could be harmful to our brand and reputation. We may be required to expend significant capital and resources to protect against such threats or to alleviate problems caused by breaches in security. In addition, as we continue expanding our service offerings in managed cloud services, including direct private connection to major cloud platforms and the provision of cloud infrastructure, we will face greater risks from potential attacks because the provision of cloud-related services will increase the flow of Internet user data through the Data Center facilities we operate and create broader public access to our system. As techniques used to breach security change frequently and are often not recognized until launched against a target, we may not be able to implement new security measures in a timely manner or, if and when implemented, we may not be certain whether these measures could be circumvented. Any breaches that may occur could expose us to increased risk of lawsuits, regulatory penalties, loss of existing or potential customers, harm to our reputation and increases in our security costs, which could have a material adverse effect on our financial condition and results of operations.

In addition, any assertions of alleged security breaches or systems failure made against us, whether true or not, could harm our reputation, cause us to incur substantial legal fees and have a material adverse effect on our business, reputation, financial condition and results of operations.

We may encounter litigation and penalties due to breach of system and security controls by associates or sub-contractors in online assessment services.

We provide online assessment services to the Government, as well as to public and private sector parties. We provide these services through our online assessment tool. This tool can be used to engage employees and sub-contractors, as well as for student registration, exam center allocation, hall ticket issuance, question paper content creation, logistics planning, exam-day management, and results management. We cannot assure you that there may not be any breach of the system and security controls including any malpractice by candidates or sub-contractors or any person engaged with the conduct of the examination, which may expose us to criminal or civil enforcement actions in addition to penalties and suspension or disqualifications.

We cannot assure you that instances of breaches will not occur in future and any such instances may impact our reputation and cause adverse effect on our business or results of operations.

We engage third-party contractors to carry out various services.

We endeavor to engage third-party contractors with proven track records, reliability and adequate financial resources. However, any such third-party contractor may still fail to provide satisfactory services at the level of quality required by us. Such failure could harm our reputation and have a material adverse effect on our business, reputation, financial condition and results of operations.

We may fail to augment our skills and capability to best manage our services over Internet Protocol and data networks.

We have been able to build a reputation and maintain our lead because of our expertise and capability with the delivery and management of services over Internet Protocol and data networks. With the build-up of the capability and experience of our competitors, we are at the risk of losing market share if we do not augment our skills and capabilities to keep our qualitative lead over them. Infrastructure such as networks is considered by customers as a commodity, and the only differential that we offer is our ability to manage and monitor services in a superior manner.

It may not be possible for us to retain our brand equity if we do not make substantial investments for brand development.

Our competitors offering similar services are all large telecommunication companies who make substantial investments in building their brand image across their services. Conversely, we are focused on IT infrastructure services over data networks and we believe that we enjoy the reputation of a specialist in these services. However, if we do not build up awareness as well as our brand and reputation over time, the sheer weight of investments in brand development by the larger telecommunication providers will dilute our brand recognitions and competitive advantages.

Any loss of business from our top clients could reduce our revenue and significantly impact our business.

The services we offer for specific clients are likely to vary from year to year. Thus, a major client in one year may not provide the same level of revenues in a subsequent year. A number of factors other than our performance could cause the loss of or reduction in business or revenue from a client, and these factors are not predictable. For example, a client may demand price reductions, change its outsourcing strategy or move work in-house. If we lose one of our major clients or if one of our major clients significantly reduces its volume of business with us, our revenues and profitability could be reduced.

If we are unable to meet our service level commitments, our reputation and results of operation could suffer.

Most of our customer contracts require that we maintain certain service level commitments to our customers. If we fail to meet our service level commitments, we may be contractually obligated to pay the affected customer a financial penalty, which varies by contract, and the customer may in some cases be able to terminate its contract. In addition, if such a failure were to occur, there can be no assurance that our customers will not seek other legal remedies that may be available to them, including:

●	requiring us to provide free services;

●	seeking damages for losses incurred; and

●	cancelling or electing not to renew their contracts.

Any of these events could materially increase our expenses or reduce our net revenue, which would have a material adverse effect on our reputation and results of operations. Our failure to meet our commitments could also result in substantial customer dissatisfaction or loss. As a result of such customer loss and other potential liabilities, our net revenue and results of operations could be materially and adversely affected.

We may not meet the selection criteria set for high value contracts by the Government.

As we participate in bidding for large Government contracts, as well as business from large corporations, we increasingly come under scrutiny for financial indicators. Unless we leverage our capacity and become consistently profitable, we could be excluded from major Government projects because we fail to meet their selection criteria, which would adversely affect our business and results of operations.

The success of our business depends on our capability to develop compatible applications and tools.

As we offer our Applications Integration services to an increasing base of large corporations, we run the risk of not being able to meet their needs for scaling and sophistication in the future if we do not build the capacity to develop and integrate applications software to meet future needs. We may not have adequate resources to develop our capability as a result of emerging sophistication required for such services. The failure to develop such resources may adversely affect our business and results of operations.

We may fail to offer end-to-end managed services to sustain our position.

The telecommunications market is evolving towards service providers who offer end-to-end managed services that include managing entire enterprises down to individual desktops. If we are to continue to lead the market, we need to extend our range of services to ensure that our portfolio grows to include managed services where we can maintain leadership. It may be difficult for us to offer end-to-end managed services to sustain our leadership in managed services without significant capital expenditures which would adversely affect our cash position and results of operations.

We may be unable to replace lost revenue due to customer cancellations, renewals at lower rates or other less favorable terms.

Some customers may elect not to renew their contract with us, and others may renew at lower prices, lower committed traffic levels, or contract only for a shorter time frame. Historically, a significant percentage of our renewals, particularly with larger customers, have led to declines in unit price as competition has increased and the market for certain parts of our business has saturated. Our renewal rates may decline as a result of a number of factors, including competitive pressures, customer dissatisfaction with our services, customers’ inability to continue their operations and spending levels, the impact of multi-vendor policies, customers implementing or increasing their use of in-house technology solutions and general economic conditions.

It is key to our profitability that we offset committed recurring revenue due to customer cancellations, terminations, price reductions or other less favorable terms by adding new customers, selling more high-margin services, features and functionalities to existing customers and increasing traffic usage by all customers. Inability to replace this lost revenue would adversely impact our business and results of operations.

In addition, as we expand the network to small cities and towns (semi-urban and rural locations), there is an operational cost involved in both the establishment and operation of these nodes. While the expansion is facilitated by a corporate order, we have to subsequently get additional business for capacity utilization in these nodes to make them profitable. If we are not able to do this rapidly by scaling up the business through these towns, we run the risk of overcapacity on the network in new areas, which results in a higher cost structure and lower margins.

Absence of policy support will hamper Internet and Data Services.

We have and continue to be subject to Indian regulations regarding VPN license requirements, including requirements regarding the percentage of foreign holdings to offer VPN services as well the need for NLD/ILD licenses to offer VPN services and carrier voice services. The growth and development of the data and Internet sector is dependent on the policy support of DOT. Regulatory changes, as well as the lack of policy initiatives to revitalize the data and Internet sector continue to be a risk.

We cannot influence policies that facilitate the growth and development of data and Internet connectivity in India. The absence of policy support for Internet and data services may hamper the growth of such services in the future, which would adversely affect our business and results of operations.

Constant improvement of technology standards/skills and evolving tools and applications are essential to sustain our position in remote management of IT infrastructure.

We are relatively unknown outside India in comparison to other established IT players who have a large base of customers. If we are not able to constantly upgrade our technology standards and skills, and if we are unable to scale for critical mass in the near term, our competitive position would be adversely affected.

Management of IT infrastructure is dependent on sophisticated tools and applications to remotely monitor the IT infrastructure and assets of customers. If we are unable to retain our competitive advantages in terms of the evolving tools & applications, or the maturity of our processes, we may lose customers and be at a competitive disadvantage compared with our larger competitors.

Emergence of enterprise software suites, artificial intelligence, robotics and machine learning may hamper the growth of our revenue.

The emergence of competitors such as Oracle, IBM, SAP, SumTotal and SABA offering enterprise software suites for eLearning for large organizations to develop their own learning platforms could be a threat to our business in the future. We may lose our business to our competitors, and if we are unable to acquire new customers or retain our existing customers, our revenues and results of operations may suffer. Additionally, the emergence of machine learning and artificial intelligence technologies and applications could adversely impact our revenues.

Artificial intelligence with digital technologies such as robotic process automation create bots that have helped in achieving end-to-end automation in the field of managed services, enabling the transformation of the service operations to provide a better end-user experience by increasing overall effectiveness and efficiency. This may lead to customers developing their own in-house tools to support such services or they may move to our competitors with whom they may have an advantage with respect to cost and service. Our managed service revenue may be impacted in such cases.

If we fail to innovate in response to rapidly evolving technological and market developments, including artificial intelligence and machine learning, our competitive position and business prospects may be harmed.

Our future success depends, in part, on our ability to anticipate and respond effectively to the threat and opportunity presented by new technology disruption and developments. These may include new software applications or related services based on artificial intelligence, machine learning, or robotics. We may be exposed to competitive risks related to the adoption and application of new technologies by established market participants or new entrants, start-up companies and others. New technologies, including those based on artificial intelligence, can provide more immediate information technology and data management solutions and responses than traditional tools. Over time, the accuracy of these tools and their ability to handle complex tasks will improve, which may be disruptive to businesses such as ours.

Cybersecurity threats could damage our reputation or result in liability to us.

Our businesses depend on the reliability and security of our information technology systems and infrastructure. They must remain secure and be perceived by our corporate and other customers to be secure, as we retain confidential customer information in our database. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer hacking, computer viruses, other malware, ransomware or cyber-attacks beyond our control. If our security measures are circumvented, it would jeopardize the security of confidential information stored on our systems, proprietary information could be misappropriated or cause interruptions to our operations. We may be required to make significant additional investments and efforts to protect against or remedy security breaches. Unauthorized disclosure of sensitive or confidential client and customer data, whether through breach of our computer systems, systems failure or otherwise, could damage our reputation and adversely affect our business and results of operations.

Though we have not had any attempted cybersecurity breaches reported, the security services that we offer in connection with our business customers’ networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems and the occurrence of these problems could result in claims against us or liability on our part. These claims, regardless of their ultimate outcome, could result in costly litigation and could damage our reputation and hinder our ability to attract and retain customers for our service offerings. In addition, any assertions of alleged security breaches or systems failure made against us, whether true or not, could harm our reputation, cause us to incur substantial legal fees and have a material adverse effect on our business, reputation, financial condition and results of operations.

We face a competitive labor market for skilled personnel and therefore are highly dependent on our existing key personnel and on our ability to hire additional skilled employees.

Our success depends upon the continued service of our key personnel including our senior management team, which includes our CEO, Chairman and Managing Director, Mr. Raju Vegesna. Each of our employees may voluntarily terminate his or her employment with us. Our success also depends on our ability to attract and retain such highly qualified technical, marketing and sales personnel. The labor market for skilled employees in India is extremely competitive, and the process of hiring employees with the necessary skills is time consuming and requires significant resources. We may not be able to retain or integrate existing personnel or identify and hire additional personnel in the future. The loss of the services of key personnel or the inability to attract additional qualified personnel could disrupt the implementation of our business strategy, upon which the success of our business depends.

The failure to keep our technical knowledge confidential could erode our competitive advantage.

Our technical knowledge is not protected by intellectual property rights such as patents and is principally protected by maintaining its confidentiality. We rely on trade secrets, confidentiality agreements and other contractual arrangements. As a result, we cannot be certain that our know-how will remain confidential in the long run. Employment contracts with certain of our employees who have special technical knowledge about our products or our business contain a general obligation to keep all such knowledge confidential. In addition to the confidentiality provisions, these employment agreements typically contain non-competition clauses.

If any of the confidentiality provisions or the non-competition clauses are unenforceable, we may not be able to maintain the confidentiality of our knowledge. In the event that confidential technical information or knowledge about our products or business becomes available to third parties or to the public, our competitive advantage over other companies in the wireless based IP/VPN industry could be harmed, which could have an adverse material effect on our current business, future prospects, financial condition and results of operations.

Our increasing work with governmental agencies may expose us to additional risks.

We are increasingly bidding to work with governments and governmental agencies. Projects involving governments or governmental agencies carry various risks inherent in the government contracting process, including the following:

●	Such projects may be subject to a higher risk of reduction in scope or termination than other contracts due to political and economic factors such as changes in government, pending elections or the reduction in, or absence of, adequate funding;

●	Terms and conditions of government contracts tend to be more onerous than other contracts and may include, among other things, extensive rights of audit, more punitive service level penalties and other restrictive covenants. Also, the terms of such contracts are often subject to change due to political and economic factors;

●	All government bids are subject to bank performance guarantees depending upon the size of the tender. Any shortfall in service, inability to deliver committed SLA during the project may force the government to invoke the bank performance guarantee leading to huge cash losses;

●	Government contracts are often subject to more extensive scrutiny and publicity than other contracts. Any negative publicity related to such contracts, regardless of the accuracy of such publicity, may adversely affect our business or reputation;

●	Participation in government contracts could subject us to stricter regulatory requirements, which may increase our cost of compliance; and

●	Such projects may involve multiple parties in the delivery of services and require greater project management efforts on our part. Any failure in this regard may adversely impact our performance.

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In addition, we operate within jurisdictions in which local business practices may be inconsistent with international regulatory requirements, including anti-corruption and anti-bribery regulations prescribed under the U.S. Foreign Corrupt Practices Act (“FCPA”), which, among other things, prohibits giving or offering to give anything of value with the intent to influence the awarding of government contracts. Also, the Prevention of Corruption Act, 1998 (“PCA”) prohibits giving bribes to a public servant. Although we believe that we have adequate policies and enforcement mechanisms to ensure legal and regulatory compliance with the FCPA, PCA and other similar regulations, it is possible that some of our employees, subcontractors, agents or partners may violate any such legal and regulatory requirements, which may expose us to criminal or civil enforcement actions, including penalties. If we fail to comply with legal and regulatory requirements, our business and reputation may be harmed.

Any of the above factors could have a material and adverse effect on our business or our results of operations.

Geopolitical risk stemming from political instability and military hostilities and related supply chain issues may adversely affect our business and operating results significantly.

The uncertain nature, magnitude and duration of political instability and military hostilities, including the recent conflict in Israel with Hamas and the Russia-Ukraine war could lead to significant disruptions in the global economy.

Russia’s invasion of Ukraine has already caused numerous adverse effects, including the fact that businesses have pulled out of Russia, Russia has stopped trade with many countries, the workforce in Ukraine is badly affected, and decreases in major exports to and from Ukraine have had a huge negative impact on the global supply chain of various commodities. The full economic effect of these events can not be estimated with certainty, but this may impact businesses across the globe both in the short term and the long term with rising commodity prices and demand, rising interest costs to counter inflationary conditions and loss in value of currencies. There could also be related cybersecurity threats and sanctions between countries due to the position taken by the Government of India, any of which could affect our business and operating results significantly.

As a foreign private issuer, our Company is permitted to follow certain home country corporate governance practices in lieu of certain requirements applicable to U.S. issuers. This may afford less protection to holders of our Company’s equity shares and ADSs.

We are considered a foreign private issuer under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) and, therefore, are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. We currently prepare our financial statements in accordance with IFRS. We will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as our financial statements are prepared in accordance with IFRS as issued in English by the IASB. We are not required to comply with Regulation FD under the Exchange Act, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Furthermore, we are permitted to follow certain home country corporate governance practices in lieu of certain NASDAQ requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each NASDAQ requirement applicable to U.S. domestic issuers with which it does not comply followed by a description of its applicable home country practice. See Item 16G, Corporate Governance in our annual report on Form 20-F for the year ended March 31, 2024, incorporated by reference herein.

We could lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the U.S.; or (iii) our business is administered principally in the U.S. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the U.S. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Risks Related to Regulation and Compliance

We may encounter legal confrontations as the Information Technology Act 2000 lacks specificity as to issues on online processes and/or Internet.

We believe that the Information Technology Act of 2000, as amended in 2011 (the “ITA”), an Indian regulation, does not address all areas of online processes or the Internet. In exercise of the powers conferred by the ITA, the Government of India issued rules in April 2011 called Information Technology rules with stringent privacy norms for Internet Service Providers and any intermediary that is handling sensitive personal information. The ITA has mandated the service providers to maintain transactions, receipts and vouchers in specific formats provided by the appropriate government authority. The records must be produced for inspection and audit by a Government nominated agency or person. The Government of India is authorized to audit security and privacy protection measures. We are exposed to risks relating to unauthorized access and non-compliance of regulations by our business partners. Such events may negatively affect our reputation, and violations of the Information Act may result in fines and litigation or cause us to incur legal costs, which may adversely affect our business and results of operations.

We may encounter legal confrontations under the Information Technology Act 2000 in our digital certification business.

We have been granted a license as a Certifying Authority (“CA”) to issue digital signature certificates for electronic authentication of users. CAs are governed by the Controller of Certifying Authority under the ITA which prescribes duties to be followed, standards to be maintained and a list of documents to be maintained by CA. The guidelines also require the Company to bill the end customer to whom the digital signature certificate is sold. Any actual or perceived failure to comply with such obligations could harm our business. Non-compliance with such laws, rules and regulations may result in fines and litigation or cause us to incur legal costs, which may adversely affect our business and results of operations.

We may encounter litigation and penalties due to non-compliance with relevant laws applicable to the products sold and services rendered by us.

The products and services that we deal with are subject to various laws such as the ITA. We are exposed to risks relating to non-compliance with such laws which may affect our reputation and also result in litigations and penalties which may adversely affect our business and results of operations.

We may not be able to comply with direct and indirect tax laws resulting in litigations and penalties.

Tightening of regulatory frameworks, new legislative changes and heightened enforcement activity by tax departments across the world have increased the salience of our tax risk. From a business standpoint, income tax remains the most important tax for us because of its impact on our net income. Unpredictable rulings and interpretations by tax authorities with respect to income tax create tax risks. In India, changes in taxation laws are announced on an annual basis in February, when the Union Budget is presented. These changes in law may affect the accuracy of our estimated tax obligations, or the obligations of holders of our equity shares and ADSs. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities. We are regularly under audit by tax authorities and those authorities may not agree with positions taken by us on our tax returns. Although we believe that our estimates are reasonable, there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals. We are also exposed to risks of non-compliance with the requirement of law which may affect our reputation and also result in litigations and penalties which may adversely affect our business and results of operations.

Any of the above could have a material adverse effect on our business and future results. Additionally, due to the complexity of the fiscal environment, the ultimate resolution of any tax matters may result in payments greater or lesser than amounts accrued.

The General Anti Avoidance Rules (“GAAR”) provisions regarding the Organization for Economic Co-operation and Development’s (“OECD”)’s Base Erosion and Profit Shifting Project have been applicable in India since 2018. Pursuant to GAAR, an arrangement in which the main purpose, or one of the main purposes, is to obtain a tax benefit may be declared as an “impermissible avoidance arrangement” if it also satisfies at least one of the following four tests:

●	The arrangement creates rights and obligations, which are not normally created between parties dealing at arm’s length.

●	It results in misuse or abuse of provisions of tax laws.

●	It lacks commercial substance or is deemed to lack commercial substance.

●	It is carried out in a manner that is normally not employed for a bona fide purpose.

If any of our transactions are found to be impermissible avoidance arrangements under GAAR, our business, financial condition and results of operations may be adversely affected.

The Finance Act 2015 had lowered the tax withholding rate on payment made to non-residents towards “royalty” and/or “fees for technical services” from 25% to 10%, subject to the furnishing of an Indian Permanent Account Number (“PAN”) by such non-residents. However, a lower rate may apply if a Double Taxation Avoidance Agreement exists between two countries. Further, based on a recent Indian Supreme Court ruling, payment to non-residents for purchase of software was held to be not taxable as royalty subject to such payments not being characterized as royalty under the Double Taxation Avoidance Agreement. Such payments will not be liable for withholding of tax subject to furnishing of relevant tax documents by such non-residents. As we procure various software licenses and technical services from non-residents in the course of delivering our products and services to our clients, the cost of withholding tax on such purchase of software and services may be additional cost to us as the Company may have to gross up for such withholding taxes.

The Government of India rolled out the Goods and Service Tax Law (the “GST Law”) on July 1, 2017. The GST Law subsumed several central, state and local tax laws, including the excise duty, service tax, value added tax, central sales tax, entry tax, etc. The GST Law prescribes compliance procedures which are more comprehensive than prior tax laws. The GST Council has proposed a new process which allows credit to the Company based on the invoices uploaded by the vendors in their tax returns. Hence, tax credits will be available to the Company based on proper compliance by all vendors and filing of returns on time. Any failure to comply with the requirement of law by the vendor may impact the availability of tax credits to the Company. This affects our working capital to a large extent resulting in excess amounts of cash available as balance with statutory authorities on which we do not earn any interest. We are also exposed to risks of non-compliance with the requirement of law which may affect our reputation and also result in litigations and penalties which may adversely affect our business and results of operations.

Changes in the policies of the Government of India or political instability may adversely affect economic conditions in India generally, which could impact our business and prospects.

The Government of India could change specific laws and policies affecting technology companies, foreign investment, currency exchange and other matters affecting investment in our securities which could adversely affect business and economic conditions in India generally, and our business in particular. We are dependent on the Reserve Bank of India (“RBI”) to pay all our foreign exchange expenses and dividends. Any exchange controls regime impacting the ability to remit monies will severely impact our ability to deliver services and dividends. The Government of India has asserted that it would adopt a data center policy for the country which could provide certain incentives to data center providers. We may not be eligible for such benefits as an existing data center provider. Even if we are eligible, the sustainability of such benefits depends on the policies of Government of India, and any changes in such policies could adversely affect our business.

The legal system in India does not protect intellectual property rights to the same extent as the legal system of the United States, and we may be unsuccessful in protecting our intellectual property rights.

Our intellectual property rights are important to our business. We rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property.

Our efforts to protect our intellectual property may not be adequate. We hold no patents, and our competitors may independently develop similar technology or duplicate our services. Unauthorized parties may infringe upon or misappropriate our services or proprietary information. In addition, the laws of India do not protect proprietary rights to the same extent as laws in the United States, and the global nature of the Internet makes it difficult to control the ultimate destination of our services. For example, the legal processes to protect service marks in India are not as effective as those in place in the United States. The misappropriation or duplication of our intellectual property could disrupt our ongoing business, distract our management and employees, reduce our revenues and increase our expenses. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and costly.

We could be subject to intellectual property infringement claims as the number of our competitors grows and the content and functionality of our websites or other service offerings overlap with competitive offerings. Our defenses against these claims, even if not meritorious, could be expensive and divert management’s attention from operating our Company. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial award as damage and forced to develop non-infringing technology, obtain a license or cease selling the applications that contain the infringing technology. We may be unable to develop non-infringing technology or even obtain a license on commercially reasonable terms.

We also rely on a variety of technologies that are licensed from third parties. We use software developed by these and other companies to perform key functions. These third-party licenses may not be available to us on commercially reasonable terms in the future. The loss of any of these licenses could delay the introduction of software enhancements, interactive tools and other features until equivalent technology could be licensed or developed. Any such delays could materially adversely affect our business, results of operations and financial condition.

We are subject to data privacy and security laws and regulations in many different jurisdictions and countries where we do business, and our or our partners’ failure to comply could result in fines, penalties, or reputational damage, and could impact the way we operate our business.

We are subject to laws and regulations governing the collection, use and transmission of personal data. As the legislative and regulatory landscape for data privacy and protection continues to evolve around the world, there has been an increasing focus on privacy and data protection issues that may affect our business. The Digital Personal Data Protection Act, 2023 (“DPDP Act”) was published in India’s Official Gazette on August 11, 2023 for general information. The DPDP Act will come into force on such date as the (Indian) Central Government would appoint by notification in the Official Gazette, with different dates being appointed for different provisions. The DPDP Act will be applicable when data fiduciaries process digital personal data, where such personal data, capable of identifying an individual, is either collected in digital form or is digitized after it is collected non-digitally. The (Indian) Central Government will have the power to make rules on specified subjects to supplement the DPDP Act (subject to the Parliament of India’s power to modify or nullify such rules) and will also have a limited power to amend the penalty schedule.

The European Union’s General Data Protection Regulation (GDPR), which became fully effective in May 2018, implemented stringent requirements on how a company may gather, retain, use and manage personal and sensitive data, as well as mandatory data breach notification requirements.

Additionally, the California Consumer Privacy Act (CCPA) became effective on January 1, 2020, creating new individual privacy rights for California consumers and placing increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA requires covered companies to provide new disclosures to California consumers, provides such consumers new ways to opt-out of certain sales of personal information, and allows for a new cause of action for data breaches.

Other countries in which we do business have, or are developing, laws governing the collection, use and transfer of personal information that may affect our business or require us to adapt our technologies and organizational measures. Some countries, including India, are considering legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements.

In addition, a failure by us, or our third-party vendors, to comply with applicable data privacy and security laws could result in financial, legal, business, and reputational harm and may have a material adverse effect on the way we operate our business, our financial condition, results of operations and/or cash flows.

These data protection laws and similar initiatives could increase the cost of developing, implementing or maintaining our information technology systems and require us to allocate more resources to compliance initiatives thereby increasing our costs, impact operational efficiency and most importantly lead to reputational loss.

Compliance with new and changing corporate governance and public disclosure requirements adds uncertainty to our compliance policies and increases our costs of compliance.

We are subject to a variety of laws, regulations and industry standards in India and in the United States. For example, India has witnessed sweeping changes to its corporate law regime over the past few years. The changes introduced by Indian Companies Act 2013 over the period of time have added complexity to our corporate compliance regime.

These laws, regulations, and standards govern numerous areas that are important to our business, including, but not limited to, privacy, information security, labor and employment, immigration, data protection, import and export practices, marketing and communication practices. Such laws, regulations and standards are subject to changes and evolving interpretations and applications, and it can be difficult to predict how they may be applied to our business and the way we conduct our operations, especially as we introduce new solutions and services and expand into new jurisdictions. Any perceived or actual breach of laws, regulations and standards could result in investigations, regulatory inquiries, litigation, fines, injunctions, negative customer sentiment, impairment of our existing or planned solutions and services, or otherwise negatively impact our business.

We are committed to maintaining high standards of corporate governance and public disclosure, and our efforts to comply with evolving laws, regulations and standards in this regard have resulted in, and are likely to continue to result in, increased general and administrative expenses and an increasing amount of time and attention of management in ensuring compliance related activities. Changing laws, regulations and standards relating to accounting, corporate governance and public disclosure create uncertainty for our compliance efforts and may result in added compliance costs.

In connection with this prospectus, our management assessed our internal controls over financial reporting, and determined that our internal controls were effective as of March 31, 2024. However, any deficiencies uncovered by future management assessments or any inability of our auditors to issue an unqualified opinion regarding our internal control over financial reporting could harm our reputation and the price of our equity shares and ADSs.

We have our Environmental Social and Governance (“ESG”) goals built into our business and operations strategy voluntarily without any regulatory compliance requirement. We regularly update and monitor our progress in this regard. However, mandatory guidelines on ESG reporting may have an impact on growth of the Company as there may be investments or expenses that are not part of our strategy on ESG.

Changes in the market for director and officer liability insurance could make it more difficult and more expensive for us to obtain such coverage and thereby create financial and reputational risk for us and our directors and officers.

It may become more expensive or more difficult for us to obtain director and officer liability insurance. Further, our Board members and executive officers could face an increased risk of personal liability in connection with their performance of duties and our regulatory reporting obligations. As a result, we may face difficulties attracting and retaining qualified Board members and executive officers, which could harm our business. If we fail to comply with new or changed laws or regulations, our business and reputation may be harmed.

We may inadvertently fail to comply with local laws of other countries in connection with the negotiation and execution of operational agreements.

As part of our international business, we may negotiate with and enter into contracts with strategic partners, clients, suppliers, employees and other third parties in various countries. We may inadvertently fail to comply with their laws, which may result in lawsuits or penalties and could adversely affect our business or results of operations.

We are subject to quality of service guidelines issued by the Telecom Regulatory Authority of India (“TRAI”). Failure to comply with one or more applicable guidelines may expose us to fines/penalties.

TRAI has issued the following guidelines to the ISPs for improving the quality of service:

●	All Internet service providers shall provide adequate information to subscribers regarding Internet/broadband services being offered and marketed by them.

●	All Internet service providers shall provide information regarding contention ratios or the number of users competing for the same bandwidth, adopted by them to provide Internet/broadband service in their tariff plans submitted to TRAI, manual of practice, call centers and on their websites.

●	All Internet service providers shall publish quarterly contention ratios for different Internet/broadband services on their website to facilitate subscribers to take informed decision.

●	All Internet service providers must use the specified contention ratios or better for different services to ensure sufficient bandwidth for providing good quality of service to their subscribers.

Fixing up a contention ratio may put standalone ISPs at a disadvantage as cost of delivery of Internet bandwidth may increase. Telecommunications companies offering similar internet services are tempted to offer significantly lower prices and incentives as they own the last mile. Also, by bundling telephony along with Internet, they can enhance their otherwise idle last mile. Under such circumstances, it will be very difficult for ISPs providing retail service to compete with big telecommunication companies which can offer broadband services by cross subsidizing with voice/other services.

In the event of our failure to comply with one or more of the above guidelines, we may expose ourselves to fines/penalties, which could adversely effect our results of operations.

We may be liable to third parties for information retrieved from the Internet.

We could become liable if confidential information is disclosed inappropriately on or through our websites. Others could also sue us for the content and services that are accessible from our websites through links to other websites or through content and materials that may be posted by our users in chat rooms or bulletin boards. The laws in India relating to the liability of companies which provide Internet services, like ours, for activities of their users, are still relatively unclear. Investigating and defending these claims is expensive, even if they do not result in liability, allegations of impropriety, even if unfounded, could damage our reputation, disrupt our ongoing business, distract our management and employees, reduce our revenues and increase our expenses.

We may fail to meet export obligations under the Export Promotion Capital Goods (“EPCG”) Scheme and be subjected to penalties.

We have been utilizing a duty benefit for our import of capital goods under the EPCG Scheme available for export of services. Under the scheme, we are eligible to import capital goods without import duty with an obligation to generate export earnings to the extent of six times the value of such duty benefit (inclusive of tax and cess) availed within a period of six years from the date of issue of authorization, over and above the annual average export obligation as detailed in the EPCG Scheme. Although there are export earnings at present, we may fail to fulfill such obligation in the future. In the case of a shortfall in fulfilment of such export obligation, we may be subjected to repay the duty benefit availed along with interest.

We may face additional compliance procedures and litigations due to our internal reorganization.

During the financial year 2020-2021, we performed an internal reorganization pursuant to which our business units were transferred from Sify Technologies Limited to wholly-owned subsidiaries, SISL and Sify Digital Services Limited through a business transfer agreement. Tax liabilities may arise if there is any change in shareholding of SIFY’s subsidiaries within a period of eight years from April 1, 2020, the date of transfer of capital assets.

Risks Related to our Equity Shares, ADSs and Trading Market

We may fail to meet the continued listing requirements of NASDAQ, which could cause our ADSs to be delisted.

Pursuant to the listing requirements of NASDAQ, if a listed company’s security price is below $1.00 per share for 30 consecutive trading days, NASDAQ will notify the company that it is no longer in compliance with NASDAQ continued listing qualifications.  If a company is not in compliance with the minimum bid price rule, the company will have 180 calendar days to regain compliance. If the company does not regain the compliance within the initial 180 days, the company may be eligible for an additional 180-day period as set forth in NASDAQ listing rule 5810(c)(3)(A). The company may regain compliance if the bid price of its ADSs closes at $1.00 per ADS or more for a minimum of ten consecutive business days at any time during the cure period.

The Company has in the past on multiple occasions, received notices of non-compliance from NASDAQ when the ADS prices were below $1.00 per share and was given 180 days to regain compliance. Although the Company regained compliance with the NASDAQ continued listing requirements in the past, we may not be able to meet the continued listing requirements of NASDAQ in the future. If we are unable to satisfy the NASDAQ criteria for maintaining our listing, our ADSs could be subject to delisting. As a consequence of any such delisting, our ADS holders would likely find it more difficult to dispose of or to obtain accurate quotations as to the prices of our securities, and there would likely be less liquidity in our stock. In the event of a delisting, we could face significant material adverse consequences including a limited availability of market quotations for our securities and a decreased ability to issue additional securities or obtain additional financing in the future.

The interests of our significant shareholder, Mr. Raju Vegesna, our CEO, Chairman and Managing Director, may differ from your interests.

Effective as of October 30, 2010, upon the consummation of the private placement to an entity controlled by Mr. Raju Vegesna, our, CEO, Managing Director and Chairman of the Board of Directors of the Company, Mr. Raju Vegesna beneficially owns a majority of our outstanding equity shares. As of March 31, 2024, Mr. Raju Vegesna, beneficially owned approximately 84.03% of our outstanding equity shares and ADSs, and as a result, Mr. Raju Vegesna will be able to exercise control over many matters requiring approval by our Board of Directors and / or shareholders, including the election of directors and approval of significant corporate transactions, such as a sale of our Company. Under Indian law, a simple majority is sufficient to control all shareholder action except for those items, that require approval by a special resolution. If a special resolution is required, the number of votes cast in favor of the resolution must not be less than three times the number of votes cast against it. Examples of actions that require a special resolution include:

●	altering our Articles of Association;

●	issuing additional shares of capital stock, except for pro rata issuances to existing shareholders;

●	repurchasing our securities, in certain circumstances; and

●	commencing a voluntary liquidation.

Circumstances may arise in which the interests of Mr. Raju Vegesna could conflict with the interests of our other shareholders or holders of our ADSs. Mr. Vegesna, or the entities that he controls, could delay or prevent a change of control of our Company even if a transaction of that sort would be beneficial to our other shareholders, including the holders of our ADSs. This concentrated control will limit your ability to influence corporate matters and as a result, we may take actions that our shareholders and ADS holders do not view as beneficial. As a result, the market price of our securities could be adversely affected.

Since we are a “controlled company” within the meaning of the NASDAQ listing rules, we are permitted to follow certain exemptions from corporate governance requirements that could adversely affect our shareholders and ADS holders.

The Majority Shareholder Group beneficially owned approximately 84.03% of our issued and outstanding equity shares as of March 31, 2024. Under the NASDAQ listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company”. As a result, we qualify as a “controlled company” for the purpose of the NASDAQ listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including the requirements that:

●	a majority of our board of directors consist of independent directors;

●	our director nominees be selected or recommended solely by independent directors; and

●	we have a nominating committee and a remuneration committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the NASDAQ listing rules even if we are a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to securityholders of companies that are subject to all of the corporate governance requirements of NASDAQ.

If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to securityholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

An investor in our ADSs may not be able to exercise preemptive rights for additional shares and may thereby suffer dilution of such investor’s equity interest in us.

Under the Companies Act, 2013, or the Indian Companies Act, a company incorporated in India must offer its holders of equity shares preemptive rights to subscribe and pay for a proportionate number of shares to maintain their existing ownership percentages prior to the issuance of any new equity shares, unless such preemptive rights have been waived by three-fourths of the shares voting on the resolution to waive such rights.

Holders of ADSs may be unable to exercise preemptive rights for equity shares underlying ADSs unless a registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), is effective with respect to such shares or an exemption from the registration requirements of the Securities Act is available. To the extent that holders of ADSs are unable to exercise preemptive rights granted in respect of the equity shares represented by their ADSs, their proportional interests in us would be reduced.

ADS holders may be restricted in their ability to exercise voting rights.

Pursuant to the terms of the Deposit Agreement and at our request, the Depositary will mail to holders of our ADSs any notice of shareholders’ meeting received from us together with information explaining how to instruct the Depositary to exercise the voting rights of the securities represented by ADSs. If the Depositary receives voting instructions from a holder of our ADSs in time, relating to matters that have been forwarded to such holder, it will endeavor to vote the securities represented by such holder’s ADSs in accordance with such voting instructions. However, the ability of the Depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that the holders of our ADSs will receive voting materials in time to enable such holders to return voting instructions to the Depositary. Securities for which no voting instructions have been received will not be eligible to vote.

Under Indian law, subject to the presence in person at a shareholder meeting of persons holding equity shares representing a quorum, all resolutions proposed to be approved at that meeting are voted on by a show of hands unless shareholders present in person and holding (a) not less than one-tenth of the total voting power entitled to vote on a resolution or (b) shares with an aggregate paid up capital of at least ₹ 500,000 demand that a poll be taken. Equity shares not represented in person at the meeting, including equity shares underlying ADSs for which a holder has provided voting instructions to the Depositary, are not counted in a vote by show of hands. As a result, only in the event that a shareholder present at the meeting demands that a poll be taken will the votes of ADS holders be counted. Securities for which no voting instructions have been received will not be voted on a poll. Accordingly, you may not be able to participate in all offerings, transactions or votes that are made available to holders of our equity shares.

As a foreign private issuer under the U.S. securities laws, we are not subject to the SEC’s proxy rules, which regulate the form and content of solicitations by United States-based issuers of proxies from their shareholders. To date, our practice has been to provide advance notice to our ADS holders of all shareholder meetings and to solicit their vote on such matters through the Depositary, and we expect to continue this practice. The form of notice and proxy statement that we have been using does not include all of the information that would be provided under the SEC’s proxy rules.

The market price of our ADSs has been and may continue to be highly volatile. Many factors could cause the market price of our ADSs to rise and fall. Some of these factors include:

●	perception of the level of political and economic stability in India;

●	actual or anticipated variations in our quarterly operating results;

●	announcement of technological innovations;

●	conditions or trends in the ICT ecosystem;

●	the competitive and pricing environment for network services in India and the related cost and availability of bandwidth;

●	the perceived attractiveness of investment in Indian companies;

●	acquisitions and alliances by us or others in the industry;

●	changes in estimates of our performance or recommendations by financial analysts;

●	market conditions in the industry and the economy as a whole;

●	introduction of new services by us or our competitors;

●	changes in the market valuations of other ICT companies or any of the company in the ICT chain;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

●	our failure to integrate successfully our operations with those of any acquired companies;

●	additions or departures of key personnel; and

●	other events or factors, many of which are beyond our control.

The financial markets in the United States and other countries have experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been and continue to be extremely volatile with negative sentiment prevailing. Volatility in the price of our ADSs may be caused by factors outside of our control and may be unrelated or disproportionate to our operating results, which may adversely affect the value of your investment and the price of our ADSs.

An active or liquid market for the ADSs is not assured.

We cannot predict that an active, liquid public trading market for our ADSs will continue to exist. Although ADS holders are entitled to withdraw the equity shares underlying the ADSs from the Depositary at any time, there is no public market for our equity shares in India or the United States.  The loss of liquidity could increase the price volatility of our ADSs.

The future sales of securities by us or existing shareholders may reduce the price of our ADSs.

Any significant sales of our equity shares or ADSs or a perception that such sales may occur might reduce the price of our ADSs and make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. We may issue additional equity shares to raise capital and to fund acquisitions and investments, and the parties to any such future transactions could also decide to sell them.

We are subject to foreign investment restrictions under Indian law that limit our ability to attract foreign investors which, together with the lack of a public market for our equity shares, may adversely impact the value of our ADSs.

Currently, there is no public trading market for our equity shares in India or elsewhere nor can we assure you that we will take steps to develop one. Our equity securities are only traded on NASDAQ through the ADSs. Under prior Indian laws and regulations, our Depositary could not accept deposits of outstanding equity shares and issue ADRs evidencing ADSs representing such equity shares without prior approval of the Government of India. The RBI has announced fungibility regulations permitting, under limited circumstances, the conversion of ADSs to equity shares and the reconversion of equity shares to ADSs provided that the actual number of ADSs outstanding after such reconversion is not greater than the original number of ADSs outstanding. If you elect to surrender your ADSs and receive equity shares, you will not be able to trade those equity shares on any securities market and under present law, likely will not be permitted to reconvert those equity shares to ADSs.

If in the future a market for our equity shares is established in India or another market outside of the United States, those shares may trade at a discount or premium to the ADSs. Under current Indian regulations and practice, the approval of the relevant Indian authorities is not required for the sale of unlisted equity shares underlying ADSs by a non-resident Indian to a resident of India as well as for renunciation of rights to a resident of India). Since exchange controls still exist in India, the price at which the equity shares are transferred will be based on the Indian exchange control laws, and a higher price per share may not be permitted. In certain cases, holders who seek to convert the rupee proceeds from a sale of equity shares in India into foreign currency and repatriate that foreign currency from India may have to obtain RBI approval for each transaction. A person resident outside India who has acquired a right from a person resident in India who has renounced it may acquire equity instruments (other than share warrants) against the said rights subject to pricing guidelines prescribed under the Indian exchange control laws and other applicable laws of India. We cannot assure you that any required approval from the RBI or any other Government agency can be obtained.

The reintroduction of the dividend distribution tax or introduction of new forms of taxes on distribution of profits or changes to the basis of application of these taxes could materially affect the returns to our shareholders.

The Finance Act 2020 replaced the Dividend Distribution Tax with the classical system of dividend taxation wherein dividend income will be taxed in the hands of the shareholders at their respective applicable tax rates. In the light of these changes, a company paying dividends to shareholders is required to withhold tax at the applicable rates prescribed under Income Tax Act along with any relevant tax treaty with respective countries (together with MLI as applicable). If the effective rate of tax at source on dividends increases in future, or new forms of taxes on distribution of profits are introduced, the dividend amount receivable by our shareholders after taxes may decrease further.

We may be required to list our equity shares on an Indian stock exchange. If we were to list our equity shares on an Indian stock exchange, conditions in the Indian securities market may require compliance with new and changing regulations framed by Securities and Exchange Board of India, listing requirements of the stock exchange, corporate governance, accounting and public disclosure requirements which might add uncertainty to our compliance policies and increases our costs of compliance.

In 2006, the Ministry of Finance (the “MoF”), issued a statement providing that Indian companies cannot raise new capital abroad unless their securities are listed on a stock exchange in India. However, the MoF also issued a notification on October 21, 2014, which removed depositary receipts from this scheme. Depositary receipts are now regulated by the Depository Receipts Scheme 2014. The Depository Receipts Scheme 2014 allows Indian companies, whether listed or unlisted, to access the international capital markets using depositary receipts and removed the condition requiring mandatory listing in India.

However, in the future, we may be required by the Government to list on an Indian stock exchange. If we were to list our equity shares on an Indian stock exchange, we would have to comply with changing laws, regulations and standards relating to accounting, corporate governance and public disclosure, including the Securities and Exchange Board of India (“SEBI”) rules and regulations and stock exchange listing requirements which may create uncertainty for companies like ours.

SEBI introduced a framework for issuance of depositary receipts by companies listed on a recognized stock exchange in India or proposing to make a public offer and list on a recognized stock exchange in India by its circular dated October 10, 2019 (the “Listed DR Framework”).

The Listed DR Framework sets out the eligibility requirements for the purpose of issue of depositary receipts as: (a) the listed company, any of its promoters, promoter group or directors or selling shareholders are not debarred from accessing the capital market by SEBI; (b) any of the promoters or directors of the listed company is a promoter or director of any other company which is not debarred from accessing the capital market by SEBI; (c) the listed company or any of its promoters or directors is not a willful defaulter; (d) any of its promoters or directors is not a fugitive economic offender.

The Listed DR Framework requires the listed company to, through an intermediary, file with SEBI and the recognized stock exchange(s), a copy of the initial document, by whatever name called, for the initial issue of depositary receipts. Further, listed company shall ensure that the agreement entered between the holder of depositary receipts, the listed company and the depositary provides that the voting rights on the underlying securities, if any, shall be exercised by the holder of depositary receipts through the foreign depositary pursuant to voting instruction only from such depository receipt holder. The price of issue or transfer of underlying securities, for the purpose of issue of depositary receipts by foreign depositary, shall not be less than the price for the public offer / preferential allotment / qualified institutions placement to domestic investors under the applicable laws.

The compliance requirements under the Listed DR Framework are in addition to the requirements under the Companies Act, 2013 read with the Companies (Issue of Global Depository Receipts) Rules, 2014, the Depository Receipts Scheme 2014 and the foreign exchange regulations. While the Listed DR Framework circular is addressed to listed companies, the Company is not aware of any unlisted companies that have issued depositary receipts (including American depositary receipts) after the introduction of the Listed DR Framework in 2019. Therefore, there is no precedent which indicates the view that the securities regulator would take in relation to the issuance of depositary receipts by unlisted companies. Based on legal advice from our Indian counsel, the Company believes that the Rights Offering is in compliance with the applicable laws and regulations.

These new or changed laws, regulations and standards may lack specificity and are subject to varying interpretations. Their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs of compliance as a result of ongoing revisions to such governance standards. We may not be able to comply with any timeline for listing and other standards imposed on us, and we are uncertain as to the consequences to us of any non-compliance.

Currency fluctuations may affect the price of our ADSs and dividends.

The exchange rate between the Indian rupee and the U.S. dollar has changed significantly in recent years and may continue to fluctuate substantially in the future. Such fluctuations in exchange rate will affect the dollar conversion our depositary, Citibank, N.A., of any cash dividend paid in Indian rupees on the equity shares represented by the ADSs.

Our dividend payment policy is contingent upon the Company’s profits each year.

The dividend payment policy of the Company is not certain and is contingent upon the level of performance of the Company and the recommendation of the Board of Directors and the approval of the shareholders. Thus, there is no assurance that dividends will be paid in the future.

Risks Related to Investments in Indian Companies

We are incorporated in India, and a significant majority of our assets and employees are located in India. Consequently, our financial performance and the market price of our ADSs will be affected by changes in exchange rates, interest rates, Government of India policies, including taxation policies, as well as political, social and economic developments affecting India.

Changes in the policies of the Government could further delay the liberalization of the Indian economy and adversely affect economic conditions in India generally, which could impact our business and prospects.

Since 1991, successive Government administrations have pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector. Nevertheless, the role of the central and state governments in the Indian economy as producers, consumers and regulators has remained significant. The rate of economic liberalization could change, and specific laws and policies affecting technology and telecom companies, foreign investment, exchange rate regime and other matters affecting investment in our securities could change as well. A significant change in India’s economic liberalization and deregulation policies could adversely affect business and economic conditions in India generally, and our business in particular.

Regional conflicts in South Asia could adversely affect the Indian economy, disrupt our operations and cause our business to suffer.

South Asia has, from time to time, experienced instances of civil unrest and hostilities among neighboring countries, including between India and Pakistan. Military activity or terrorist attacks in the future could influence the Indian economy by disrupting communications and making travel more difficult and such political tensions could create a greater perception that investments in Indian companies involve higher degrees of risk. This, in turn, could have a material adverse effect on the market for securities of Indian companies, including our equity shares and our ADSs, and the market for our services.

Terrorist attacks or a war could adversely affect our business, results of operations and financial condition.

Terrorist attacks, such as the attacks of February 14, 2019 in Jammu Srinagar highway (Pulwama attack), the attacks of July 25, 2008 in Bangalore, the attacks of November 26 to 29, 2008 in Mumbai, the attack at New Delhi High Court on September 7, 2011 and other acts of violence have the potential to affect us or our clients. In addition, such attacks may destabilize the economic and political situation in India. Furthermore, such attacks could cause a disruption in the delivery of our services to our clients, and could have a negative impact on our business, personnel, assets and results of operations, and could cause our clients or potential clients to choose other vendors for the services we provide. Terrorist threats, attacks or war could make travel more difficult, may disrupt our ability to provide services to our clients and could delay, postpone or cancel our clients’ decisions to use our services.

The markets in which we operate are subject to the risk of earthquakes, floods and other natural disasters.

Some of the regions that we operate in are prone to earthquakes, flooding and other natural disasters. In the event that any of our business centers are affected by any such disasters, we may sustain damage to our operations and properties, suffer significant financial losses and be unable to complete our client engagements in a timely manner, if at all. Further, in the event of a natural disaster, we may also incur costs in redeploying personnel and property. In addition, if there is a major earthquake, flood or other natural disaster in any of the locations in which a significant number of our customers are located, we face the risk that our customers may incur losses, or sustained business interruption and/or loss which may materially impair their ability to continue their purchase of products or services from us. A major earthquake, flood or other natural disaster in the markets in which we operate could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If inflation were to rise in India, we might not be able to increase the prices of our services at a proportional rate in order to pass costs on to our customers thereby reducing our margins.

Inflation rates in India have been volatile in recent years and such volatility may continue in the future. India has experienced high inflation in the recent past. Increased inflation can contribute to an increase in interest rates and increased costs to our business, including increased costs of energy, wages, components, equipment and other expenses relevant to our business. High fluctuations in inflation rates may make it more difficult for us to accurately estimate or control our costs. Any increase in inflation in India can increase our expenses, which we may not be able to adequately pass on to our clients, whether entirely or in part, and may adversely affect our business and financial condition. In particular, we might not be able to reduce our costs or entirely offset any increases in costs with increases in prices for our products. In such case, our business, results of operations, cash flows and financial condition may be adversely affected.

It may be difficult for you to enforce any judgment obtained in the United States against us, our directors or executive officers or our affiliates.

We are incorporated under the laws of India and many of our directors and executive officers reside outside the United States. A substantial portion of our assets and the assets of many of these persons are also located outside the United States. As a result, you may be unable to effect service of process upon us outside of India or upon such persons outside their jurisdiction of residence. In addition, you may be unable to enforce against us in courts outside of India, or against these persons outside the jurisdiction of their residence, judgments obtained in courts of the United States, including judgments predicated solely upon the federal securities laws of the United States.

In order to be enforceable in India, a judgment obtained in a jurisdiction which India recognizes as a reciprocating territory must meet certain requirements of the Civil Procedure Code, 1908 (“CPC”). Further, the CPC only permits enforcement of monetary decrees not being in the nature of any amounts payable in respect of taxes or, other charges of a similar nature or in respect of a fine or other penalty and does not provide for the enforcement of arbitration awards. Judgments or decrees from jurisdictions not recognised as a reciprocating territory by India, cannot be enforced or executed in India. Even if a party were to obtain a judgment in such a jurisdiction, it would be required to institute a fresh suit upon the judgment and would not be able to enforce such judgment by proceedings in execution.

The United States and India do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States on the basis of civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be executable by an Indian court. However, the party in whose favor such final judgment is rendered may bring a new suit in a competent court in India based on a final judgment that has been obtained in the United States. The suit must be brought in India within three years from the date of the judgment by court in the United States in the same manner as any other suit filed to enforce a civil liability in India. There are generally considerable delays in the disposition of suits by Indian courts. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with public policy and thereby in conflict with Indian Law. Separately, RBI approval will be required under the Foreign Exchange Management Act, 1999, to repatriate any amounts outside India as damages including pursuant to the execution of a judgment.

USE OF PROCEEDS

We estimate that the net proceeds to us from the Rights Offering, assuming a fully subscribed Rights Offering, will be approximately $29.05 million, after deducting estimated offering expenses of approximately $939,164 payable by us.

The net proceeds are expected to be utilized for expansion of the business for developing Network centric services, Data Center services and Digital Services and for general corporate purposes.

DIVIDEND POLICY

Under Indian law, we may pay dividends only from the profits available for distribution as reported in the unconsolidated statutory financial statements (as opposed to the consolidated financial statements for us and our subsidiaries) prepared in accordance with the Indian Accounting Standards. Based on the net income available for appropriation, dividends must then be recommended by the Board of Directors for approval by the shareholders at our annual general meeting, and approved by a majority of our shareholders. Furthermore, the Board of Directors may also pay interim dividends at its discretion. See “Description of Share Capital and American Depositary Shares” which explains in more detail the procedures we must follow and the Indian law provisions that determine whether we are entitled to declare a dividend.

We have not paid or declared any cash dividends on our equity shares since 2019. Because our payment of dividends is contingent upon the level of performance of the Company and the recommendation of the Board of Directors and the approval of the shareholders, there is no assurance that dividends will be paid in the future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

All of the equity shares represented by the ADSs offered by this prospectus will generally have the same dividend rights as all of our other outstanding shares. Any future cash dividends on our equity shares represented by ADSs will be paid to the Depositary in Indian Rupees and will generally be converted into U.S. dollars by the Depositary and distributed to holders of ADSs, net of the Depositary’s fees and expenses.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our total capitalization as of March 31, 2024 on:

●	an actual basis; and

●	on an as adjusted basis, to give effect to:

o	the issuance of 250,000,000 equity shares in the Rights Offering, assuming full exercise of the subscription rights at a subscription price of $0.12 per equity share or ADS; and

o	aggregate net proceeds of Rs. 2,500,000,000 (approximately US$30,000,000.00), before deducting our estimated offering expenses.

Our capitalization following the Rights Offering will be adjusted based on the actual terms of the Rights Offering, including the actual number of equity shares and ADSs subscribed for and the amount by which actual offering expenses are higher or lower than estimated.

You should read this table in conjunction with our consolidated financial statements and related notes included in this prospectus as well as the sections in this prospectus titled “Use of Proceeds” and “Selected Consolidated Financial Data” and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 20-F and any current reports incorporated by reference herein.

	As of March 31, 2024
	Actual	As Adjusted
(in thousands of Rupees, except share data)
Cash and cash equivalents (including other Bank Deposits)	5,347,746	7,769,444

Total debt	24,058,876	24,058,876
Equity
Equity shares, par value Rs. 10 per share:
183,332,460 shares, actual;
433,332,460 shares, as adjusted
Share capital	1,846,146	4,346,146
Accumulated losses	(6,745,965)	(6,824,267)
Other reserves	28,929,485	28,929,485

Total equity	24,029,666	26,451,364

Total capitalization	48,088,542	50,510,240

DILUTION

We will issue 250,000,000 new equity shares pursuant to the Rights Offering, assuming full subscription, and which would result in our issued share capital increasing by approximately 136%. Because the subscription rights are being distributed on a pro rata basis, holders of equity shares and ADSs who exercise their subscription rights in full will suffer no dilution to their percentage ownership in our Company.

Even if you exercise your rights to subscribe for new equity shares or ADSs in the Rights Offering, your interest could be diluted to the extent of the difference in our net tangible book value per equity share or ADS. Net tangible book value per equity share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of our equity shares outstanding. Dilution per equity share equals the difference between the (1) net tangible book value per share immediately prior to the Rights Offering and (2) net tangible book value per share immediately following the Rights Offering.

As of March 31, 2024, we had a net tangible book value of Rs. 24,029,666 (US$ 288,216), corresponding to a net tangible book value per equity share of Rs. 131 (equivalent to US$ 1.57 per ADS), based upon 183,332,460 equity shares outstanding as of such date. Our pro forma net tangible book value as of March 31, 2024, after giving effect to the issuance and sale by us of 250,000,000 equity shares (including equity shares represented by ADSs) in the Rights Offering at the subscription price of US$ 0.12 per ADS (or Rs. 10 per equity share) and after deducting fees and estimated offering expenses payable by us, would have been Rs. 26,451,364 (US$ 317,262), corresponding to a net tangible book value per equity share of Rs. 61 (equivalent to US$0.73 per ADS).

This represents an immediate dilution in net tangible book value of Rs. 70 per equity share (equivalent to US$ 0.84 per ADS) to existing shareholders and immediate increase of Rs. 51 per equity share (equivalent to US$ 0.61 per ADS) to purchasers in the Rights Offering.

The following table illustrates this per share dilution based on the assumptions listed above:

(in US Dollars)
Subscription price per equity share or ADS	$0.12
Net tangible book value per equity share or ADS prior to the Rights Offering	$1.57
Dilution per equity share or ADS attributable to the Rights Offering	$0.84
Pro forma net tangible book value per equity share after the Rights Offering	$0.73
Increase in net tangible book value per equity share to purchasers	$0.61

The above adjusted information is illustrative only, and we will adjust this information based on the actual terms of the Rights Offering, including the actual number of equity shares or ADSs subscribed for and the amount by which actual offering expenses are higher or lower than estimated.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables present selected consolidated financial data as of March 31, 2024, for the years ended March 31, 2024, 2023 and 2022. We derived the selected consolidated statements of operations for the years ended March 31, 2024, 2023 and 2022 and the selected consolidated statement of financial position data as of March 31, 2024 from our audited consolidated financial statements incorporated by reference herein. We present our consolidated financial statements in Rupees and in accordance with IFRS as issued in English by the IASB.

The selected consolidated financial data below should be read together with our consolidated financial statements and related notes and the sections titled “Information on the Company” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 20-F and current reports incorporated by reference herein, as well as the section of this prospectus titled “Capitalization”. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

Consolidated Statement of Income

(In thousands of Rupees, except share data and as otherwise stated)

	Year ended March 31,		Year ended March 31,
	2024	2023	2022	2024 Convenience translation into
	₹	₹	₹	US$ thousands
Revenue
- Rendering of services	33,950,426	30,449,944	25,659,626	407,207
- Sale of products	1,683,496	2,953,782	1,366,049	20,192
Total	35,633,922	33,403,726	27,025,675	427,399
Cost of goods sold and services rendered
- Rendering of services	(18,127,785)	(18,576,006)	(14,208,357)	(217,428)
- Sale of products	(4,250,216)	(2,803,423)	(1,833,699)	(50,977)
Total	(22,378,001)	(21,379,429)	(16,042,056)	(268,405)

Other income
- Profit on sale of property, plant and equipment (Net)	-	10,781	4,825	-
- Other income	184,613	121,059	125,903	2,214
	184,613	131,840	130,728	2,214

Selling, general and administrative expenses	(6,499,562)	(5,733,634)	(4,943,575)	(77,957)
Depreciation and amortization	(4,773,414)	(3,971,865)	(3,283,452)	(57,253)
Impairment Loss on goodwill	-	-	(14,595)	-

Profit from operating activities	2,167,558	2,450,638	2,872,725	25,998

Finance income	337,723	222,905	73,577	4,051
Finance expenses	(2,273,245)	(1,652,522)	(1,098,096)	(27,266)
Net finance income / (expense)	(1,935,522)	(1,429,617)	(1,024,519)	(23,215)

Profit before tax	232,036	1,021,021	1,848,206	2,783
Income tax (expense) / benefit	(183,100)	(346,499)	(590,261)	(2,196)
Profit for the year	48,936	674,522	1,257,945	587

Consolidated Statement of Financial Condition

	As at
	March 31, 2024	March 31, 2023
	(In thousands of Rupees, except as otherwise stated)
Cash and Cash Equivalents (including other Bank Deposits)	5,347,746	3,893,729
Total assets	70,982,296	57,404,139
Total Liabilities	46,952,630	40,258,451
Equity Attributable to equity holders of the Company	24,029,666	17,145,688

Consolidated Statement of Cash Flows

(In thousands of Rupees, except share data and as otherwise stated)

	Year ended March 31,
	2024	2023	2022

Cash flow from operating activities before working capital changes	7,284,020	6,755,929	6,607,047
Net cash from operating activities	4,983,373	8,338,238	2,244,668
Net cash used in investing activities	(12,263,168)	(13,592,264)	(7,593,341)
Net cash used in financing activities	7,443,880	4,944,421	4,169,940
Net Increase/Decrease in cash and cash equivalents	164,085	(309,605)	(1,178,733)

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our equity shares as of March 31, 2024 by each person or group of affiliated persons who is known by us based on our review of public filings to beneficially own 5% or more of our equity shares. The table gives effect to shares issuable within sixty days upon the exercise of all options and other rights beneficially owned by the indicated shareholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all equity shares beneficially owned. The information below is based on a review of filings made by such persons with the SEC.

The Company has not issued any shares having different voting rights, so none of the Company’s major shareholders have different voting rights.

Mr. Raju Vegesna, the Co-Trustee of the Vegesna Family Trust, which is the owner of Infinity Capital Venture Management LLC, which in turn is the general partner of Infinity Capital Ventures, LP, exercises voting control and dispositive power over the equity shares owned by Infinity Capital Ventures, LP. Mr. Raju Vegesna, CEO, Chairman and Managing Director of our Company, is affiliated with Infinity Capital Ventures, LP. Infinity Satcom Universal Private Limited is owned and controlled by Mr. Raju Vegesna, CEO, Chairman and Managing Director of the Company. Ramanand Core Investment Company Private Limited is a wholly owned subsidiary of Raju Vegesna Infotech and Industries Private Limited which in turn is owned and controlled by Infinity Satcom Universal Private Limited, which in turn is owned and controlled by Mr. Raju Vegesna, CEO, Chairman and Managing Director of the Company.

As of March 31, 2024, entities affiliated with our CEO, Chairman and Managing Director, Mr. Raju Vegesna, beneficially owned approximately 84.03% of our outstanding equity shares, which includes the 125,000,000 shares issued in connection with the private placement described below.

	Shares Beneficially owned
Shareholder	Number	Percent
Infinity Capital Ventures, LP, 11601 Wilshire Boulevard, Suite 1900, Los Angeles, CA 90025	13,902,860	7.58
Vegesna Family Trust, LP, 11601 Wilshire Boulevard, Suite 1900, Los Angeles, CA, 90025	620,466	0.34
Infinity Satcom Universal Private Limited, Visakhapatnam	14,530,000	7.93
Ramanand Core Investment Company Private Limited, Visakhapatnam*	125,000,000	68.18

*Ramanand Core Investment Company Private Limited is controlled by Raju Vegesna Infotech and Industries Private Limited, which is in turn controlled by Infinity Satcom Universal Private Limited. Therefore, Infinity Satcom Universal Private Limited holds the beneficial interest in Ramanand Core Investment Company Private Limited.

Details of change in the percentage ownership held by the major shareholders before/after the Rights Offering:

	No. of shares	%	No. of shares	%
	Before the Rights Offering		After the Rights Offering*
Infinity Capital Ventures, LP, USA	13,902,860	7.58%	32,861,396	7.58%
Vegesna Family Trust, USA	620,466	0.34%	1,466,560	0.34%
Infinity Satcom Universal Private Limited	14,530,000	7.93%	34,343,731	7.93%
Raju Vegesna Infotech and Industries Private Limited **	-	-	-	-
Ramanand Core Investment Company Private Ltd **	125,000,000	68.18%	295,455,357	68.18%

*	Assuming 100% subscription by all existing shareholders of their rights entitlement in the Rights Offering.

**	125,000,000 shares were issued to Raju Vegesna Infotech and Industries Private Limited at a discount of 50% to the prevailing American Depositary Share market price since the allotment of shares was for unlisted Indian equity shares. The shareholders of the Company approved the unregistered offering through voting in a general meeting. Raju Vegesna Infotech and Industries Private Limited transferred its entire 125,000,000 shares to Ramanand Core Investment Company Private Ltd., its wholly owned subsidiary company.

As of March 31, 2024, these shares are fully paid up of the face value and hence carry entire voting rights of these shares.

United States Shareholders

As of March 31, 2024, 43,801,808 of our ADSs were held in the United States and we had approximately 11,551 ADS holders in the United States. Each ADS represents one equity share.

Host Country Shareholders

As on March 31, 2024, 139,530,652 of our equity shares were held in India, and we had 19 shareholders on record in India. Each equity share has a par value of ₹ 10/- each.

THE RIGHTS OFFERING

General Information

We are distributing at no charge, (1) to the holders of our equity shares, transferable rights to subscribe for new equity shares and, (2) through Citibank, N.A., our Depositary and the ADS Rights Agent, to holders of our ADSs, transferable rights to subscribe for new equity shares in the form of ADSs pursuant to the Rights Offering.

We expect to issue up to 250,000,000 new equity shares in the Rights Offering, including equity shares represented by ADSs.

Our equity shares are not listed on any national securities market or exchange in India, the United States or any other market. Our ADSs are listed and trade on the NASDAQ Capital Market under the symbol “SIFY”. Each current and newly issued ADS represents one equity share. As of the close of business on March 31, 2024, there were 183,332,460 equity shares issued and outstanding. On March 31, 2024, the last reported sale price of the ADSs on the NASDAQ Capital Market was $1.26 per ADS.

If you are a holder of ADSs at 5:00 p.m. (New York City time) on May 31, 2024, which is the ADS Record Date, you will receive 1.36364 ADS rights for each ADS owned on that date. No fractional ADS rights or ADSs will be issued. Fractional entitlements to an ADS right will be rounded down to the next lower whole number. One (1) ADS right will entitle the holder of such right to subscribe for and purchase one new ADS at a price of $0.14 per ADS, which is the ADS Subscription Price. The ADS Subscription Price includes the Depositary fee of US$0.02 per new ADS subscribed in the Rights Offering. The ADS Rights Agent will send to each registered holder of ADSs on or about the ADS Record Date an ADS subscription form, together with a letter of instructions, for exercising ADS rights. To subscribe for new ADSs, a holder of ADS rights must remit to Citibank, N.A. the ADS Subscription Price before 2:15 p.m. (New York City time) on June 21, 2024, which is the ADS Expiration Date, and submit the required documentation as detailed in this prospectus.

If you are a holder of equity shares at 6:00 p.m. (Chennai, India time) on May 31, 2024, which is the Equity Share Record Date, you will receive 1.36364 equity share rights for each equity share owned on that date. One (1) equity share right will entitle a holder of such right to subscribe for and purchase one new equity share, at a subscription price of Rs. 10 per new equity share, which is the Equity Share Subscription Price, and the Indian Rupee equivalent of the U.S. dollar price per new ADS minus the Depositary fee, translated based on the exchange rate in effect as of March 31, 2024. To subscribe for new equity shares, a shareholder must pay to the Company the Equity Share Subscription Price before 6:00 p.m. (Chennai, India time) on June 21, 2024, which is the Equity Share Expiration Date, and submit the required documentation as detailed in this prospectus. No fractional equity shares will be issued. Fractional entitlements to equity share rights will be rounded down to the next lower whole number.

Equity shareholders and ADS holders generally will be treated alike in the Rights Offering, except that:

●	The timing of certain actions and periods will differ for holders of ADS rights and holders of equity share rights. In particular, the last time for exercise and payment is earlier for holders of ADS rights.

●	Holders of equity share rights must pay the subscription price in Indian Rupees, as described above, while holders of ADS rights must pay the subscription price in U.S. dollars to the ADS Rights Agent.

We reserve the right to extend the expiration date one or more times. Any rights not exercised at or before the relevant expiration date will expire worthless without any payment to the holders of those unexercised rights. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York Time, on the next business day after the most recently announced expiration of the Rights Offering. We will extend the duration of the Rights Offering as required by applicable law or regulation and may choose to extend the offering if we decide to give investors more time to exercise their subscription rights in the Rights Offering.

None of our Board of Directors, any committee thereof, or our management is making any recommendation regarding your exercise of the subscription rights. You should carefully consider whether to exercise your subscription rights before the expiration of the Rights Offering.

The ADS rights are expected to trade on the NASDAQ Capital Market under the symbol SIFYR from June 7, 2024 until June 18, 2024. The equity share rights will not be listed for trading on any stock exchange or market.

All exercises of subscription rights are irrevocable (except as contemplated below in connection with an amendment of the terms of the Rights Offering). We may cancel the Rights Offering in our sole discretion at any time prior to its expiration, for any reason. If the Rights Offering is cancelled, the Company and the ADS Rights Agent, as the case may be, will return all investment amount payments it has received for the cancelled Rights Offering, without interest or penalty.

You may be subject to certain regulatory requirements if, as a result of the exercise of your subscription rights, you reach certain holding thresholds of beneficial ownership of our equity shares. For example, if your exercise of subscription rights results in you beneficially owning more than 5% of our equity shares, you may be required to file a Schedule 13D or Schedule 13G (as applicable) with the SEC.

By participating in the Rights Offering you are representing to us that the amount of your subscription of equity shares or ADSs, as the case may be, along with your current holdings will be in compliance with the Foreign Exchange Management (Non-Debt Instruments) Rules, 2019 (“NDI Rules”). See “Description of Share Capital and American Depositary Receipts—Share Capital—Ownership Restrictions”. At our sole discretion, your allocation amount of equity shares or ADSs pursuant to your exercised subscriptions rights may be decreased in order to ensure compliance with the NDI Rules.

After the expiration of the Rights Offering, we will issue a press release announcing the results promptly after the determination of the proration.

Over-Subscription Right

Each holder of ADS rights or equity share rights who elects to exercise its ADS rights or equity share rights, as the case may be, in full will be entitled to subscribe for additional ADSs or equity shares, as the case may be, that remain unsubscribed as a result of any unexercised ADS rights by other ADS holders or unexercised equity share rights by other shareholders, as the case may be, pursuant to the Over-Subscription Right. See “—Offering to Holders of ADSs—Over-Subscription Right” and “—Offering to Holders of Equity Shares—Over-Subscription Right” for over-subscription procedures.

If all ADS rights and equity share rights are fully exercised, there will be no Over-Subscription Right. We will not in any case issue additional ADSs or equity shares beyond those offered pursuant to the Rights Offering.

Majority Shareholder Group

Ramanand is a wholly owned subsidiary of Raju Vegesna Infotech and Industries Private Limited, which is owned and controlled by Infinity, which in turn is owned and controlled by our Majority Shareholder. As of March 31, 2024, entities affiliated with our Majority Shareholder beneficially owned approximately 84.03% of our outstanding equity shares, with Ramanand owning approximately 68.18%, and Infinity owning approximately 7.93% of our issued and outstanding equity shares. Additionally, as of March 31, 2024, Infinity Capital Ventures LP, USA beneficially owned approximately 7.58% of our issued and outstanding equity shares represented by restricted ADSs and Vegesna Family Trust, USA owned approximately 0.34% of our outstanding equity shares through ADSs. The remaining proportion of our equity shares (15.97%) were held by the Depositary, as of March 31, 2024, for the benefit of the holders and beneficial owners of ADSs.

The Majority Shareholder Group has informed us that it intends to participate in the Rights Offering by exercising its subscription rights in full and that it may exercise its Over-Subscription Right. However, there is no guarantee or commitment that the Majority Shareholder Group will ultimately decide to exercise any or all of its subscription rights or its Over-Subscription Right.

Subscription Agent and ADS Rights Agent

The Company is acting as subscription agent for the equity shareholders in the Rights Offering.

Citibank, N.A., the Depositary for our ADSs, is also acting as ADS Rights Agent for the ADS holders in the Rights Offering. Any reference to ADS Rights Agent is to Citibank, N.A. in its capacity as Depositary and ADS Rights Agent.

Information Agent

D.F. King & Co., Inc. is acting as Information Agent for the Rights Offering. If you have any questions regarding the ADS rights or the equity share rights, please contact the Information Agent by phone (toll free) at +1 (800) 487-4870 or by email sify@dfking.com.

Termination; Cancellation

We may cancel or terminate the Rights Offering in our sole discretion at any time prior to 5:00 p.m. New York City time on the relevant expiration date, for any reason (including, without limitation, a change in the market price of our ADSs). If the Rights Offering is terminated, all rights will expire and we will promptly arrange for the refund, without interest or deduction, of any funds received from holders of subscription rights. Any cancellation or termination of the Rights Offering will be followed as promptly as practicable by an announcement.

Amendments

Our board of directors also reserves the right to amend the terms of the Rights Offering, including the extension of the expiration dates of the Rights Offering. Although we do not presently intend to do so, we may choose to amend the terms of the Rights Offering for any reason, including, without limitation, in order to increase participation in the Rights Offering. Such amendments or modifications may include a change in the pricing formula for the subscription price, although no such change is presently contemplated. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such holder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the Rights Offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the Rights Offering and the new expiration dates. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

Offering to Holders of ADSs

Summary Timetable

The summary timetable below lists some important dates for ADS holders relating to the Rights Offering. All times referred to in this timetable are New York City time, unless stated otherwise.

ADS Record Date—date for determining holders of ADSs receiving ADS rights	5:00 p.m. (New York City time) on May 31, 2024

ADS subscription form and letters of instructions sent to registered ADS holders and made available to beneficial owners of ADSs	On or about June 7, 2024

ADS Commencement Date—beginning of period during which ADS rights holders can subscribe for and purchase new ADSs	9:00 a.m. (New York City time) on June 7, 2024

ADS Expiration Date—end of period during which ADS rights holders can subscribe for and purchase new ADSs. Please note that your broker, bank or other securities intermediary may impose an earlier date by which instructions must be received from you	2:15 p.m. (New York City time) on June 21, 2024

New equity shares expected to be deposited with the Depositary’s custodian	On or about July 5, 2024

New ADSs expected to be delivered	On or about July 9, 2024

The following is a summary of the important provisions of the ADS rights offering:

Rights Offering to Holders of ADSs

If you hold ADSs on the ADS Record Date, you will receive 1.36364 ADS rights for each ADS you hold on that date. No fractional ADS rights or ADSs will be issued. Fractional entitlements to an ADS right will be rounded down to the next lower whole number. One (1) ADS right will entitle you to subscribe for and purchase one new ADS. To subscribe for new ADSs, you must pay to the ADS Rights Agent the ADS Subscription Price before the ADS Expiration Date, and submit the required documentation as detailed in this prospectus.

ADS Record Date

The record date for determining the holders of ADSs entitled to receive ADS rights is 5:00 p.m. (New York City time) on May 31, 2024. Only holders of record of ADSs at 5:00 p.m. (New York City time) on the ADS Record Date will be entitled to receive ADS rights.

ADS Rights Exercise Period

ADS rights may be exercised during the period from 9:00 a.m. (New York City time) on June 7, 2024 through 2:15 p.m. (New York City time) on June 21, 2024, which is the ADS Expiration Date. If you do not exercise your ADS rights before the ADS Expiration Date, the ADS rights will expire and will have no further value. We reserve the right to extend the expiration date one or more times without notice to you.

ADS Subscription Price and ADS Distribution Fee

The ADS Subscription Price is $0.14 per new ADS. The ADS Subscription Price includes the Depositary fee of US$0.02 per new ADS subscribed in the Rights Offering. You must pay the ADS Subscription Price in U.S. dollars.

Procedure for Exercising ADS Rights

Subscription by DTC Participants. If you hold ADSs through a broker or other securities intermediary and wish to exercise your ADS rights, you should contact your securities intermediary and instruct it to subscribe on your behalf through the automated system of The Depository Trust Company, or DTC, prior to 2:15 p.m. (New York City time) on June 21, 2024, also referred to as the ADS Expiration Date. Your securities intermediary will charge the ADS Subscription Price to your account. Your broker or other securities intermediary may set a cutoff date and time to receive instructions that is earlier than the ADS Expiration Date stated above. You should contact your securities intermediary to determine the cutoff date and time that applies to you.

Subscription by Registered ADS Holders. If you are a registered holder of ADSs, you can exercise your ADS rights by delivering to the ADS Rights Agent a properly completed and original signed ADS subscription form and paying in full the ADS Subscription Price for the new ADSs. You may make such payment by personal check payable to “Citibank, N.A.” to the address provided in the ADS Rights subscription form, the form of which is included as Exhibit 4.2 to the registration statement of which this prospectus forms a part.

You should read and follow the instructions accompanying the ADS rights subscription form carefully.

You are responsible for the method of delivery of your ADS rights subscription form with your total subscription price payment to the ADS Rights Agent. If you send your ADS rights subscription form and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the ADS Rights Agent prior to the time the Rights Offering expires. You must pay, or arrange for payment, by means of a personal check of immediately available funds. Any other form of payment will not be accepted.

Do not send your ADS rights subscription form or payments directly to SIFY. Delivery to an address other than the address listed on the ADS rights subscription form will not constitute valid delivery and, accordingly, may be rejected by us.

The ADS Rights Agent must receive the original ADS subscription form and ADS Subscription Price on or before the ADS Expiration Date. Deposit in the mail will not constitute delivery to the ADS Rights Agent.

The ADS Rights Agent has discretion to refuse to accept any improperly completed or unsigned ADS subscription form. Please see the ADS subscription form and instructions for additional information.

Because the Depositary will not be able to deliver any fraction of an ADS, we will instruct the ADS Rights Agent that ADS rights may be exercised to purchase the next smaller whole number of new ADSs.

We and the ADS Rights Agent will determine all questions about the timeliness, validity, form and eligibility of any exercise of ADS rights. We, in our sole discretion, may waive any defect or irregularity, or permit you to correct a defect or irregularity within the time we determine. ADS subscription forms will not be considered received or accepted until we have waived all irregularities or you have cured them in time. Neither we nor the ADS Rights Agent have to notify you of any defect or irregularity in submitting ADS subscription forms. We and the ADS Rights Agent will not incur any liability for failing to do so.

The ADS Rights Agent will accept payment only by personal check drawn upon a United States bank payable to the ADS Rights Agent. Payments by certified bank check, cashier’s check or money order will not be accepted. You will elect the method of delivering ADS subscription forms and paying the ADS Subscription Price to the ADS Rights Agent, and you will bear any risk associated with it. If you send ADS subscription forms or payments by mail, you should use registered mail, properly insured, with return receipt requested, and allow sufficient time to ensure delivery to the ADS Rights Agent and clearance of payment before the appropriate time.

Your payment will be considered received by the ADS Rights Agent only when your personal check clears.

Payments by wire transfer, certified bank check, cashier’s check or money order will not be accepted.

The ADS Rights Agent will hold your payment of the subscription price in a segregated account with other payments received from holders of rights until we issue to you your equity shares.

Delivery of New ADSs

The Depositary will deliver new ADSs purchased pursuant to the Rights Offering as soon as practicable after the receipt of the equity shares by the Depositary’s custodian, which is expected to be on or about July 9, 2024.

ADS Rights Agent

Citibank, N.A., in addition to acting as Depositary in respect of our ADS program, will also act as the ADS Rights Agent. The ADS rights are to be issued pursuant to the terms of the Deposit Agreement. We have filed a copy of the Deposit Agreement as an exhibit to the registration statement of which this prospectus forms a part.

Over-Subscription Right

Each ADS rights holder who elects to exercise its ADS rights in full will be entitled to subscribe for additional ADSs that remain unsubscribed as a result of any unexercised ADS rights by other ADS holders at the ADS Subscription Price, pursuant to the Over-Subscription Right. If all ADS rights are fully exercised, there will be no Over-Subscription Right. We will not in any case issue additional ADSs beyond those offered pursuant to the Rights Offering.

In order to properly exercise your Over-Subscription Right, you must indicate the number of additional ADSs you wish to subscribe for on the ADS rights subscription form and deliver the payment for exercise of your Over-Subscription Right before the ADS Expiration Date. Because we will not know the total number of unsubscribed ADSs before the ADS Expiration Date, if you wish to maximize the number of ADSs you purchase pursuant to your Over-Subscription Right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of ADSs available, assuming that no ADS rights holder other than you has purchased any ADSs pursuant to such holder’s subscription rights. The ADS Rights Agent will return any excess payments by mail as promptly as commercially reasonable without interest or deduction promptly after the ADS Expiration Date.

The available unsubscribed ADSs will be allocated among the ADS rights holders who have exercised the Over-Subscription Right as follows:

If the amount of unsubscribed ADSs is less than the amount of ADSs subscribed pursuant to the Over-Subscription Right (meaning that there is not a sufficient number of ADSs available to fully satisfy all over-subscription requests), the available ADSs will be allocated on a pro rata basis among ADS rights holders who exercised their Over-Subscription Right, based on the number of additional ADSs each such ADS rights holder subscribed for pursuant to the Over-Subscription Right.

If the amount of unsubscribed ADSs is greater than or equal to the amount of ADSs subscribed pursuant to the Over-Subscription Right, then the ADS rights holders who exercised their Over-Subscription Right will be allocated their subscription orders pursuant to the Over-Subscription Right in full.

The board of directors of Sify will then allocate any remaining unsubscribed ADSs in the manner most advantageous to the shareholders and the Company, pursuant to Section 62(1)(a)(iii) of the Companies Act, 2013, which may include allocations to the Majority Shareholder Group and to other ADS holders or cancellation of such ADS rights.

Transferability of ADS Rights

Subject to compliance with relevant securities laws, the ADS rights are transferable. The ADS rights are expected to trade on the NASDAQ Capital Market under the symbol SIFYR from June 7, 2024 until June 18, 2024.

If you are a registered owner of ADS rights and wish to sell your ADS rights, you may do so through a broker, or, alternatively, you may instruct the ADS Rights Agent to do so on your behalf by following the instructions on, and accompanying, the ADS rights subscription form sent to you.

The ADS Rights Agent has agreed to use commercially reasonable efforts to arrange for such sale on behalf of ADS rights holders in the open market through a broker. The ADS Rights Agent will, at its sole determination, aggregate the ADS rights delivered to it with instructions to sell and will arrange for their sale on the Nasdaq Capital Market through a broker appointed by the ADS Rights Agent for such purpose. The ADS Rights Agent will distribute the aggregate net proceeds of the sale of all such ADS rights (net of applicable fees of up to US$0.02 per ADS right sold, expenses and applicable taxes) to such holders of ADSs in amounts equal to their pro rata share. The ADS Rights Agent will not be liable to any holder for its failure to obtain the best market price for any ADS rights it sells at the request of a holder.

If you are a beneficial owner of ADS rights and wish to sell your ADS rights, you should timely contact the financial intermediary through which you hold the ADS rights to arrange for the sale. The ADS Rights Agent has agreed to use commercially reasonable efforts to arrange for such sale on behalf of a beneficial owner of ADS Rights in the open market through a broker at the instruction of the beneficial owner’s financial intermediary through DTC.

Brokers, banks and other nominees, who hold ADSs for clients that wish to sell ADS rights may instruct the ADS Rights Agent through DTC’s applicable function to sell the ADS rights on their behalf. The ADS Rights Agent has agreed to use commercially reasonable efforts to arrange for such sale on behalf of the brokers, banks and nominees who so instruct it to sell ADS rights through a broker.

The ADS Rights Agent will accept instructions to sell ADS Rights until 5:00 p.m., New York City time, on June 17, 2024. There can be no assurance that the ADS Rights Agent will be able to effectuate the sale of the ADS rights or at what price. The net sale proceeds from the sale of ADS rights through the ADS Rights Agent will be calculated on the basis of the net weighted average of all sales of ADS rights effectuated by the ADS Rights Agent during the Rights Offering exercise period, will be net of applicable fees, taxes and expenses incurred in connection with the sale of ADS right, and will be remitted after the completion of the Rights Offering. The sale of ADS rights through the ADS Rights Agent is subject to execution fees of up to US$0.02 per ADS right sold.

India selling restriction.

The transfer of rights or ADSs from persons resident outside India to resident Indians and vice versa shall be subject to provisions of the Indian exchange control laws. In accordance with the NDI Rules, any non-resident ADS or ADS rights holder should be in compliance with the applicable sectoral limits for foreign investment applicable to the Company under the FDI policy, dated October 15, 2020 (“FDI Policy”) announced by the Government of India, as amended from time to time. Any transfer of securities, including by way of renunciation, from a resident to a non-resident or from a non-resident to a resident, shall be subject to the exchange control guidelines of the RBI relating to the pricing of shares transferred by a resident to a non-resident or the vice versa.

Further, please note that pursuant to Press Note No. 3 (2020 Series) issued by Department for Promotion of Industry and Internal Trade (Ministry of Commerce & Industry, Government of India) (“Press Note 3”), investment by persons or entities situated in or citizens of countries that share land border with India requires prior approval from the Government of India. This includes transactions where the beneficial owner of the relevant investor is domiciled in or a citizen of a country that shares land border with India. Accordingly, investments from countries like Bangladesh, China (including Hong Kong and Macau), Pakistan, Nepal, Myanmar, Bhutan and Afghanistan (collectively the “Neighboring Countries”) or where the ‘beneficial owner’ of such Indian investment is situated in, or is a citizen of, any such Neighboring Countries, requires prior government approval. Please note that inclusion of Taiwan in the definition of Neighboring Countries is a grey area (considering the political status of Chinese Taipei and China) and foreign investment in India by an entity based in Taiwan may also trigger approval requirements.

By signing the ADS subscription form or by subscribing through DTC, you confirm that (A) you are not a citizen or resident of any country that shares a land border with India and (B) that your subscription for ADS Rights will not result in the creation of beneficial ownership rights in favor of any person resident in or citizen of any country that shares a land border with India.

No Revocation or Change

Once you send in your ADS rights subscription form and payment, you cannot revoke the exercise of your ADS rights, including exercise of your Over-Subscription Right, even if we extend the expiration date of the Rights Offering. All exercises of ADS rights are irrevocable (except in the case of amendment of the Rights Offering), subject to applicable law, even if you later learn information that you consider to be unfavorable to the exercise of your ADS rights. You should not exercise your ADS rights unless you are certain that you wish to purchase the new ADSs at the ADS Subscription Price set forth above.

Offering to Holders of Equity Shares

Summary Timetable

The timetable below lists some important dates for equity shareholders relating to the Rights Offering. All times referred to in this timetable are Chennai, India time, unless stated otherwise.

Equity Share Record Date—date for determining holders of equity shares entitled to equity share rights	6:00 p.m. (Chennai, India time) on May 31, 2024

Equity share rights delivery date – date on which the subscription form and letters of instructions sent to registered shareholders	June 3, 2024

Equity Share Commencement Date—beginning of period during which equity share rights holders can subscribe for and purchase new equity shares	9:00 a.m. (Chennai, India time) on June 7, 2024

Equity Share Expiration Date—end of period during which equity share rights holders can subscribe for new equity shares	6:00 p.m. (Chennai, India time) on June 21, 2024

Delivery of new equity shares to equity shareholders	On or about July 5, 2024

Rights Offering to Holders of Equity Shares

If you are a holder of equity shares on the Equity Share Record Date, you will receive 1.36364 equity share rights for each equity share owned on that date. One (1) equity share right will entitle a holder of such right to subscribe for and purchase one new equity share, at the Equity Share Subscription Price. No fractional equity shares will be issued. Fractional entitlements to equity share rights will be rounded down to the next lower whole number. To subscribe for new equity shares, a shareholder must pay to the Company the Equity Share Subscription Price before the Equity Share Expiration Date, and submit the required documentation as detailed in this prospectus.

Equity Share Record Date

The record date for the determination of equity shareholders entitled to equity share rights is 6:00 p.m. (Chennai, India time) on May 31, 2024. Only equity shareholders of record on the Equity Share Record Date will be entitled to equity share rights. Holders of ADSs that withdraw ADSs for equity shares will not be entitled to equity share rights if they do not hold equity shares by the Equity Share Record Date.

Equity Share Rights Exercise Period

Equity share rights may be exercised during the period from 9:00 a.m. (Chennai, India time) on June 7, 2024 through 6:00 p.m. (Chennai, India time) on June 21, 2024. If you do not exercise your equity share rights before the Equity Share Expiration Date, the equity share rights will expire and will have no further value. We reserve the right to extend the expiration date one or more times without notice to you.

Equity Share Subscription Price

The Equity Share Subscription Price is Rs. 10 per new equity share, which is the Indian Rupee equivalent of the U.S. dollar price per new ADS, translated based on the exchange rate in effect as of March 31, 2024. You must pay the Equity Share Subscription Price in Indian Rupees.

Procedure for Exercising Equity Share Rights

To subscribe for new equity shares, a shareholder must pay the Equity Share Subscription Price and submit the completed application form included as Part A to the Letter of Offer (the “Application Form”), to the Company before the Equity Share Expiration Date.

You should read and follow the instructions in the Letter of Offer carefully.

You are responsible for the method of delivery of your Application Form with your total subscription price payment to the Company. If you send your Application Form and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the Company prior to the time the Rights Offering expires. You must pay, or arrange for payment, by means of a personal check of immediately available funds, or by wire transfer. Any other form of payment will not be accepted.

The properly completed Application Form and payment should be delivered to:

By registered, certified or express mail:	By overnight courier:
Sify Technologies Limited	Sify Technologies Limited
TIDEL Park, 2nd Floor	TIDEL Park, 2nd Floor
4, Rajiv Gandhi Salai	4, Rajiv Gandhi Salai
Taramani, Chennai 600 113 India	Taramani, Chennai 600 113 India
sify.secretarial@sifycorp.com	sify.secretarial@sifycorp.com

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

The Company must receive the Application Form and Equity Share Subscription Price on or before the Equity Share Expiration Date. Deposit in the mail will not constitute delivery to the Company.

The Company has discretion to refuse to accept any improperly completed or unsigned Application Form. Please see the Application Form, Letter of Offer and instructions for additional information.

We will determine all questions about the timeliness, validity, form and eligibility of any exercise of equity share rights. We, in our sole discretion, may waive any defect or irregularity, or permit you to correct a defect or irregularity within the time we determine. Application Forms will not be considered received or accepted until we have waived all irregularities or you have cured them in time. We do not have to notify you of any defect or irregularity in submitting Application Form. We will not incur any liability for failing to do so.

The Company will accept payment only by wire transfer of immediately available funds or personal check drawn upon a scheduled commercial bank payable to the Company. Payments by certified bank check, cashier’s check or money order will not be accepted. You will elect the method of delivering Application Form and paying the Equity Share Subscription Price to the Company, and you will bear any risk associated with it. If you send Application Forms or payments by mail, you should use registered mail, properly insured, with return receipt requested, and allow sufficient time to ensure delivery to the Company and clearance of payment before the appropriate time.

Your payment will be considered received by the Company only upon:

●	any personal check clears; or

●	the Company receives a wire transfer of immediately available funds.

Payments by certified bank check, cashier’s check or money order will not be accepted.

The Company will hold your payment of the subscription price in a segregated account with other payments received from holders of rights until we issue to you your equity shares.

Delivery of New Equity Shares

The new equity shares you subscribe for and purchase in the Rights Offering are expected to be delivered on or about July 5, 2024.

Subscription Agent

The Company will act as the Subscription Agent for equity shareholders.

Over-Subscription Right

Each shareholder who elects to exercise its equity share rights in full will be entitled to subscribe for additional equity shares that remain unsubscribed as a result of any unexercised equity share rights by other shareholders at the Equity Share Subscription Price, pursuant to the Over-Subscription Right. If all equity share rights are fully exercised, there will be no Over-Subscription Right. We will not in any case issue additional equity shares beyond those offered pursuant to the Rights Offering.

In order to properly exercise your Over-Subscription Right, you must fill out the Application Form included as Part A of the Letter of Offer and deliver the payment for exercise of your Over-Subscription Right before the Equity Share Expiration Date. Because we will not know the total number of unsubscribed equity shares before the Equity Share Expiration Date, if you wish to maximize the number of equity shares you purchase pursuant to your Over-Subscription Right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of equity shares available, assuming that no shareholder other than you has purchased any equity shares pursuant to such holder’s subscription rights. The Company will return any excess payments in the manner in which they were received, without interest or deduction promptly after the Equity Share Expiration Date. An email or letter will be sent along with the returned payment.

The available unsubscribed equity shares will be allocated among the shareholders who have exercised the Over-Subscription Right as follows:

If the amount of unsubscribed equity shares is less than the amount of equity shares subscribed pursuant to the Over-Subscription Right (meaning that there is not a sufficient number of equity shares available to fully satisfy all over-subscription requests), the available equity shares will be allocated on a pro rata basis among equity share rights holders who exercised their Over-Subscription Right, based on the number of additional equity shares each such equity share rights holder subscribed for pursuant to the Over-Subscription Right.

If the amount of unsubscribed equity shares is greater than or equal to the amount of equity shares subscribed pursuant to the Over-Subscription Right, then the shareholders who exercised their Over-Subscription Right will be allocated their subscription orders pursuant to the Over-Subscription Right in full.

The board of directors of Sify will then allocate any remaining unsubscribed equity shares in the manner most advantageous to the shareholders and the Company, pursuant to Section 62(1)(a)(iii) of the Companies Act, 2013, which may include allocations to the Majority Shareholder Group and to other equity shareholders or cancellation of such equity share rights.

Transferability of Equity Share Rights

Subject to compliance with relevant securities laws, equity share rights are transferable. We will not arrange for the equity share rights to be listed or tradeable on any stock exchange. The equity share rights are transferable pursuant to the right to renunciation under Indian law, as further described below.

The Letter of Offer included as Exhibit 99.4 to the registration statement of which this prospectus forms a part is hereby incorporated by reference herein. The Letter of Offer contains additional important Indian law and procedures for Indian residents, which are summarized below:

Renunciation. Pursuant to Indian law, holders of equity share rights have the right to renounce the equity share rights in favor of any other person, which shall be exercisable until the expiration of the Rights Offering. The renunciation from person residents outside India to resident Indians and vice versa shall be subject to the provisions of the Indian exchange control laws.

General instructions in case of renouncement. Eligible equity shareholders renouncing their subscription rights must address a letter to the Company mentioning the name, address, PAN and contact details of the renouncee (the person in whose favor renouncement is being made). See the Form of Renunciation included as Part B to the Letter of Offer.

The renouncee must also fill out an application. See the Application by Renouncee included as Part C to the Letter of Offer. The renunciation letter shall be given to the relevant renouncee, who should attach the renunciation letter to their application and send both documents to the Company before the Equity Share Expiration Date, the last date for renunciation and subscription. In the event that an equity share rights holder renounces and transfers his rights in accordance with the procedures set forth in this Prospectus and in the Letter of Offer, the transferor and transferee must still adhere to the Rights Offering timeline and expiration dates in connection with the exercise of any rights.

Transfer, Transmission and Issue of Duplicate Shares. The provisions of the Companies Act and the Articles of Association of the Company which are applicable to the transfer and transmission of the existing equity shares and to the issue of duplicate, split and consolidation of existing equity share certificates will apply mutatis mutandis to the additional equity shares to be sold pursuant to the Rights Offering.

India selling restriction.

The transfer or renunciation of equity share rights and equity shares from persons resident outside India to resident Indians and vice versa shall be subject to provisions of the Indian exchange control laws. In accordance with the NDI Rules, any non-resident holder of equity share rights or equity shares should be in compliance with the applicable sectoral limits for foreign investment applicable to the Company under the FDI Policy, as amended from time to time. Any transfer of securities, including by way of renunciation, from a resident to a non-resident or from a non-resident to a resident, shall be subject to the exchange control guidelines relating to the pricing of shares transferred by a resident to a non-resident or the vice versa.

Further, please note that pursuant to Press Note 3, investment by persons or entities situated in or citizens of countries that share land border with India requires prior approval from the Government of India. This includes transactions where the beneficial owner of the relevant investor is domiciled in or a citizen of a country that shares land border with India. Accordingly, investments from the Neighboring Countries or where the ‘beneficial owner’ of such Indian investment is situated in, or is a citizen of, any such Neighboring Countries, requires prior government approval. Please note that inclusion of Taiwan in the definition of Neighboring Countries is a grey area (considering the political status of Chinese Taipei and China) and foreign investment in India by an entity based in Taiwan may also trigger approval requirements.

No Revocation or Change

Once you send in your Application Form and payment, you cannot revoke the exercise of your subscription rights, including exercise of your Over-Subscription Right, even if we extend the expiration date of the Rights Offering. All exercises of equity share rights are irrevocable, subject to applicable law, even if you later learn information that you consider to be unfavorable to the exercise of your equity share rights. You should not exercise your equity share rights unless you are certain that you wish to purchase the new equity shares at the Equity Share Subscription Price set forth above.

Questions about Exercising Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document, you should contact the information agent at the telephone number set forth under “Information Agent” above.

Expenses

We will pay all fees charged by the ADS Rights Agent and the Information Agent. You are responsible for paying any other commissions, fees, taxes, or other expenses incurred in connection with the exercise of the subscription rights. Neither we nor the ADS Rights Agent will pay such expenses.

No Mailings to ADS Holders

Materials related to the Rights Offering will be mailed to equity shareholders in India. However, no materials will be physically mailed to ADS holders. Any questions related to the method for ADS holders to exercise their subscription rights should be directed to the Information Agent. We are not making an offer to sell our equity shares or ADSs pursuant to our subscription rights in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.

Escrow Arrangements; Return of Funds

The ADS Rights Agent and the Company will hold funds received in payment for the ADSs and equity shares, respectively, in segregated accounts pending completion of the Rights Offering. The agents will hold this money in escrow until the Rights Offering is completed or is withdrawn, terminated and canceled by us. If the Rights Offering is withdrawn, terminated or canceled for any reason, all investment amount payments received by the ADS Rights Agent and the Company, as the case may be, will be promptly returned, without interest or deduction.

No Board Recommendation

An investment in our securities must be made according to each investor’s evaluation of his or her own best interests and after considering all of the information herein, including the risks set forth in the section of this prospectus entitled “Risk Factors”. Neither we nor our board of directors is making any recommendation to our holders regarding whether they should exercise their subscription rights.

Common Shares Outstanding Immediately after the Rights Offering

As of March 31, 2024, we had 183,332,460 equity shares outstanding, including those underlying our ADSs. The number of outstanding equity shares immediately after the Rights Offering will depend on the level of participation in the Rights Offering, but assuming full exercise of the subscription rights offered, the number of equity shares outstanding immediately after the completion of the Rights Offering would be 433,332,460.

Dilutive Effects of the Rights Offering

If a shareholder or ADS holder does not exercise any rights in the Rights Offering, the number of our securities that such holder will own will not change. However, because a potentially significant number of equity shares will be issuable in the Rights Offering depending on the level of participation in the Rights Offering, if a holder does not exercise its rights in full, its percentage ownership may be materially diluted as a result of the rights offering. See “Dilution” in this prospectus.

DESCRIPTION OF SHARE CAPITAL AND AMERICAN DEPOSITARY SHARES

The following is a summary description of the Company’s equity shares and ADSs which can be purchased with the subscription rights offered hereby. The descriptions of the equity shares, ADSs, Memorandum of Association and Articles of Association are only summaries and do not purport to be complete. We encourage you to review complete copies of these documents, which are part of our annual report on Form 20-F incorporated by reference into this prospectus. These summaries are subject to and qualified in their entirety by Indian law, particularly the Indian Companies Act, 2013, as amended (the “Companies Act”).

Memorandum of Association and Articles of Association

Objectives of Memorandum of Association

The following is a summary of our objectives as set forth in Section 3 of our Memorandum of Association:

1.	To develop and provide internet service, internet telephony, infrastructure based services, virtual private network and other related data, voice and video services, wide area communication network, value added services on the network, lease or other transfers of network, software, peripherals and related products, and to provide marketing services.

2.	To provide security products for corporate, carry on the business of consulting, software and hardware, integrated platform(s) for the e-commerce solutions, applications, information technology, security and all other kinds of technology solutions or services, and to acquire, maintain, operate, manage and undertake technology and infrastructure for this purpose.

3.	To develop, service & sell/lease data based through direct or electronic media, to develop a wide area communication network of sell / lease the network or provide value added services on the network to develop, service, buy / sell computers, software, peripherals and related products to provide marketing services rising direct as well as electronic media.

4.	To undertake the designing and development of systems and applications software either for its own use or for sale in India or for export outside India and to design and develop such systems and application software for or on behalf of manufacturers, owners and users of computer systems and digital / electronic equipment in India or elsewhere in the world.

5.	To set up and run electronic data processing centers and to carry on the business of data processing, word processing, software consultancy, system studies, management consultancy, techno-economic feasibility studies of projects, design and development of management information systems, share / debenture issues management and / or registration and share/debenture transfer agency.

6.	To undertake and execute feasibility studies for computerization, setting up of all kind of computer systems and digital/electronic equipment’s and the selection, acquisition and installation thereof whether for the Company or its customers or other users.

7.	To conduct, sponsor or otherwise participate in training programs, courses, seminar conferences in respect of any of the objects of the Company and for spreading or imparting the knowledge and use of computers and computer programming languages including the publication of books, journals, bulletins, study / course materials, circulars and news-letters; and to undertake the business as agents, stockiest, distributors, franchise holders or otherwise for trading or dealing in computer systems, peripherals, accessories, parts and computer consumables, continuous and non-continuous stationery, ribbons and other allied products and things and standard software packages.

8.	To conduct e-commerce for sale of all kinds of products and services through direct or electronic media as well as on and off line e-commerce including travel related services, buying and selling of products and services / merchandise, software, data information etc., in India and abroad.

Directors

Our Articles of Association provide that the minimum number of directors shall be three and the maximum number of directors shall be 12. Presently, we have seven directors. Our Articles of Association provide that at least two-thirds of our directors shall be subject to re-election by our shareholders; and at least one-third of our directors who are subject to re-election shall be up for re-election at each Annual General Meeting of the shareholders.

Our Articles of Association do not require that our directors have to hold shares of our Company in order to serve on our board of directors.

Our Articles of Association provide that any director who has a personal interest in a transaction must disclose such interest, must abstain from voting on such a transaction and may not be counted for the purposes of determining whether a quorum is present at the meeting. The remuneration payable to our directors may be fixed in accordance with provisions prescribed by the Companies Act. Our Articles of Association provide that our board of directors may generally borrow or secure the payment of any sum of money for our business purposes, provided, however, where any amounts are to be borrowed, that when combined with any already outstanding debt, exceed the aggregate of our paid-up capital and free reserves, we cannot borrow such amounts without the consent of our shareholders.

The Companies Act provides that:

(a)	no director of the Company can vote on a proposal, arrangement or contract in which he is materially interested;

(b)	the directors of the Company cannot vote on a proposal in the absence of an independent quorum for compensation to themselves or their body;

(c)	each of our directors is entitled to receive a sitting fee not exceeding ₹ 100,000 for every meeting of the Board of Directors and each meeting of a Committee of the Board of Directors, as well as all traveling and out-of-pocket expenses incurred in attending such meetings; however, effective May 2014, the Company has been paying ₹ 50,000 to the directors for each Board Meeting attended by them. However, there is no increase in the sitting fee for the Committee meetings, which is Rs.20,000 for each Meeting.

(d)	the directors are empowered to borrow moneys through board meetings up to the prescribed limit and beyond that with the approval of the shareholders through a General Meeting;

(e)	retirement of directors is determined by rotation and not based on age limit; and

(f)	no director is required to hold any qualification shares.

Annual General Meetings of Shareholders

We must convene an Annual General Meeting of shareholders each year within 15 months of the previous Annual General Meeting or within six months of the end of previous fiscal year, whichever is earlier. In certain circumstances, a three month extension may be granted by the Registrar of Companies to hold the Annual General Meeting. The Annual General Meeting of the shareholders is generally convened by our Company Secretary pursuant to a resolution of the board of directors. In addition, the board may convene an Extraordinary General Meeting of shareholders when necessary or at the request of a shareholder or shareholders holding not less than one-tenth of our paid up capital carrying voting rights. Written notice setting out the agenda of any meeting must be given at least 21 days prior to the date of the meeting to the shareholders of record, excluding the days of mailing and date of the meeting. Shareholders who are registered as shareholders on the date of the meeting are entitled to attend or vote at such meeting. The Annual General Meeting of shareholders must be held at our registered office or at such other place within the city in which the registered office is located, and meetings other than the Annual General Meeting may be held at any other place if so determined by the board of directors.

The Companies Act provides that a quorum for a general meeting is the presence of at least five shareholders in person.

Share Capital

Our Authorized Share Capital is ₹1,000,000,000 (Rupees One Thousand Crores only) divided into 750,000,000 (Seventy Five Crores only) equity shares, having a par value of ₹10/- per equity share and 250,000,000 (Twenty Five Crores only) preference shares, having a par value of ₹10/- per preference share. Our authorized capital was increased to ₹1,000,000,000 (Rupees One Thousand Crores only) by way of resolution of the Board of Directors on January 5, 2024 and resolution of shareholders passed at an extra-ordinary general meeting of the Company on February 7, 2024.

As of March 31, 2024, 183,332,460 equity shares, including the equity shares underlying our ADSs, of par value ₹ 10 per share were issued, outstanding and fully paid.

The equity shares and ADSs offered under the Rights Offering have been authorized by way of resolution passed by our Board of Directors on March 18, 2024. The Rights Offering was approved by shareholders in an extraordinary general meeting held on May 2, 2024.

Our equity shares and their holders are registered in a registry of members. All of our shares have equal voting rights and carry equal entitlements to dividends and bonus issue of shares, if any. Our equity shares have no redemption or sinking fund provisions.

Voting Rights and Procedures

All of our equity shares have the same voting rights. For all matters submitted to vote in a shareholders meeting of the Company, every holder of an equity share, as reflected in the records of the Company as on the record date set for the shareholders meeting, shall have one vote in respect of each share held. There are no cumulative voting rights.

At any general meeting, voting is by show of hands unless a poll is demanded by a shareholder or shareholders present in person or by proxy holding (a) not less than one-tenth of the total voting power entitled to vote on a resolution or (b) shares with an aggregate paid up capital of at least ₹ 500,000. Upon a show of hands, every shareholder entitled to vote and present in person has one vote and, on a poll, every shareholder entitled to vote and present in person or by proxy has voting rights in proportion to the paid up capital held by such shareholders. The chairperson has a casting vote in the case of any tie.

Any shareholder of the Company entitled to attend and vote at a meeting of the Company may appoint a proxy. The instrument appointing a proxy must be delivered to us at least 48 hours prior to the meeting. A proxy may not vote except on a poll. A corporate shareholder may appoint an authorized representative who can vote on behalf of the shareholder, both upon a show of hands and upon a poll. An authorized representative is also entitled to appoint a proxy.

Ordinary resolutions may be passed by simple majority of those present and voting at any general meeting for which the required period of notice has been given. However, specified resolutions such as amendments to our Articles of Association, repurchases of our securities in certain circumstances, the waiver of preemptive rights for the issuance of any new shares and a reduction of share capital, require that votes cast in favor of the resolution (whether by show of hands or on a poll) are not less than three times the number of votes, if any, cast against the resolution by members so entitled and voting. As per the Companies Act, unless the articles of association of a company provide for all directors to retire at every Annual General Meeting, not less than two-third of the directors of a public company must retire by rotation, while the remaining one-third may remain on the board until they resign or are removed. Our Articles of Association require two-thirds of our directors to retire by rotation. One-third of the directors who are subject to retirement by rotation must retire at each Annual General Meeting.

Further, the Companies Act requires certain resolutions, such as those listed below, to be voted on only by a postal ballot:

(a) Alteration of the objectives of the Memorandum of Association;

(b) Alteration of Articles of Association in relation to insertion or removal of provisions which, under sub-section (68) of section 2 of the Companies Act, are required to be included in the articles of a company in order to constitute it a private company;

(c) Change in place of registered office outside the local limits of any city, town or village as specified in sub-section (5) of section 12 of the Companies Act;

(d) Change in objects for which a company has raised money from the public through a prospectus and still has any unutilized amount out of the money so raised under sub-section (8) of section 13 of the Companies Act;

(e) Issue of shares with differential rights as to voting or dividend or otherwise under sub-clause (ii) of clause (a) of section 43 of the Companies Act;

(f) Variation in the rights attached to a class of shares or debentures or other securities as specified under section 48 of the Companies Act;

(g) Buy-back of shares by a Company under sub-section (1) of section 68 of the Companies Act;

(h) Election of a director under section 151 of the Companies Act;

(i) Sale of the whole or substantially the whole of an undertaking of a company as specified under sub-clause (a) of sub-section (1) of section 180 of the Companies Act; and

(j) Giving loans or extending guarantees or providing security in excess of the limit specified under sub-section (3) of section 186 of the Companies Act.

Dividend Rights

Under Indian law, we may pay dividends only from the profits available for distribution as reported in the unconsolidated statutory financial statements (as opposed to the consolidated financial statements for us and our subsidiaries) prepared in accordance with the Indian Accounting Standards. Based on the net income available for appropriation, dividends must then be recommended by the Board of Directors for approval by the shareholders at our annual general meeting, and approved by a majority of our shareholders. However, the board is not obliged to recommend a dividend. Under our Articles of Association and the Companies Act, although the shareholders may, at the Annual General Meeting, approve a dividend by an amount less than that recommended by the board of directors, they cannot increase the amount of the dividend.

In India, dividends generally are declared as a percentage of the par value of a company’s equity shares. The dividend recommended by the board of directors, and thereafter declared by the shareholders in the Annual General Meeting (and subject to the limitations described above), is required to be distributed and paid to shareholders in proportion to the paid up value of their shares within 30 days of the declaration by the shareholders at the Annual General Meeting.

Pursuant to the Companies Act, our board of directors has the discretion to declare and pay interim dividends without shareholder approval. Under the Companies Act, dividends can only be paid in cash to the registered shareholder, the shareholder’s order or the shareholder’s banker’s order, at a record date fixed on or prior to the date of the Annual General Meeting. We must inform NASDAQ of the record date for determining the ADS holders who are entitled to receive dividends.

The Companies Act provides that any dividends that remain unpaid or unclaimed after the 30-day period from the date of declaration of a dividend are to be transferred to a special bank account opened by the Company at an approved bank within seven days from the date of expiry of the 30-day period. We have to transfer any dividends that remain unclaimed for seven years from the date of the transfer to an Investor Education and Protection Fund established by the Government of India under the provisions of the Companies Act. Under the Companies Act, after the transfer to this fund, such unclaimed dividends may be claimed by the shareholders on submission of such documents and in accordance with the procedures as may be prescribed by the Government.

With respect to equity shares issued during a particular fiscal year (including any equity shares underlying ADSs issued to the Depositary), cash dividends declared and paid for such fiscal year generally will be prorated from the date of issuance to the end of such fiscal year.

The Companies Act further provides that, in the event of an inadequacy or absence of profits in any year, a dividend may be declared for such year out of the Company’s accumulated profits subject to the fulfillment of the following conditions:

●	The rate of dividend to be declared may not exceed the average of the rate at which dividends were declared by such company in the three years immediately preceding that year, provided that this condition shall not apply to a company, which has not declared any dividend in each of the three preceding financial year;

●	The total amount to be drawn from the accumulated profits shall not exceed one-tenth of such sum of its paid up capital and free reserves as appearing in the last audited financial statement;

●	The amount so drawn shall first be utilized to set off the losses incurred in the financial year in which a dividend is declared before any dividend in respect of equity shares is declared;

●	The balance of reserves after such withdrawal shall not fall below 15% of the company’s paid up share capital as appearing in the latest audited financial statement, on a standalone basis; and

In addition to permitting dividends to be paid out of current or retained earnings as described above, the Companies Act permits us to distribute an amount transferred from the reserve or surplus in our profit and loss account to our shareholders in the form of bonus shares, which are similar to a stock dividend. The Companies Act also permits the issuance of bonus shares from a share premium account. Bonus shares are distributed to shareholders in the proportion recommended by the board of directors. Shareholders of record on a fixed record date are entitled to receive such bonus shares.

We have not paid or declared any cash dividends on our equity shares since 2019. Because our payment of dividends is contingent upon the level of performance of the Company and the recommendation of the Board of Directors and the approval of the shareholders, there is no assurance that dividends will be paid in the future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

All of the equity shares represented by the ADSs offered by this prospectus will generally have the same dividend rights as all of our other outstanding shares. Any future cash dividends on our equity shares represented by ADSs will be paid to the Depositary in Indian Rupees and will generally be converted into U.S. dollars by the Depositary and distributed to holders of ADSs, net of the Depositary’s fees and expenses, subject to compliance with Indian exchange control laws.

Consolidation and Subdivision of Shares

The Companies Act permits the Company to split or combine the par value of its shares, provided such split or combination is not made in fractions. Shareholders of record on a fixed record date are entitled to receive the split or combination.

Preemptive Rights and Issue of Additional Shares

The Companies Act gives shareholders the right to subscribe for new shares in proportion to their respective existing shareholdings unless otherwise determined by a special resolution passed by a General Meeting of the shareholders. Under the Companies Act, in the event of an issuance of securities, subject to the limitations set forth above, the Company must first offer the new shares to the shareholders on a fixed record date. The offer must include: (i) the right, exercisable by the shareholders of record, to renounce the shares offered in favor of any other person; and (ii) the number of shares offered and the period of the offer, which may not be less than seven days from the date of offer and not more than 30 days from the date of the offer for unlisted companies. If the offer is not accepted, it is deemed to have been declined; thereafter the board of directors is authorized under the Companies Act to distribute any remaining shares not purchased by the preemptive rights holders in the manner that is not disadvantageous to the shareholders and to the Company.

Register of Shareholders; Record Dates; Transfer of Shares

We maintain a register of shareholders as required under the Companies Act. For the purpose of determining the shares entitled to annual dividends, the register is closed for a specified period prior to the Annual General Meeting. The date on which this period begins is the record date. The Companies Act requires us to give at least seven days’ prior notice to the public before such closure. We may not close the register of shareholders for more than thirty consecutive days, and in no event for more than forty-five days in a year.

Following the introduction of the Depositories Act, 1996, and the repeal of Section 22A of the Securities Contracts (Regulation) Act, 1956, which enabled companies to refuse to register transfers of shares in some circumstances, the equity shares of a public Company are freely transferable, subject only to the provisions of Section 58 of the Companies Act, listing regulations. However, listing regulations are not currently applicable to us because we are not listed on any stock exchange in India.

Since we are a public company under Indian law, the provisions of Section 58 apply to us. Our Articles of Association currently contain provisions that give our directors discretion to refuse to register a transfer of shares in some circumstances, if they have sufficient cause to do so in the best interests of our Company. While our directors are not required to provide a reason for any such refusal in writing, they must give notice of the refusal to the transferee within 30 days after receipt of the application for registration of transfer by our Company. If our directors refuse to register a transfer of shares, the shareholder wishing to transfer his, her or its shares may file a civil suit or an appeal with the NCLT.

Pursuant to Section 58 of the Companies Act, if a transfer of shares contravenes any of the provisions of the Companies Act and Securities and Exchange Board of India Act, 1992 or the regulations issued thereunder, or any other Indian laws, the NCLT may, on application made by the relevant Company, a depositary incorporated in India, an investor, a participant, or the Securities and Exchange Board of India or other parties, direct the rectification of the register, record of members and/or beneficial owners. The NCLT may, in its discretion, issue an interim order suspending the voting rights attached to the relevant shares before making or completing its investigation into the alleged contravention. Notwithstanding such investigation, the rights of a shareholder to transfer the shares will not be restricted.

Our transfer agent is GNSA Infotech Private Limited, Chennai. The Ministry of Corporate Affairs has mandated the dematerialization of shares for all unlisted public companies in India and restricted the transfer of physical shares.

Disclosure of Ownership Interest

Section 89 of the Companies Act requires holders of record who do not hold beneficial interests in shares of Indian companies to declare to the company certain details, including the nature of the holder’s interest and details of the beneficial owner, including in case of change of such beneficial owner. Any person who fails to make the required declaration within 30 days may be liable for a fine which may extend to ₹50,000, and where the failure is a continuing one, with a further fine which may extend to ₹ 200 for every day after the first during which the failure continues, subject to a maximum of ₹5,00,000.

Section 90 of the Companies Act, read with the Companies (Significant Beneficial Owners) Rules, 2018, as amended, requires a significant beneficial owner to submit necessary declarations to the Company regarding the details of ownership interests held in the Company. Further, the Company is required to take necessary steps to identify an individual who is a significant beneficial owner in relation and require such individual to comply with the applicable provisions. A significant beneficial owner means every individual who, acting alone or together, or through one or more persons or trust, possesses one or more of the following rights or entitlements in the Company: (a) holds indirectly, or together with any direct holdings, not less than 10% of the shares; (b) holds indirectly, or together with any direct holdings, not less than 10% of the voting rights in the shares; (c) has the right to receive or participate in not less than 10% of the total distributable dividend or any other distribution, in a financial year through indirect holdings alone, or together with any direct holdings; or (d) has the right to exercise, or actually exercises, significant influence or control, in any manner other than through direct holdings alone, over the Company.

The Company is required to send notice to all its non-individual members who hold more than 10% of shares, voting rights or right to receive or participate in dividends/distributions in order to identify the individual beneficial owner and cause such individual to make the required reporting to the Company. On receipt of such declaration, the Company is required to inform the Ministry of Corporate Affairs.

Company Acquisition of Equity Shares

Under the Companies Act, 2013, companies may purchase their own shares or other specified securities out of their free reserves or their securities premium account or the proceeds of any shares or other specified securities (other than the kind of shares or other specified securities proposed to be bought back) subject to the compliance with the Companies Act, 2013, and other prescribed rules, regulations and conditions as laid down in the Companies Act.

Redemption of Equity Shares

Under the Companies Act, equity shares are not redeemable.

Capital Calls

Although our Articles of Association do provide for certain capital call obligations in respect of any monies unpaid on the shares of a shareholder, all of our issued and outstanding shares have been fully paid in. Accordingly, our shareholders are not obliged to make further contributions with respect to their shares.

Changes in Capital

The Company may increase the share capital, consolidate the share capital into shares of larger face value than existing shares or sub-divide shares by reducing their par value, subject to an ordinary resolution of the shareholders in a General Meeting.

Currently, one class of equity shares is authorized and outstanding under our Memorandum of Association and Articles of Association. Further, the Company has authorized, but not issued, preference shares. However, if at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied with the consent in writing of the holders of such proportion of the issued shares of that class as maybe specified in the Companies Act or rules made thereunder, or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

If a capital increase is approved, then our shareholders would generally have certain preemptive rights as described above.

The requirements of the Memorandum of Association and Articles of Association regarding changes in capital are not more stringent than the requirements of Indian law.

Alteration of Shareholder Rights

Under the Companies Act, the rights of any class of shareholders can be altered or varied (i) with the consent in writing of the holders of not less than three-fourths of the issued shares of that class; or (ii) by special resolution passed at a separate meeting of the holders of the issued shares of that class. Under the Companies Act, the Articles of Association may also be altered by a special resolution of the shareholders.

Liquidation Rights

As per the Companies Act and the Insolvency and Bankruptcy Code, 2016, certain payments have preference over payments to be made to equity shareholders. These payments having preference include payments to be made by us to our employees, taxes, payments to secured and unsecured lenders and payments to holders of any shares entitled by their terms to preferential repayment over the equity shares.

In the event of our Company’s winding-up or liquidation, all preferential amounts, if any, shall be discharged by us. Our remaining assets shall be distributed to the holders of equity shares in proportion to their shareholdings.

Limitations on rights to own securities

There are no limitations on the rights to own our securities under our Memorandum of Association and Articles of Association. In particular, there are no provisions in our Articles of Association discriminating against any existing or prospective holder of our securities as a result of such shareholder owning a substantial number of shares.

However, for a summary of the restrictions on transfers applicable to both foreign direct investments and portfolio investments, see “—Restrictions on Transfer” below.

Change in Control

There are no provisions in our Memorandum of Association and Articles of Association that would have an effect of delaying, deferring or preventing a change in control of the Company.

Restrictions on Transfer

Under the Articles of Association of the Company, the board of directors has the right to decline to register of acknowledge any transfer of shares, notwithstanding that the proposed transferee is an existing shareholder in the Company. However, in such a case, the board of directors shall send notice of refusal to the transferor and the transferee in this regard within one month from the date on which the instrument of transfer was filed with the Company.

If the Company refuses to register the transfer of shares without sufficient cause, the transferee may, within a period of sixty days of such refusal or where no intimation has been received from the Company, within ninety days of the delivery of the instrument of transfer or intimation of transmission, appeal to the National Company Law Tribunal (the “NCLT”). The NCLT may, after hearing the parties, either dismiss the appeal; or by order direct that the transfer or transmission shall be registered by the Company and the Company shall comply with such order within a period of ten days of the receipt of the order; or direct rectification of the register and also direct the Company to pay damages, if any, sustained by any party aggrieved.

The subscription, purchase and sale of shares of an Indian company by a citizen of India who resides outside India (“NRI”), whether in the form of foreign direct investment or in the form of portfolio investment, are governed by various Indian laws regulating the transfer or issue of securities by the company to NRIs. These regulations have been progressively relaxed in recent years. Set forth below is a summary of various forms of investment, and the regulations applicable to each, including the requirements under Indian law applicable to our equity shares and ADSs.

Foreign Direct Investment

Foreign Direct Investment (“FDI”) in India is governed by the FDI Policy, dated October 15, 2020, (the “FDI Policy”) announced by the Government of India, the provisions of the Foreign Exchange Management Act, 1999 (“FEMA”), Foreign Exchange Management (Non-Debt Instruments) Rules, 2019 (the “NDI Rules”) and the rules, regulations and notifications issued thereunder. Foreign Exchange Management (Non-debt Instruments) Rules, 2019 contain the related regulations for foreign investment in India. The NDI Rules are amended from time to time.

Under the FDI Policy, investments can be made by NRIs in the shares, convertible debentures and preference shares of an Indian company, through two routes: the Automatic Route and the Government Route. Under the Automatic Route, neither the foreign investor nor the Indian Company requires any approval from the relevant ministry, department of the Government of India for the investment. Under the Government Route, prior approval of the concerned ministries or departments, in consultation with the Department for Promotion of Industry and Internal Trade, Ministry of Commerce and Industry, Government of India (formerly known as the Department of Industrial Policy and Promotion) (“DPIIT”), Ministry of Finance, Department of Economic Affairs through the FDI Policy, is needed.

FDI is freely permitted in almost all sectors. In particular, ownership of shares of Indian companies in most manufacturing and service sectors does not require prior approval of the concerned ministries or departments, in consultation with the DPIIT (as mentioned above), or the RBI, if the activity of the investee-company fulfill the conditions prescribed for the Automatic Route. These conditions include certain eligibility norms, pricing requirements, subscription in foreign exchange, compliance with the Takeover Code (as described below), and ownership restrictions based on the nature of the foreign investor (as described below).

The Ministry of Finance has made prior approval from the Government mandatory for receiving foreign investments (including the subsequent transfer of ownership) from countries that share land border with India on or after April 22, 2020. This requirement also applies in cases where the beneficial owner of such foreign investment (both at the time of investment and any change thereafter due to transfer of ownership) is situated in or is a resident of a country sharing land border with India.

Ownership Restrictions

The Securities and Exchange Board of India (Foreign Portfolio Investors) Regulations, 2019, or the SEBI FPI Regulations, have replaced the Securities and Exchange Board of India (Foreign Portfolio Investors) Regulations, 2014.

In terms of applicable NDI Rules and the SEBI FPI Regulations, investments by Foreign Portfolio Investors (“FPIs”) shall only invest in the securities specified in the SEBI FPI Regulations, which include shares, debentures and warrants issued by a body corporate; listed or to be listed on a recognized stock exchange in India. Investment by FPIs in the equity shares is subject to certain limits, i.e., the individual holding of an FPI (including its investor group (which means multiple entities registered as foreign portfolio investors and directly and indirectly having common ownership of more than 50% of common control)) shall be below 10% of the equity share capital on a fully diluted basis of an Indian company through portfolio investments. In case the total holding of an FPI or investor group increases beyond 10% equity share capital of an Indian company, on a fully diluted basis or 10% or more of the paid-up value of any series of debentures or preference shares or share warrants that may be issued by an Indian company, the total investment made by the FPI or investor group will be re-classified as FDI subject to the conditions as specified by SEBI and the RBI / Ministry of Finance, in this regard and our Company and the investor will also be required to comply with applicable reporting requirements. Further, the aggregate limit of all FPIs investments, with effect from April 1, 2020, is up to the sectoral cap applicable to the sector in which our Company operates.

Per the NDI Rules, a non-resident Indian (“NRI”) or Overseas Citizen of India (“OCI”) may purchase or sell capital instruments of a listed Indian company on repatriation basis, on a recognized stock exchange in India, subject to the conditions, inter alia, that the total holding by any individual NRI or OCI will not exceed 5% of the total paid - up equity capital on a fully diluted basis or should not exceed 5% of the paid-up value of each series of debentures or preference shares or share warrants issued by an Indian company and the total holdings of all NRIs and OCIs put together will not exceed 10% of the total paid-up equity capital on a fully diluted basis or shall not exceed 10% of the paid-up value of each series of debentures or preference shares or share warrants. The aggregate ceiling of 10% may be raised to 24%, if a special resolution to that effect is passed by the general body of the Indian company.

Subsequent Transfers

Restrictions for subsequent transfers of shares of Indian companies between residents and NRIs are governed under the NDI Rules. For a transfer between a resident and a NRI of securities of an Indian company in the telecommunications sector, such as ours, no prior approval of either the RBI or the Government of India is required, as long as the terms and conditions set out in the NDI Rules are complied with. These conditions and procedures include compliance with pricing guidelines, consent letters from the transaction parties, applicability of regulatory requirements such as FDI, and filing Form FC TRS with authorized bankers. However, please note that pursuant to Press Note 3, investment by persons or entities situated in or citizens of countries that share land border with India requires prior approval from the Government of India. This includes transactions where the beneficial owner of the relevant investor is domiciled in or a citizen of a country that shares land border with India. Accordingly, investments from countries like Bangladesh, China (including Hong Kong and Macau), Pakistan, Nepal, Myanmar, Bhutan and Afghanistan (collectively the “Neighboring Countries”) or where the ‘beneficial owner’ of such Indian investment is situated in, or is a citizen of, any such Neighboring Countries, requires government approval. Please note that inclusion of Taiwan in the definition of Neighboring Countries is a grey area (considering the political status of Chinese Taipei and China) and foreign investment in India by an entity based in Taiwan may also trigger approval requirements.

The price of shares issued to NRIs under the FDI Policy cannot not be less than the fair valuation of shares done by a SEBI registered merchant banker or a chartered accountant as per any internationally accepted pricing methodology on arm’s length basis, where the shares of the company are not listed on any recognized stock exchange in India. Where the issue of shares is on preferential allotment, the price applicable to transfers of shares from resident to non-resident are also subject to the pricing guidelines issued by the Government of India. However, where NRIs are making investments in an Indian company in compliance with the provisions of the Companies Act, as applicable, by way of subscription to its Memorandum of Association, such investments may be made at face value, subject to their eligibility under the FDI Policy.

Transfers of shares or convertible debentures, by way of sale or gift, between two non-residents are not subject to Indian exchange control approvals or pricing restrictions. However, please see “—India selling restrictions” for a full description of the exchange control transfer regime (especially in relation to Neighboring Countries).

Reduction of Limit for Overseas Direct Investment

FEMA and the Foreign Exchange Management (Overseas Investment) Rules, 2022 issued thereunder also regulate overseas direct investments (“ODI”) by Indian companies. The total ODI an Indian company can make cannot exceed 400% of its net worth as per its last audited balance sheet, and subject to other restrictions under the Foreign Exchange Management (Overseas Investment) Rules, 2022 and the Foreign Exchange Management Act, 1999.

Description Of American Depositary Shares

Each of our American Depositary Shares, or ADSs, represents an ownership interest in one of our equity shares. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” Citibank, N.A., located at 388 Greenwich Street, 6th Floor, New York, NY 10013 has been appointed as the Depositary pursuant to the Deposit Agreement relating to the ADSs and ADRs. Our ADSs are issued by the Depositary, and not by us. The ADSs are vested with rights defined and enumerated in the Deposit Agreement (such as the rights to vote, to receive a dividend and to receive an equity share of our Company in exchange for a certain number of ADSs). Only the Depositary is registered as shareholder in our share register. The Depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. – Mumbai Branch, located at First International Financial Centre (FIFC), 9th Floor, Plot Nos. C 54 and C55, G Block, Bandra Kurla Complex, Bandra East, Mumbai 400098, India.

A copy of the Deposit Agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the Deposit Agreement from the SEC’s website (www.sec.gov).

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the Deposit Agreement and not by this summary. We urge you to review the Deposit Agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the Deposit Agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one (1) equity share that is on deposit with the Depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the Depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the Depositary may agree to change the ADS-to-Share ratio by amending the Deposit Agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the Depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the Depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the Deposit Agreement be vested in the beneficial owners of the ADSs. The Depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the Depositary, and the Depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the Deposit Agreement.

If you become an owner of ADSs, you will become a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The Deposit Agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the Depositary. As an ADS holder you appoint the Depositary to act on your behalf in certain circumstances. The Deposit Agreement and the ADRs are governed by New York law. However, our obligations to the holders of equity shares will continue to be governed by the laws of India, which may be different from the laws in the United States.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The Depositary will hold on your behalf the shareholder rights attached to the equity shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the equity shares represented by your ADSs through the Depositary only to the extent contemplated in the Deposit Agreement. To exercise any shareholder rights not contemplated in the Deposit Agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the Depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the Depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the Depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the Depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the Depositary to the holders of the ADSs. The direct registration system includes automated transfers between the Depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the equity shares in the name of the Depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the Depositary or the custodian the record ownership in the applicable equity shares with the beneficial ownership rights and interests in such equity shares being at all times vested with the beneficial owners of the ADSs representing the equity shares. The Depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited equity shares, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited equity shares.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

The Depositary will distribute to ADS holders any U.S. dollars available to it and transferable to the United States (after conversion of currency into U.S. dollars as provided in the Deposit Agreement) resulting from a cash dividend or other cash distribution or the net proceeds of sale of any deposited equity shares on an averaged or other practicable basis in proportion to the number of ADSs held as of the applicable record date, subject to:

●	appropriate reductions for taxes, duties or other governmental charges withheld; and

●	deduction of the applicable fees, charges of and expenses of and incurred by the Depositary, including those incurred in (i) converting any foreign currency into U.S. dollars, to the extent that it determines that the conversion may be made on a practicable basis and (ii) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that the transfer may be made on a practicable basis.

Distributions of Shares

In the case of a distribution in shares, the Depositary may distribute ADSs representing the additional distributed shares to ADS holders in proportion to the number of ADSs held by them as of the applicable record date. In the alternative, and to the extent permissible under applicable law, the ADSs issued and outstanding after the record date shall also represent rights and interests in the additional integral number of shares distributed. In each case, the distribution shall be subject to the payment by the ADS holder of applicable fees and charges of, and expenses incurred by the Depositary, as well as applicable taxes. In lieu of delivering fractional ADSs, the depositary shall sell the number of equity shares or ADSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds upon the terms of a cash distribution. In the event that the Depositary determines that any distribution in property (including shares) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, or, where no registration statement with respect to such distribution has been declared effective under the Securities Act, the Depositary may dispose of all or a portion of such property (including shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable, and the Depositary shall distribute the net proceeds of any such sale (after deduction of taxes as well as fees and charges of, and expenses incurred by, the depositary) to ADS holders upon the terms of a cash distribution.

Distributions of Rights

In the case of a distribution of rights to subscribe for additional equity shares, the Depositary will make such rights available to ADS holders only where we have has requested that such rights be made available to ADS holders and the Depositary has determined that such distribution is lawful and, in consultation with us, reasonably practicable and has received satisfactory documentation from us. The Depositary will establish procedures to distribute the rights (by means of warrants or otherwise) to the ADS holders and, upon payment of the subscription price and of the applicable fees and charges of, and expenses incurred by, the Depositary and taxes, deliver ADSs upon valid exercise of such rights.

If we request that the rights not be made available to ADS holders, the Depositary determines, in consultation with us, that it is not reasonably practicable to make the rights available or the Depositary fails to receive satisfactory documentation from us or any rights appear to be about to lapse, the Depositary may sell such rights and the net proceeds of such sale will be distributed to the ADS holders upon the terms of a cash distribution if the Depositary determines that such sale is lawful and reasonably practicable.

The Depositary will allow the rights to lapse if it is unable to sell them or make them available to ADS holders as provided above.

There can be no assurance that ADS holders will be able to receive or exercise rights on the same terms and conditions as the holders of equity shares or at all. We have no obligation to file any registration statement in respect of any rights or shares or other securities to be acquired upon the exercise of such rights.

Elective Distributions

A distribution payable at the election of holders of equity shares in cash or in additional shares will be made available to ADS holders only where we have requested the same to be made available to ADS holders and the Depositary has determined that such distribution is lawful and, in consultation with us, reasonably practicable and satisfactory documentation has been received. Depending on the ADS holder’s election, cash or additional ADSs will be distributed in accordance with the terms for distributions in cash or shares, as the case may be.

If we request that the elective distribution not be made available to ADS holders or the Depositary determines it not reasonably practicable, or does not receive satisfactory documentation from us to make the distribution so available, the Depositary will distribute to the ADS holders, either cash or additional ADSs, to the extent permitted by law, as determined on the same basis as used in India to determine the type of distribution in respect of equity shares for which no election is made.

There can be no assurance that ADS holders will receive elective distributions on the same terms and conditions as the holders of equity shares.

Other Distributions

In the case of distribution of property other than as described above, the Depositary will make such distribution available to ADS holders only if we have requested the same to be made available and the Depositary has determined that such distribution is lawful and reasonably practicable and has received satisfactory documentation from us. The Depositary will distribute the property to the ADS holders in proportion to the number of ADSs held in such manner as it deems practicable upon receipt of payment of or net applicable fees and charges of the Depositary or taxes withheld.

If we request the Depositary not to make such distribution or the Depositary determines that such distribution is not reasonably practicable, or does not receive satisfactory documentation from us, the Depositary will sell the property and distribute to the ADS holders net proceeds of such sale. If the Depositary is unable to conduct such sale, it may dispose of such property in any way it deems reasonably practicable and distribute the net proceeds to the holders. Any such distribution of net proceeds shall be made upon the terms of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the Depositary. If it is reasonably practicable and if we provide all of the documentation contemplated in the Deposit Agreement, the Depositary will mail notice of the redemption to the holders. Upon receipt of the applicable redemption price, the Depositary will retire the ADSs delivered by ADS holders and distribute the net proceeds. If less than all outstanding deposited securities are redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as may be determined by the Depositary.

Changes Affecting Equity Shares

The equity shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such equity shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the Deposit Agreement, represent the right to receive the property received or exchanged in respect of the equity shares held on deposit. The Depositary may in such circumstances deliver new ADSs to you, amend the Deposit Agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the equity shares. If the Depositary may not lawfully distribute such property to you, the Depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Equity Shares

Upon completion of the Rights Offering, the equity shares being offered in the Rights Offering will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the Depositary will issue ADSs to the holders who exercised their ADS rights.

After the closing of the Rights Offering, the Depositary may create ADSs on your behalf if you or your broker deposit equity shares with the custodian. The Depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the equity shares to the custodian. Your ability to deposit equity shares and receive ADSs may be limited by U.S. and India legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the Depositary or the custodian receives confirmation that all required approvals have been given and that the equity shares have been duly transferred to the custodian. The Depositary will only issue ADSs in whole numbers.

When you make a deposit of equity shares, you will be responsible for transferring good and valid title to the Depositary. As such, you will be deemed to represent and warrant that:

●	The equity shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

●	All preemptive (and similar) rights, if any, with respect to such equity shares have been validly waived or exercised.

●	You are duly authorized to deposit the equity shares.

●	The equity shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the Deposit Agreement).

●	The equity shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the Depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

●	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

●	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

●	provide any transfer stamps required by the State of New York or the United States; and

●	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the Depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, upon a combination or split up of ADRs.

Withdrawal of Equity Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the Depositary for cancellation and then receive the corresponding number of underlying equity shares at the custodian’s offices. Your ability to withdraw the equity shares held in respect of the ADSs may be limited by U.S. and India law considerations applicable at the time of withdrawal. In order to withdraw the equity shares represented by your ADSs, you will be required to pay to the Depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the equity shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the Deposit Agreement.

If you hold ADSs registered in your name, the Depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the Depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the equity shares represented by your ADSs may be delayed until the Depositary receives satisfactory evidence of compliance with all applicable laws and regulations. The Depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the equity shares represented by your ADSs at any time except for:

●	Temporary delays that may arise because (i) the transfer books for the equity shares or ADSs are closed, or (ii) equity shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

●	Obligations to pay fees, taxes and similar charges.

●	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights and Procedures

As a holder, you generally have the right under the Deposit Agreement to instruct the Depositary to exercise the voting rights for the equity shares represented by your ADSs. The voting rights of holders of equity shares are described in “—Share Capital – Voting Rights and Procedures”.

At our request, the Depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the Depositary to exercise the voting rights of the securities represented by ADSs. If you are an ADS holder and the Depositary asks you to provide it with voting instructions, you may instruct the Depositary how to exercise the voting rights for the shares which underlie your ADSs. For instructions to be valid, the Depositary must receive them on or before the date specified.

If the Depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs as follows:

●	In the event of voting by show of hands, the Depositary will vote (or cause the custodian to vote) all equity shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

●	In the event of voting by poll, the Depositary will vote (or cause the custodian to vote) the equity shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the Deposit Agreement). The Depositary will only vote or attempt to vote as you instruct. The Depositary will not itself exercise any voting discretion. Neither the Depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Please note that the ability of the Depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the Depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees (some of which may be cumulative) under the terms of the Deposit Agreement:

Service	Rate
(1) Issuance of ADSs upon deposit of Shares (excluding issuances contemplated by paragraph (4) below).	Up to $5.00 per 100 ADSs (or fraction thereof) issued.
(2) Delivery of Deposited Securities, property and cash against surrender of ADSs.	Up to $5.00 per 100 ADSs (or fraction thereof) surrendered.
(3) Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements).	Up to $2.00 per 100 ADSs (or fraction thereof) held.
(4) Distribution ADSs pursuant to (i) stock dividends or other free distributions, or (ii) exercise of rights.	Up to $2.00 per 100 ADSs (or fraction thereof) issued.
(5) Depositary Services.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary.

As an ADS holder you will also be responsible to pay certain charges (some of which may be cumulative) such as:

●	taxes (including applicable interest and penalties) and other governmental charges;

●	the registration fees as may from time to time be in effect for the registration of equity shares on the share register and applicable to transfers of equity shares to or from the name of the custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

●	such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement;

●	the expenses and charges incurred by the Depositary in the conversion of foreign currency;

●	such fees and expenses as are incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to shares, deposited securities, ADSs and ADRs; and

●	the fees and expenses incurred by the Depositary in connection with delivery of equity shares.

Depositary fees payable upon (i) deposit of equity shares against issuance of ADSs and (ii) surrender of ADSs for cancellation and withdrawal of deposited equity shares will be charged by the Depositary to the person to whom the ADSs so issued are delivered (in the case of ADS issuances) and to the person who delivers the ADSs for cancellation to the Depositary (in the case of ADS cancellations). In the case of ADSs issued by the Depositary into DTC or presented to the Depositary via DTC, the ADS issuance and cancellation fees will be payable to the Depositary by the DTC Participant(s) receiving the ADSs from the Depositary or the DTC Participant(s) surrendering the ADSs to the Depositary for cancellation, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time. Depositary fees in respect of distributions and the Depositary services fee are payable to the Depositary by holders as of the applicable ADS Record Date established by the Depositary. In the case of distributions of cash, the amount of the applicable Depositary fees is deducted by the Depositary from the funds being distributed. In the case of distributions other than cash and the Depositary service fee, the Depositary will invoice the applicable holders as of the ADS Record Date established by the Depositary. For ADSs held through DTC, the Depositary fees for distributions other than cash and the Depositary service fee are charged by the Depositary to the DTC Participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC Participants in turn charge the amount of such fees to the beneficial owners for whom they hold ADSs.

Amendments and Supplementation

We may agree with the Depositary to amend or supplement the Deposit Agreement and the ADRs without consent of ADS holders for any reason which we and the Depositary may deem necessary or desirable. Any amendment or supplement that imposes or increases any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or that shall otherwise materially prejudice any substantial existing right of ADS holders shall only be effective upon 30 days’ notice being given to the ADS holders. If an ADS holder continues to hold an ADS or ADSs after being so notified, the ADS holder is deemed to agree to the amendment or supplement.

No amendment or supplement will impair the right of the ADS holders to surrender their ADSs and receive the underlying securities except to the extent necessary to comply with mandatory provisions of applicable law. If a governmental body adopts new laws, rules or regulations which require the Deposit Agreement to be amended or supplemented, we and the Depositary may make the necessary amendments or supplements, which may become effective before notice is given to ADS holders.

Termination

The Depositary shall, at our direction, terminate the Deposit Agreement by giving the ADS holders at least thirty (30) days’ prior notice. The Depositary may also terminate the Deposit Agreement by giving notice of termination to the ADS holders at least thirty (30) days prior to the date fixed for such termination if ninety (90) days have passed since (i) the Depositary delivered to us a written notice of its election to resign or (ii) we delivered to the Depositary a written notice of removal of the Depositary, and in either case a successor depositary has not been appointed and accepted its appointment. After termination, the Depositary’s only responsibility will be (i) to deliver deposited securities (together with any dividends and other distributions or proceeds therefrom) to ADS holders who surrender their ADSs and (ii) to hold or sell distributions received on deposited securities. After the expiration of six (6) months from the termination date, the Depositary may sell the deposited securities that remain and hold the net proceeds of the sales, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders who have not yet surrendered their ADSs. After making the sale, the Depositary shall have no obligations except to account for the net proceeds of such sale and other cash. The Depositary will not be required to invest the proceeds or pay interest on them.

Books of Depositary

The Depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the Deposit Agreement.

The Depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement expressly limits the obligations and liability of the Depositary and our Company. Neither we nor the Depositary will be liable if:

●	any present or future law or regulation, or any present or future provision of the Articles of Association and Memorandum of Association, or the provisions of or governing any deposited securities, or any act of God, war or other circumstances beyond its control shall prevent, forbid or delay any act required by the terms of the Deposit Agreement;

●	it exercises or fails to exercise discretion under the Deposit Agreement, our Articles of Association and Memorandum of Association or the provisions of or governing deposited securities;

●	it takes or abstains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any ADS holder, any beneficial owner or its authorized representative, or any other person believed by it in good faith to be competent to give the advice or information;

●	any distribution, offering, right or other benefit which is available to holders of deposited securities may not, under the terms of the Deposit Agreement, be available to ADS holders or beneficial owners;

●	the damages for the breach of the Deposit Agreement are consequential or punitive; or

●	it performs its obligations without negligence or bad faith.

No disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement.

The Depositary, custodian, we and their agents are protected in acting upon any written notice or document believed by it to be genuine and to have been signed or presented by the proper party.

The Depositary shall not be liable for:

●	any failure to determine that a distribution or action may be lawful or reasonably practicable;

●	the content of information submitted by us for distribution to ADS holders and any inaccurate translation thereof;

●	any investment risk associated with acquiring an interest in the deposited equity shares;

●	the validity or worth of the deposited securities and any tax consequences resulting from the ownership of ADSs, equity shares or deposited securities;

●	the creditworthiness of any third party;

●	allowing any rights to lapse upon the terms of the Deposit Agreement; or

●	the failure or timeliness of any notice from us.

Neither we nor the Depositary nor any of their respective agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited equity shares or the ADSs which may involve it in expense (including fees and disbursements of counsel) or liability, unless indemnity satisfactory to it against all expense and liability are furnished as often as may be required.

The Depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the deposited equity shares, or for the manner in which any vote is cast or the effect of any vote, provided that any such action or omission is in good faith and in accordance with the terms of the Deposit Agreement.

The Depositary and its agents may own and deal in any class of our securities and in the ADSs.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the equity shares represented by the ADSs. We, the Depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The Depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The Depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the Depositary and to the custodian proof of taxpayer status and residence and such other information as the Depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the Depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The Depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the Depositary may take the following actions in its discretion, after giving notice to us:

●	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

●	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

●	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law

The Deposit Agreement, the ADRs and the ADSs will be governed by the laws of the State of New York. The rights of holders of equity shares (including equity shares represented by ADSs) are governed by the laws of India.

Ownership Restrictions

See “—Share Capital - Limitations on rights to own securities” and “—Share Capital – Restrictions on Transfer”.

The Company may restrict transfers of the equity shares where it might result in ownership of equity shares exceeding limits imposed by applicable law or our Articles of Association and Memorandum of Association. Transfers of the ADSs may also be restricted by the Company if it may result in the total number of equity shares represented by the ADSs owned by a single holder or beneficial owner of ADSs to exceed any such limits. Purchases by foreign investors of ADSs are treated as FDI in the equity issued by Indian companies for such offerings. Foreign investment up to 100% of our share capital is currently permitted in telecommunications industry.

However, please note that pursuant to Press Note 3, investment by persons or entities situated in or citizens of countries that share land border with India requires prior approval from the Government of India. This includes transactions where the beneficial owner of the relevant investor is domiciled in or a citizen of a country that shares land border with India.

Restrictions on Foreign Ownership of Indian Securities

Shares of Indian companies represented by ADSs may be approved for issuance to foreign investors by the Government of India under the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depositary Receipt Mechanism) Scheme, 1993 (the “1993 Scheme”), as modified from time to time, promulgated by the Government of India. The 1993 Scheme is in addition, but without prejudice, to the other policies or facilities, as described herein, relating to investments in Indian companies by foreign investors. The issuance of ADSs pursuant to the 1993 Scheme also affords to holders of the ADSs the benefits of Section 115AC of the Income Tax Act, 1961 for purpose of the application of Indian tax laws.

In March 2001, the RBI issued a notification permitting, subject to certain conditions, two-way fungibility of ADSs. This notification provides that ADSs converted into Indian shares can be converted back into ADSs, subject to compliance with certain requirements and the limits of sectorial caps. See “—Fungibility of ADSs” below.

The Ministry of Finance enacted the Depository Receipts Scheme, 2014 (the “Depository Receipts Scheme”) effective as of December 15, 2014. In order to facilitate the issuance of depositary receipts by Indian companies outside India, the Depository Receipts Scheme repeals the former provisions dealing with depositary receipts in the Foreign Currency Convertible Bonds and Ordinary Shares (Through Depositary Receipt Mechanism) Scheme, 1993. The Depository Receipts Scheme now governs the issue or transfer of permissible securities to a foreign depositary by eligible persons and defines the rights and duties of a foreign depositary and obligations of a domestic custodian.

In terms of the Depository Receipts Scheme, the foreign depositary is entitled to exercise voting rights, if any, associated with the underlying securities whether pursuant to voting instructions from the holder of depositary receipts or otherwise. Furthermore, a holder of depositary receipts issued against underlying equity shares shall have the same obligations as if it is the holder of the equity shares if it has the right to issue voting instruction.

Fungibility of ADSs

A limited two-way fungibility scheme has been put in place by the Government of India for ADRs and ADSs. A registered broker in India can purchase shares of an Indian company that issued ADSs on behalf of a person residing outside India, for the purposes of converting the shares into ADSs. The Depository Receipts Scheme states that the aggregate of permissible securities which may be issued or transferred to foreign depositaries for issue of depositary receipts, along with permissible securities already held by persons resident outside India, shall not exceed the limit on foreign holding of such permissible securities under FEMA. Re-issuance of ADSs would be permitted to the extent of ADSs which have been redeemed into underlying shares and sold in the Indian market.

Currently, there is no public trading market for our equity shares in India or elsewhere nor can we assure you that we will take steps to develop one. Our equity securities are only traded on NASDAQ through the ADSs. Under prior Indian laws and regulations, our Depositary could not accept deposits of outstanding equity shares and issue ADRs evidencing ADSs representing such equity shares without prior approval of the Government of India. The RBI has announced fungibility regulations permitting, under limited circumstances, the conversion of ADSs to equity shares and the reconversion of equity shares to ADSs provided that the actual number of ADSs outstanding after such reconversion is not greater than the original number of ADSs outstanding. If you elect to surrender your ADSs and receive equity shares, you will not be able to trade those equity shares on any securities market and, under present law, likely will not be permitted to reconvert those equity shares to ADSs.

If in the future a market for our equity shares is established in India or another market outside of the United States, those shares may trade at a discount or premium to the ADSs. Under current Indian regulations and practice, regulatory approval is not required for the sale of equity shares underlying ADSs by a non-resident Indian to a resident Indian as well as for renunciation of rights to a resident of India, unless the sale of equity shares underlying the ADSs is through a recognized stock exchange or in connection with the offer made under the regulations regarding takeovers. However, the related takeover related laws are not currently applicable to the Company.

Preemptive Rights

See “—Share Capital - Preemptive Rights and Issue of Additional Shares”.

U.S. investors in our ADSs may be unable to exercise preemptive rights for the shares underlying our ADSs unless a registration statement under the Securities Act of 1933 is effective with respect to the rights or an exemption from the registration requirements of the Securities Act is available. Our decision to file a registration statement will depend on the costs and potential liabilities associated with a registration statement as well as the perceived benefits of enabling U.S. investors in our ADSs to exercise their pre-emptive rights and any other factors we consider appropriate at the time. We might choose not to file a registration statement under these circumstances. If we issue any of these securities in the future, such securities may be issued to the Depositary, which may sell them in the securities markets in India for the benefit of the investors in our ADSs. There can be no assurances as to the value, if any, the Depositary would receive upon the sale of these securities. If the Depositary determines that the rights could not be sold, the Depositary might allow such rights to lapse. To the extent that U.S. investors in our ADSs are unable to exercise pre-emptive rights, their proportional interests in us would be reduced.

Transfer and Surrender of ADSs

See “—Share Capital – Restrictions on Transfer”.

A person resident outside India may transfer the ADSs held in Indian companies to another person resident outside India without any permission.

Under certain circumstances, the RBI must approve the sale of equity shares underlying ADSs by a non-resident of India to a resident of India. The RBI has given general permission to effect sales of existing shares or convertible debentures of an Indian company by a resident to a non-resident, subject to compliance with certain conditions and reporting requirements, including the price at which the shares must be sold.

Moreover, the transfer of shares between an Indian resident and a non-resident (other than a non-resident Indian, or NRI) does not require the prior approval of the Government of India or RBI, provided that (i) the activities of the investee company are under the automatic route pursuant to the FDI Policy, and the transfer is not subject to regulations under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011, (ii) the non-resident shareholding complies with sector limits under the FDI Policy and (iii) the pricing is in accordance with the guidelines prescribed by the SEBI and RBI. We are an unlisted company and the Takeover Code is not applicable to us.

Additionally, except under certain limited circumstances, if an investor seeks to convert the Indian rupee proceeds from a sale of equity shares in India into foreign currency and then repatriate that foreign currency from India, it will have to obtain an additional approval from the RBI for each such transaction. Required approval from the RBI or any other Government agency may not be obtained on terms favorable to a non-resident investor or at all.

An ADS holder is permitted to surrender the ADSs held by it in an Indian company and to receive the underlying equity shares pursuant to the terms of the Deposit Agreement. Under Indian regulations, the re-deposit of these equity shares with the Depositary for ADSs may not be permitted. Investors who exchange our ADSs for our underlying equity shares may be subject to the provisions of the Companies Act and to the disclosure obligations that may be necessary pursuant to the Deposit Agreement with our Depositary. The Companies Act requires that, where the registered owner of shares does not hold the beneficial interest in such shares, both the registered owner and the beneficial owner of such equity shares are required to disclose to the Company the nature of their interest, particulars of the registered owner and certain other details.

Shareholders resident outside India who intend to sell, transfer or surrender our securities within India should seek the advice of Indian counsel to understand the requirements applicable at that time.

Company Acquisition of Shares

See “—Share Capital – Company Acquisition of Equity Shares”.

Any ADS holder may participate in the Company’s purchase of its own shares by withdrawing its ADSs from the depositary facility, acquiring equity shares upon the withdrawal and then selling those shares back to the Company. There can be no assurance that equity shares offered by an ADS investor in any buyback of shares by us will be accepted by us. The regulatory approvals required for ADS holders to participate in a buyback are not entirely clear. ADS investors are advised to consult their legal advisors for advice prior to participating in any buyback by us, including advice related to any related regulatory approvals and tax issues.

Takeover Code

The Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011 (the “Takeover Code”) governs the takeovers and acquisitions in listed companies. However, since we are an unlisted company, the provisions of the Takeover Code do not currently apply to us. If our shares are listed on an Indian stock exchange in the future, the regulations will apply to the holders of our ADSs.

The Company does not have any other type of securities, other than its equity shares, ADSs, and the subscription rights being distributed pursuant to this Rights Offering. The Company has authorized but not issued preference shares.

TAXATION

Material Indian Taxation Considerations

Given below is the summary of tax implications for holders of ADSs and equity shares, upon withdrawal of such equity shares, who are not resident in India, whether of Indian origin or not. These tax provisions are governed by the Income-tax Act, 1961 (the “Act”) read with the Issue of Foreign Currency Convertible Bonds and Equity Shares (through Depository Receipt Mechanism) Scheme, 1993 (the “1993 Scheme”) and the Depository Receipts Scheme, 2014, as amended.

This section is not intended to constitute a complete analysis of the individual tax consequences to non-resident holders under Indian law for the acquisition, ownership and sale of ADSs and equity shares. Personal tax consequences of an investment may vary for non-resident holders in various circumstances, and potential investors should therefore consult their tax advisors on tax consequences of such acquisition, ownership and sale, including specifically the tax consequences under the law of the jurisdiction of their residence and any tax treaty between India and their country of residence. Each prospective investor should consult his, her or its own tax advisors with respect to Indian and local tax consequences of acquiring, owning or disposing of equity shares or ADSs.

Surcharge and education cess

The rate of surcharge for domestic companies (except in specified cases like in the case of share buy-back tax and tax payable by a domestic company under the tax regime under section 115BAA) having total taxable income exceeding ₹ 10 Million but not exceeding ₹ 100 Million is 7% and in the case of domestic companies with total taxable income greater than ₹ 100 Million, the applicable surcharge is 12%. The Company has opted for a beneficial tax regime under Section 115BAA of the Act and hence, the applicable rate of surcharge is 10%. For foreign companies, the rate of surcharge is 2% if the total taxable income exceeds ₹ 10 Million but does not exceed ₹ 100 Million and it is 5% if the total taxable income of the foreign Company exceeds ₹ 100 Million.

For non-corporates (like individuals, Hindu undivided family, association of persons), the rate of surcharge varies from 10% to 25% of the amount of income-tax, depending upon the income level and other factors. These provisions are complex provisions and the prospective investor should consult his, her or its own tax advisors in relation to the same.

The taxes and applicable surcharge will be increased by incremental levy known as ‘Health and Education cess’ at 4%.

Residential status of individuals

A person is said to be resident in India during any fiscal year if he or she stays in India in that year:

●	For a period of at least 182 days or

●	For a period of at least 60 days and, within the four preceding years has been in India for a period or periods amounting to at least 365 days.

However, in case a:

●	citizen of India who leaves India in a previous year for the purposes of employment outside of India,

●	citizen of India or a person of Indian origin living abroad who visits India then, the second condition as mentioned above will be applicable only if the person stays in India for a minimum of 182 days as against 60 days in the relevant fiscal year.

Further, Finance Act, 2020 has amended the provisions of residential status as below:

●	In case of Indian citizens or a person of Indian origin living abroad visiting India having total income, other than income from foreign source, exceeding Rs. 15 lakhs, the period of stay would be considered as 120 days as against 60/ 182 days as provided above. Further such person would be treated as Resident but Not Ordinarily Resident (RNOR) if his stay in India is less than 182 days.

●	Further, an Indian citizen would be deemed to be a Resident of India if his total income (not including foreign sourced income) exceeds Rs. 15 lakhs during the previous year and if he/she is not liable to income tax in any other country or territory by reason of his domicile or residence or any other criteria of similar nature. Such person who is deemed to be resident of India would be treated as RNOR.

Residential status of corporates

As per the provisions of the Act a Company is said to be resident in India if it is an Indian Company or if the control and management of its affairs is situated wholly in India. If none of the aforesaid conditions are satisfied, the Company is treated as a non-resident as per the Act.

●	However, the Finance Act, 2015 brought in a concept called Place of Effective Management (‘POEM’). Accordingly, the residential status of companies was redefined. A Company would be considered a resident if it is an Indian Company or if its POEM, in that year, is in India. POEM was defined as a place where key management and commercial decisions that are necessary for conduct of business as an entity, as a whole are, in substance, made. Thus, a foreign Company will become a resident of India if its POEM is in India.

●	POEM is a well recognized concept in OECD & UN Model Tax Convention. OECD recognized POEM as a tie-breaker rule for determining residential status and hence most of Double Taxation Avoidance Agreements (‘DTAA’) with India recognize it as a tie-breaker rule.

●	The Finance Act, 2016 deferred the applicability of POEM by one year and accordingly POEM was applicable from fiscal year 2017 onwards. Ministry of Finance issued detailed guidelines for POEM compliances vide CBDT circulars dated January 24, 2017 and October 23, 2017. However, it was clarified vide CBDT Circular dated February 23, 2017 that the POEM provisions shall not apply to a company having turnover or gross receipts of Rs. 500 million or less in a fiscal year. Further, the Government of India also prescribed guidelines specifying the exceptions, modifications and adaptations to the provisions of the Act relating to computation of total income, treatment of unabsorbed depreciation, set off or carry forward and set off of losses, collection and recovery and special provisions relating to avoidance of tax applicable to foreign companies having POEM in India vide CBDT Notification No. 29/2018 dated June 22, 2018. This could increase the burden of compliances for our subsidiary companies situated outside India.

Taxation of Distributions

There is a long history regarding taxability of dividend income. While initially, the dividend income was taxable in the hands of the shareholders and was subject to tax withholding by the company distributing dividends, a major shift was made regarding dividend declared, distributed or paid on or after June 1, 1997 wherein a domestic company declaring, distributing or paying dividend was required to pay dividend distribution tax (“DDT”) at the rate of 10% as increased by applicable surcharge and cess, and dividend income was made exempt from tax in the hands of the shareholders of such domestic company, whether resident shareholders or non-resident shareholders. The DDT rate was subject to change from time to time. This regime generally continued up to fiscal year 2019-2020 except for fiscal year 2012-2013.

The Finance Act, 2017 provided that, dividend income in excess of Rs.1 million per annum is taxable at the rate of 10% (plus applicable surcharge and education cess) for non-corporate resident investors.

However, the Finance Act 2020 brought back the earlier provisions relating to taxability of dividends, wherein dividend income will be taxed in the hands of shareholders based on their respective taxation limits and provided that companies will not be required to pay DDT. Accordingly, it was also provided that companies are required to withhold taxes on the dividends paid to shareholders as per the relevant provisions of the Act also adhering to the provisions of DTAA.

In order to remove the cascading effect of taxes on the dividends paid on the same profits, the amendments also provided for reduction of dividends received from other domestic companies or foreign companies from total income of the company receiving dividend if the same is distributed as dividends by such company (i.e., dividend distributed out of the dividends received from their other domestic companies or foreign companies). Such reduction is available for dividends distributed by the company up to one month prior to the due date of filing Income Tax Return. Consequent amendment was also made to the provisions for deductions to be allowed against dividend income in the hands of the recipient. It was provided that no deduction shall be allowed from dividend income, other than the deduction on account of interest expense and such deduction shall not exceed twenty percent of the dividend income. However, no such deduction of interest expense is allowed to a non-resident who is taxed on dividend income on gross basis.

Where the ADSs comply with the conditions of section 115AC / 115ACA of the Act and the Depository Receipts Scheme, 2014, the amount of dividend on ADSs is taxable at the rate of 10%.

Taxation of Employee Stock Option Plans

Finance Act, 2009 brought provisions to tax the value of any specified securities or sweat equity shares allotted or transferred, directly or indirectly, by a Company free of cost or at concessional rate to its current or former employees. Accordingly, the fair market value (‘FMV’) of the specified security or share as on the date of exercise of the option by the employee as reduced by the amount actually paid by, or recovered from the employee is taxable as a perquisite in the hands of the employee under the head ’Salaries’. This treatment extends to all options granted under a Company’s stock option plan, where such option is exercised on or after April 1, 2009. It is to be noted that such securities or sweat equity shares allotted or transferred by a Company free of cost or at concessional rate to its employees were earlier subject to a fringe benefit tax for a few years which was abolished in 2009.

Taxation of Capital Gains

Where the ADSs are held by the non-resident as a ‘capital asset’, any gain realized on the sale of ADSs by a non-resident holder to any non-resident outside India is not subject to Indian capital gains tax (provided that the ADSs comply with the provisions of section 115AC of the Act and the Scheme notified by the Central Government under section 115AC of the Act) as it is not regarded as transfer by virtue of section 47(viia) of the Act. Similarly, sale of such ADSs by a non-resident holder on a recognised stock exchange in any International Financial Services Centre (where the consideration for such sale is paid or payable in foreign currency is also not regarded as transfer as per section 47(viiab) of the Act. Since our ADS offerings were approved by the Government of India under the Issue of Foreign Currency Convertible Bonds and Equity Shares Scheme, non-resident holders of the ADSs have the benefit of tax concessions available under Section 115AC.

Where the ADSs are held by the resident as a ‘capital asset’, any capital gains arising from their transfer will be taxed under Section 115ACA of the Act.

The following provisions pertain to taxation of capital gains as per the provisions of the Act:

●	Effective fiscal year 2016-2017, shares (including shares issuable on the conversion of the ADSs) held by the non-resident investor for a period of more than 24 months are treated as long term capital assets. If the shares are held for a period of less than 24 months from the date of conversion, the same is treated as short term capital asset.

●	Taxable gain realized by a non-resident in respect of equity shares held for more than 24 months, or long-term gain, is subject to tax at the rate of 10.00% (excluding applicable surcharge and cess).

●	Taxable gain realized in respect of equity shares held for 24 months or less, or short-term gain, is subject to tax at variable rates with a maximum rate of 40.00% (excluding applicable surcharge and cess).

●	Long Term Capital Gain arising from sale of equity shares in a Company (or a unit of an equity-oriented fund or a unit of a business trust) on or after October 1, 2004 and on which STT is paid at the time of sale, was earlier exempt from Tax. The Finance Act 2017 had amended the Act to provide that the Long-term capital gains realized by any person upon the sale of equity shares in a Company is exempt from tax only if the sale of such shares is made on a recognized stock exchange and Securities Transaction Tax, or STT (described below) is paid both at the time of purchase and sale of such shares, or such acquisition has been notified by the Central Government. Finance Act, 2018 amended the Act to provide that Long Term Capital Gain exceeding ₹100,000 arising from sale of equity shares in a Company or a unit of an equity-oriented fund or a unit of a business trust will be taxable at a rate of 10%, subject to satisfaction of certain conditions and will not get the benefit of indexation. Thus, any transfer carried out after 1 April 2018 resulting in Long Term Capital Gains in excess of ₹100,000 will attract tax at the rate of 10 percent. Further if investments are made on or before January 31, 2018, a method of determining the Cost of Acquisition (COA) of such investments has been specifically laid down. The COA of such investments shall be deemed to be the higher of-

o	The actual COA of such investments; and
o	The lower of

■	FMV of such investments as on January 31, 2018; and

■	Full Value of Consideration received or accruing as a result of the transfer of the capital asset i.e. the Sale Price.

●	With respect to assets listed as on January 31, 2018, the FMV would be the highest price quoted on the recognized stock exchange on January 31, 2018. In case there is no trading of the said asset in such stock exchange, the highest price on a day immediately preceding January 31, 2018 shall be considered to be the FMV; and any short-term capital gain is taxed at 15% excluding the applicable surcharge and education cess, if the sale of such equity shares is settled on a recognized stock exchange and STT is paid on such sale.

Since October 1, 2004, with respect to a sale and purchase of equity shares entered into on a recognized stock exchange in India, (i) both the buyer and seller are required to pay a Securities Transaction Tax (’STT’) at the rate of 0.1% of the transaction value of the securities, if the transaction is a delivery based transaction, i.e. the transaction involves actual delivery or transfer of shares; (ii) the seller of the shares is required to pay a STT at the rate of 0.025% of the transaction value of the securities if the transaction is a non-delivery based transaction, i.e. a transaction settled without taking delivery of the shares. STT is leviable with respect to a sale and purchase of a derivative and the rates of STT as substituted by Finance Act, 2008 effective June 1, 2008 is as follows: (i) in case of sale of an option in securities, the seller is required to pay an STT at the rate of 0.05% of the option premium; (ii) in case of a sale of an option in securities, where the option is exercised, the buyer is required to pay a STT at the rate of 0.125% of the settlement price; and (iii) in case of sale of futures in securities, the seller is required to pay STT at 0.01% on transaction value.

●	Any capital gain arising from the sale of Shares will be subject to relief, if any, available to the non-resident under an applicable DTAA subject to compliance with the relevant conditions.

●	Any capital gain tax paid by a non-resident on the transaction of sale of Shares may be eligible for tax credit in the home jurisdiction subject to the provisions of the domestic tax laws of the home jurisdiction read with the applicable tax treaty. The capital gains tax is computed by applying the appropriate tax rates to the difference between the sale price and the purchase price of the equity shares.

●	The Finance Act, 2017 has also introduced section 56(2)(x) in the Act to include that following shall be chargeable to Income tax as “Income from other sources”:

Where any person receives, in any previous year, from any person or persons on or after the first day of April, 2017, amongst others, any shares or securities without consideration, the FMV of which exceeds fifty thousand rupees, the whole of the FMV of such shares or securities or for a consideration which is less than the FMV of the shares or securities by an amount exceeding fifty thousand rupees, the FMV of such shares or securities as exceeds such consideration. For this purpose, the FMV is required to be computed as per prescribed taxation rules. Further, this provision is subject to certain specified exemptions, as an example, receipt of shares or securities from specified relatives, or pursuant to tax neutral mergers and demergers. It is unclear whether capital gains derived from the sale of subscription rights or other rights by a non-resident holder not entitled to an exemption under a DTAA will be subject to Indian capital gains tax. If such subscription rights or other rights are deemed by the Indian tax authorities to be situated within India, the gains realized on the sale of such subscription rights or other rights will be subject to Indian taxation. The capital gains realized on the sale of such subscription rights or other rights, which will generally be in the nature of short-term capital gains, will be subject to tax at a maximum rate of 40% (excluding applicable surcharge and education cess), in case of a foreign Company and at a maximum rate of 30% (excluding applicable surcharge and education cess), in case of resident employees and non-resident individuals with taxable income over ₹ 1 Million.

Withholding Tax on Capital Gains

Any taxable gain realized by a non-resident on the sale of ADSs or equity shares is to be subject to withholding of tax at source by the buyer. According to Section 196C of the Act, where any income by way of interest or dividends in respect of bonds or global depositary receipts referred to in section 115AC of the Act or by way of long-term capital gains arising from the transfer of such bonds or global depositary receipts is payable to a non-resident respectively, the person responsible for making the payment shall, at the time of credit of such income to the account of the payee or at the time of payment thereof in cash or by the issue of a check or draft or by any other mode, whichever is earlier, deduct income tax thereon at the rate of ten per cent subject to any concession rate of tax provided as per DTAA of respective countries read along with applicable MLI. The concessional tax rate benefit as per DTAA would be available subject to providing various Tax forms including Tax Residency Certificate by non-resident shareholders. However, as per the provisions of Section 196D(2) of the Act, no withholding of tax is required from any income by way of capital gains arising to Foreign Institutional Investors as defined in Section 115AD of the Act on the transfer of securities defined in the said section.

Buy-back of Securities

With effect from June 1, 2013, as per the provisions of section 115QA of the Act, a buy-back of shares by a domestic company (not being shares listed in a recognised stock exchange in India) was made subject to payment of share buy-back tax in the hands of such domestic company at the rate of 20% (as increased by surcharge at the rate of 12% and cess) on the amount of ‘distributed income’. The provisions of such share buy-back tax were extended to domestic companies whose shares are listed on a recognised stock exchange in India with effect from July 5, 2019. In such a case (i.e., where share buy-back tax is payable by the domestic company), the income arising to the shareholders, whether resident shareholders or non-resident shareholders, is exempt from tax in their hands under section 10(34A) of the Act, and thus, the same will not be subject to any tax withholding by such domestic company.

Further, the Taxation Law (Amendment) Act 2019 provided that the Tax on buy-back of shares would not apply to such buy-back of shares (being the shares listed on a recognized stock exchange), in respect of which public announcement has been made on or before the 5th day of July, 2019 in accordance with the provisions of the Securities and Exchange Board of India (Buy-back of Securities) Regulations, 2018 made under the Securities and Exchange Board of India Act, 1992 (15 of 1992).

For the purposes of share buy-back tax under section 115QA of the Act, the expression ‘distributed income’ means the consideration paid by the company on buy-back of shares as reduced by the amount, which was received by the company for issue of such shares, determined in the manner as may be prescribed. Rule 40BB of the Income Tax Rules, 1962 has been prescribed in this regard and deals with various scenarios like shares issued under the employees’ stock option or as part of sweat equity shares, shares issued by the transferee company in case of amalgamation or demerger etc.

Further, the expression ‘buy-back’, for the purposes of share buy-back tax under section 115QA of the Act, has been defined to mean purchase by a company of its own shares in accordance with the provisions of any law for the time being in force relating to companies.

Stamp Duty and Transfer Tax

Transfer of ADSs is not subject to Indian stamp duty. As per the Finance Act 2019, stamp duty shall be chargeable on transfer of shares in Dematerialized Form. Rate in such case shall be 0.015% of total market value of shares in case transfer is made on delivery basis and 0.003% in case transfer is made on non-delivery basis. If the issue of securities other than through stock exchange and depository the Rate of Stamp Duty will be 0.005% of the market value. This provision would be applicable from July 1, 2020.

Corporate Taxability under the provisions of the Act

Section 115JA was introduced to the Act with effect from April 1, 1997, to bring certain zero tax companies under the ambit of a Minimum Alternative Tax (‘MAT’). The Finance Act, 2000 introduced Section 115JB to the Act modifying the MAT provisions. The MAT rate has been subject to change from time to time and presently, it is 18.5% of the ‘book profits’ as determined under the provisions of section 115JB of the Act. Accordingly, if the tax on taxable income of a Company computed under the Act, in respect of a fiscal year is less than 18.5% of its book profits, the tax on total income of such Company for the relevant fiscal year shall be deemed to be an amount equal to 18.5% (plus applicable surcharge & cess) of its ‘book profits’. Further, the Act provides that the MAT paid by companies can be adjusted against its tax liability under the normal provisions of the Act over the next fifteen years but limited to the extent that is over and above the tax computed under MAT provisions for the same period.

Section 115BAA of the Act (a new corporate tax regime) was introduced with effect from fiscal year 2019-20 providing that Indian companies can opt for a lower corporate tax rate of 22% (plus surcharge @ 10% and cess) subject to satisfaction of certain conditions. As part of the new regime, the aforementioned MAT provisions are fully made not applicable if the new regime is opted by the corporates. While MAT paid by companies can be adjusted against its tax liability over the next fifteen years, if corporates opt for the new tax regime, existing MAT Credit cannot be carried forward & adjusted in subsequent years and will have to be foregone upon opting of new regime.

Similarly, the MAT provisions are not applicable on new manufacturing domestic companies (companies set-up and registered between October 01, 2019 to March 31, 2024) who have exercised option to be covered by a tax regime contained in section 115BAB of the Act.

Taxation of Rights

Issuance to a non-resident of India of rights to acquire equity shares or ADSs is not subject to tax in the hands of the non-resident of India. Exercise of the rights to acquire equity shares or ADSs by a non-resident of India of such rights is not subject to any Indian tax consequences. Further, there are no Indian tax consequences (including Indian stamp duty and Indian service tax consequences) to a non-resident of India upon the lapse of rights to acquire equity shares or ADSs.

Capital gain derived from the sale of rights to acquire equity shares or ADSs by a non-resident of India to another non-resident of India outside India may not be eligible for exemption under tax treaty between India and USA. Hence, such capital gains may be subject to Indian tax by considering that the situs of such rights to acquire equity shares or ADS as well as the underlying shares is in India.

Further, these rights would generally be in the nature of short-term capital assets and would therefore be subject to Indian tax at variable rates with the maximum rate of 40% plus applicable rate of surcharge on income tax and cess at the applicable rate. The actual rate of tax on short-term capital gains depends on a number of factors, including the legal status of the non-resident of India and the type of income chargeable in India. Tax on capital gains would be deducted at source by the purchaser of rights to acquire equity shares or ADSs in accordance with the relevant provisions of the Income Tax Act. For determining such capital gains derived from the sale of rights, the cost of acquisition of the rights to acquire equity shares or ADSs shall be nil, i.e. $0.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to U.S. Holders (as defined herein) of the receipt of subscription rights in our Rights Offering and the exercise, expiration or disposition of those subscription rights, and the ownership and disposition of our equity shares or ADSs received upon the exercise of such rights. This discussion does not purport to be a comprehensive discussion of all U.S. federal income tax considerations that may be relevant to a particular investor. In addition, the discussion does not address the treatment of a non-U.S. Holder or describe any tax consequences arising out of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax considerations other than income taxation (such as estate, generation skipping or gift taxation).

This discussion applies only to U.S. Holders that hold our existing equity shares or ADSs and will hold the subscription rights and equity shares or ADSs acquired upon exercise of such rights as capital assets for U.S. federal income tax purposes (generally, property held for investment). In addition, this summary is limited to U.S. Holders who are not residents in India for purposes of the Convention between the Government of the United States of America and the Government of India for the avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income (the “Convention”). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their personal circumstances, including the alternative minimum tax and the Medicare contribution tax on investment income.

This discussion also does not address tax consequences to U.S. Holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, employee stock purchase plans, partnerships and other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes, persons holding subscription rights or our equity shares or ADSs as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons subject to special accounting rules under Section 451(b) of the U.S. internal Revenue Code of 1986, as amended (the “Code”), persons that acquired subscription rights or our equity shares or ADSs in connection with employment or other performance of services, holders that have a “functional currency” other than the U.S. dollar, persons owning directly, indirectly or through the application of certain constructive ownership rules, 10% or more of our shares by voting power or value, U.S. expatriates, and certain former citizens or residents of the United States.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is the beneficial owner of subscription rights or equity shares or ADSs, the U.S. federal income tax treatment of a partner therein generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding subscription rights or equity shares or ADSs and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the receipt, exercise and disposition of the subscription rights and of owning and disposing of equity shares or ADSs.

The discussion below is based upon the provisions of the Code, the U.S. Department of the Treasury regulations promulgated thereunder (the “Treasury Regulations”), rulings and judicial decisions, as of the date hereof, and such authorities may be repealed, revoked or modified, possibly retroactively. We have not sought, and will not seek, any rulings from the U.S. Internal Revenue Service, (the “IRS”), regarding the matters discussed below. There can be no assurance that the IRS or a court (if the matter were contested) will not take positions that are different from those discussed below concerning (i) the tax consequences of the receipt of subscription rights acquired through the Rights Offering by persons holding our equity shares or ADSs, (ii) the exercise (or expiration) of the subscription rights, or (iii) the acquisition, ownership and disposition of our equity shares or ADSs.

As used herein, a “U.S. Holder” means a beneficial owner of our equity shares or ADSs or subscription rights, that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, (a) the administration of which is subject to the primary supervision of a court within the United States and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) that has validly elected under applicable Treasury Regulations to be treated as a U.S. person.

HOLDERS OF OUR SUBSCRIPTION RIGHTS, EQUITY SHARES OR ADSs SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER U.S. FEDERAL ESTATE AND GIFT TAX LAWS, NON-U.S., STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR EQUITY SHARES OR ADSs.

Tax Consequences to U.S. Holders

Receipt of Subscription Rights.

We intend to take the position that the receipt and exercise of subscription rights distributed in this Rights Offering is nontaxable to U.S. Holders. If, however, the receipt of subscription rights in this Rights Offering does not qualify as nontaxable, U.S. Holders would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits. Any excess would be treated first as a return of the U.S. Holder’s basis (investment) in such U.S. Holder’s equity shares or ADSs and thereafter as capital gain from the sale or exchange of such equity shares or ADSs. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally would be reported to U.S. Holders as dividends.

The following summary assumes that U.S. Holders will qualify for such nontaxable treatment. However, there can be no assurance that the IRS will take a similar view or would agree with the tax consequences described below. We have not sought, and will not seek, a ruling from the IRS or an opinion of counsel regarding the U.S. federal income tax consequences of the Rights Offering or the related issuance of our equity shares or ADSs.

Tax Basis and Holding Period in the Subscription Rights.

For U.S. federal income tax purposes, the tax basis a U.S. Holder would have in the subscription rights received would depend on the fair market value of the subscription rights received by such U.S. Holder and the fair market value of such U.S. Holder’s existing holdings of our equity shares or ADSs. If, on the subscription rights distribution date, the fair market value of subscription rights distributed to a U.S. Holder represents less than 15% of the fair market value of the U.S. Holder’s shares with respect to which such subscription rights were distributed, such U.S. Holder’s basis in such subscription rights generally will be zero unless the U.S. Holder elects to allocate tax basis between the U.S. Holder’s existing equity shares or ADSs and the subscription rights received in proportion to their relative fair market values on the distribution date. A U.S. Holder that chooses to allocate tax basis between such U.S. Holder’s existing equity shares or ADSs and such U.S. Holder’s subscription rights must make this election on a statement included with such U.S. Holder’s U.S. federal income tax return for the taxable year in which the subscription rights are received. Such an election is irrevocable. If the fair market value of the subscription rights distributed to a U.S. Holder represents 15% or more of the fair market value of the U.S. Holder’s equity shares or ADSs with respect to which such subscription rights were distributed, such U.S. Holder’s basis in its equity shares or ADSs with respect to which such subscription rights were distributed will be allocated between those equity shares or ADSs and the subscription rights in proportion to their relative fair market values on the subscription rights distribution date. The fair market value of the subscription rights on the distribution date is uncertain and we do not intend to obtain an appraisal of the fair market value of the subscription rights on that date. Therefore, U.S. Holders should consult their own tax advisors to determine the proper allocation of tax basis between the subscription rights and the shares with respect to which the subscription rights are received. In determining the fair market value of the subscription rights, U.S. Holders should consider all relevant facts and circumstances, including the distribution date, the length of the period during which the subscription rights may be exercised, whether the subscription rights are transferable, and the price at which the subscription rights trade, if they trade at all.

A U.S. Holder’s holding period of the subscription rights received in the distribution will include the U.S. Holder’s holding period in the equity shares or ADSs with respect to which the subscription rights are received.

Exercise of the Subscription Rights.

A U.S. Holder will generally not recognize gain or loss upon the exercise of subscription rights received in the Rights Offering. The tax basis of the equity shares or ADSs acquired by a U.S. Holder through exercise of the subscription rights will equal the sum of (1) the subscription price paid by the U.S. Holder for the shares and (2) the U.S. Holder’s adjusted tax basis, if any (as determined above), in the subscription rights. A U.S. Holder’s holding period for the equity shares or ADSs acquired through exercise of the subscription rights will begin on the date such subscription rights are exercised.

Sale or Other Taxable Disposition of the Subscription Rights.

Subject to the discussion of the “passive foreign investment company” rules below, gain or loss realized on a sale or other taxable disposition of subscription rights by the U.S. Holder will generally be capital gain or loss and will be long-term capital gain or loss if the holding period for the subscription rights is more than one year. For these purposes, the holding period for the subscription rights will include the holding period of the equity shares or ADSs with respect to which the subscription rights were distributed. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis, if any, in the subscription rights disposed of and the U.S. Holder’s amount realized on the disposition. Such gain or loss will generally be U.S. source gain or loss for U.S. “foreign tax credit” purposes.

Expiration of the Subscription Rights.

If a U.S. Holder’s subscription rights received in the Rights Offering expire, a U.S. Holder generally should not recognize any gain or loss for U.S. federal income tax purposes. If a U.S. Holder has tax basis in the expired subscription rights, such tax basis should be reallocated to the tax basis of the equity shares or ADSs with respect to which the subscription rights were received. If the subscription rights expire after a U.S. Holder has disposed of the equity shares or ADSs with respect to which the subscription rights are received, then certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of the tax basis between our equity shares or ADSs previously sold and the subscription rights, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the equity shares or ADSs previously sold and (3) the impact of such allocation on the tax basis of the equity shares or ADSs acquired upon exercise of the subscription right. U.S. Holders should consult its tax advisor regarding its ability to recognize a loss (if any) on the expiration of the subscription rights.

Taxation of Equity Shares and ADSs

Taxation of Distributions.

Subject to the discussion of the “passive foreign investment company” rules below, the gross amount of any distributions of cash or other property with respect to the equity shares or ADSs generally will be treated as dividends for U.S. federal income tax purposes to the extent paid out of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated first as a return of capital that is applied against and reduces the U.S. Holder’s adjusted tax basis in the equity shares or ADSs, but not below zero, and thereafter as capital gain realized on the sale or exchange of the equity shares or ADSs. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends.

Any dividends that a U.S. Holder receives will be includable in such U.S. Holder’s gross income as ordinary income on the day such U.S. Holder actually or constructively receives them. Such dividends generally will not be eligible for the dividends received deduction generally allowed to certain corporate U.S. Holders. A U.S. Holder that receives a dividend paid in Indian rupees must include in its income the U.S. dollar value of the dividend based on the spot rate of exchange in effect on the date the dividend is received by the U.S. Holder, regardless of whether the Indian rupees are converted into U.S. dollars on such date. If the Indian rupees distributed to the U.S. Holder are not converted into U.S. dollars on the date of receipt, the U.S. Holder may recognize foreign currency gain or loss attributable to the actual disposition of any such Indian rupees it receives. Foreign currency gain or loss generally will be treated, for U.S. foreign tax credit purposes, as U.S. source ordinary income or loss.

A U.S. Holder may be entitled, subject to certain limitations, to a U.S. foreign tax credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for taxes withheld by India. U.S. Holders that are eligible for benefits under the Convention will not be entitled to a U.S. foreign tax credit for the amount of any Indian taxes withheld in excess of the withholding rate provided for under the Convention, or with respect to which the U.S. Holder is entitled to obtain a refund from the Indian taxing authorities. Under the U.S. foreign tax credit rules, dividends paid by us generally will, depending on a U.S. Holder’s circumstances, be classified as “passive” or another category of income, which may be relevant in computing the U.S. foreign tax credit allowable to a U.S. Holder under U.S. federal income tax laws. Dividends paid by us generally will be non-U.S. source income for purposes of the U.S. foreign tax credit rules. The rules governing U.S. foreign tax credits are complex, and recent changes to such rules introduced additional requirements and limitations. Furthermore, the application of such rules depend on the particular circumstances of each U.S. Holder. Therefore, each U.S. Holder should consult his, her or its own tax advisor with respect to the availability of U.S. foreign tax credits to such U.S. Holder’s particular circumstances.

Subject to certain limitations, including certain limitations based on taxable income and filing status, and subject to certain minimum holding period requirements, dividends paid to non-corporate U.S. Holders, including individuals, may be treated as “qualified dividend income” that is eligible for a reduced rate of taxation if we are deemed to be a “qualified foreign corporation” for U.S. federal income tax purposes. A qualified foreign corporation includes a non-U.S. corporation if (1) its shares (including the equity shares or ADSs) are readily tradable on an established securities market in the United States or (2) it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. However, a corporation is not a qualified foreign corporation if it is a “passive foreign investment company” (as discussed below) for the taxable year in which the dividend is paid or the preceding taxable year. Our ADSs are listed on the NASDAQ Capital Market, an established securities market. We may also be treated as a “qualified foreign corporation” to the extent we are eligible for benefits under the Convention. Each U.S. Holder should consult his, her or its own tax advisor regarding the availability of the preferential rates applicable to qualified dividend income for any dividends paid with respect to our equity shares or ADSs.

Sale or Other Taxable Disposition of the equity shares or ADSs.

Subject to the discussion of the “passive foreign investment company” rules below, a U.S. Holder generally will recognize gain or loss on the sale or exchange of equity shares or ADSs equal to the difference between the amount realized on the sale or exchange and the U.S. Holder’s adjusted tax basis in the equity shares or ADSs. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the equity shares or ADSs were held for more than one year. Gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for U.S. foreign tax credit limitation purposes. A U.S. Holder’s adjusted tax basis in its equity shares or ADSs generally is equal to its purchase price for such shares, adjusted according to U.S. federal income tax principles. Long-term capital gains recognized by non-corporate U.S. Holders generally will be subject to tax at reduced rates. The deductibility of capital losses is subject to limitations. If capital gains realized by a U.S. Holder upon the sale of equity shares or ADSs are subject to tax (including withholding tax) in India (see the “Taxation of Capital Gains” and “Withholding Tax on Capital Gains” discussions with respect to Indian taxes above), a U.S. Holder may not be able to utilize any such taxes as a credit against the U.S. Holder’s U.S. federal income tax liability due to certain limitations on U.S. foreign tax credits.

Passive Foreign Investment Company.

A non-U.S. corporation will be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes if either:

●	75% or more of its gross income for the taxable year is passive income; or

●	50% or more of its assets (determined based on a quarterly average) for the taxable year by value (or, if it is not a publicly traded corporation and so elects or is a controlled foreign corporation, by adjusted basis) produce or are held for the production of passive income.

For the purposes of this test, such non-U.S. corporation will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock.

We do not believe that we satisfy the test for PFIC status for the most recent taxable year that has ended. However, because this determination is made on an annual basis and depends on a variety of factors (including, potentially, the value of our equity shares or ADSs), no assurance can be given that we were not considered a PFIC in a prior taxable year, or that we will not be classified as a PFIC in the current taxable year and/or future taxable years. If we are classified as a PFIC for U.S. federal income tax purposes, a U.S. Holder that does not make an election to treat us as a “qualified electing fund” and did not make a “mark-to-market” election, each as described below, will be subject to the following U.S. federal income tax consequences:

●	“Excess distributions” we make to a U.S. Holder would be taxed in a special way. “Excess distributions” are amounts received by a U.S. Holder with respect to our equity shares or ADSs in any taxable year that exceed 125% of the average distributions received by the U.S. Holder from us in the shorter of either the three previous years or the U.S. Holder’s holding period for such equity shares or ADSs before the current taxable year. Excess distributions must be allocated ratably to each day that a U.S. Holder has held our equity shares or ADSs. A U.S. Holder must include amounts allocated to the current taxable year and to any non-PFIC years in his or her gross income as ordinary income for that year. A U.S. Holder must pay U.S. federal income tax on amounts allocated to each prior taxable PFIC year at the highest marginal tax rate in effect for that year on ordinary income and the tax is subject to an interest charge at the rate applicable to deficiencies for U.S. federal income tax.

●	The entire amount of gain that is realized by a U.S. Holder upon the sale or other disposition of our equity shares or ADSs would also be considered an excess distribution and would be subject to U.S. federal income tax as described above.

●	A U.S. Holder’s adjusted tax basis in shares that were acquired from a U.S. decedent would not receive a step-up to fair market value as of the date of the decedent’s death but instead would be equal to the decedent’s adjusted tax basis, if lower than such value.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our equity shares or ADSs, we will continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which the U.S. Holder holds the equity shares or ADSs, unless we were to cease to be a PFIC and the U.S. Holder makes a “deemed sale” election with respect to the equity shares or ADSs.

The special PFIC rules do not apply to a U.S. Holder if the U.S. Holder makes an election to treat us as a “qualified electing fund” in the first taxable year in which the U.S. Holder owns our equity shares or ADSs and if we comply with certain reporting requirements. Instead, a shareholder of a qualified electing fund is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. The election is made on a shareholder-by-shareholder basis and may be revoked only with the consent of the IRS. A U.S. Holder makes the election by attaching a completed IRS Form 8621, including the PFIC annual information statement, to a timely filed U.S. federal income tax return. Even if an election is not made, a U.S. Holder generally must file a completed IRS Form 8621 in each year that we are a PFIC. If we are treated as a PFIC in any year, we do not plan to provide information necessary for U.S. Holders to make the qualified electing fund election. As such, it is not expected that a U.S. Holder will be able to make a qualified electing fund election with respect to our equity shares or ADSs.

A U.S. Holder who owns PFIC shares that are publicly traded could elect to mark the shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the PFIC shares and the U.S. Holder’s adjusted tax basis in the PFIC shares. If such a mark-to-market election were made, then the rules set forth above would not apply for periods covered by the election. The election is available only for shares that are considered “marketable stock,” which generally includes stock that is regularly traded in more than de minimis quantities on a qualifying exchange (which includes the NASDAQ Capital Market). Because the ADSs are listed on the NASDAQ Capital Market, the ADSs are expected to be treated as “marketable stock” for purposes of the mark-to-market election and, therefore, such election is expected to be able to be made with respect to ADSs if we are classified as a PFIC. A mark-to-market election is, however, subject to complex and specific rules and requirements, and U.S. Holders are strongly urged to consult their tax advisors concerning this election if we are classified as a PFIC.

U.S. Holders are urged to consult their tax advisors regarding the adverse tax consequences of owning our equity shares or ADSs if we are, or become, a PFIC, and the possibility of making certain elections designed to lessen those adverse consequences.

Under proposed Treasury Regulations, if a U.S. Holder has an option to acquire stock of a PFIC, such an option is considered to be PFIC stock also subject to the PFIC rules described above. However, a U.S. Holder may not make a qualified electing fund election or mark-to-market election with respect to such an option. In addition, under proposed Treasury Regulations, if a U.S. Holder holds an option to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option includes the period that the option was held. As a result, this holding period rule impacts the availability of a timely qualified electing fund election or mark-to-market election with respect to the subscription rights and the equity shares or ADSs received upon the exercise of such rights. Because of the complexity and uncertainty of the treatment of the subscription rights under the PFIC rules, U.S. Holders should consult their own tax advisors regarding the adverse tax consequences that may result from the application of the PFIC rules to the subscription rights and the equity shares or ADSs received upon the exercise of such rights if we were to be a PFIC.

Information with Respect to Foreign Financial Assets.

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. Our equity shares and ADSs may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the equity shares or ADSs.

U.S. Information Reporting and Backup Withholding.

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to U.S. federal backup withholding, unless the U.S. Holder (i) is a corporation or other exempt recipient, or (ii) in the case of backup withholding, provides a taxpayer identification number on a properly completed IRS Form W-9 or otherwise certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act.

The U.S. Foreign Account Tax Compliance Act (“FATCA”) imposes, under certain circumstances, a 30% U.S. federal withholding tax on certain payments to certain non-U.S. entities that fail to comply with certain information reporting, account identification, withholding, certification and other FATCA-related requirements in respect of their direct and indirect U.S. shareholders and/or U.S. accountholders. To avoid becoming subject to FATCA withholding, we may be required to report information to the Government of India or the IRS regarding our U.S. Holders. Each U.S. Holder should consult his, her or its own tax advisor regarding the application of FATCA to an investment in our equity shares or ADSs.

EXPENSES RELATED TO THE OFFERING

We have agreed to pay all of the expenses incidental to the Rights Offering, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and transfer agent, information agent and depositary fees. We estimate that the expenses for the Rights Offering will be approximately $939,164. The following table sets forth the various expenses expected to be incurred by us in connection with the Rights Offering. All amounts shown are estimates.

Expenses	Amount
Securities and Exchange Commission registration fee	$4,428
Printing expenses	$11,203
Authorized US representative/Agent for service of process	$1,950
Legal fees and expenses	$671,421
Accounting fees and expenses	$2,646
Depositary’s fees	$101,203
Information agent’s fees	$25,000
Miscellaneous costs	$121,313

Total	$939,164

PLAN OF DISTRIBUTION

We are distributing at no charge, (1) to the holders of our equity shares, transferable rights to subscribe for new equity shares and, (2) through Citibank, N.A., our Depositary and the ADS Rights Agent, to holders of our ADSs,  transferable rights to subscribe for new ADSs, pursuant to the Rights Offering.

We expect to issue up to 250,000,000 new equity shares in the Rights Offering, including equity shares represented by ADSs. Our equity shares are not listed on any national securities market or exchange in India, the United States or any other market. Our ADSs are listed and trade on the NASDAQ Capital Market under the symbol “SIFY”. As of the close of business on March 31, 2024, there were 183,332,460 equity shares issued and outstanding. On March 31, 2024, the last reported sale price of the ADSs on the NASDAQ Capital Market was $1.26 per ADS.

Offering to Holders of ADSs

Holders of ADSs will receive 1.36364 ADS rights for each ADS owned of record at 5:00 p.m. (New York City time) on May 31, 2024, which is the ADS Record Date. One (1) ADS right will entitle the holder of such right to subscribe for and purchase one new ADS upon payment of the ADS Subscription Price. To subscribe for new ADSs, a holder of ADS rights must remit to Citibank, N.A., the ADS Rights Agent, the ADS Subscription Price before the ADS Expiration Date and submit the required documentation as detailed in this prospectus. The ADS Subscription Price includes the Depositary fee of US$0.02 per new ADS subscribed in the Rights Offering. No fractional ADS rights or ADSs will be issued. Fractional entitlements to an ADS right will be rounded down to the next lower whole number. The ADS rights will expire at 2:15 p.m. (New York City time) on June 21, 2024.

Offering to Holders of Equity Shares

Holders of equity shares will receive 1.36364 equity share rights for each equity share owned of record at 6:00 p.m. (Chennai, India time) on May 31, 2024, which is the Equity Share Record Date. One (1) equity share right will entitle a holder of such right to subscribe for and purchase one new equity share upon payment of the Equity Share Subscription Price. No fractional equity shares will be issued. Fractional entitlements to equity share rights will be rounded down to the next lower whole number. Rights to subscribe for new equity shares will expire at 6:00 p.m. (Chennai, India time) on June 21, 2024.

We estimate that the total expenses of the Rights Offering, including registration, filing and listing fees, printing fees, agent fees, the depositary’s fees and legal and accounting expenses, will be approximately $939,164.

We expect that delivery of the new equity shares will be made on or about July 5, 2024. Due to the Depositary’s procedures, the delivery of the ADSs is expected to be made on or about July 9, 2024. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ADSs offered hereunder prior to the delivery of those will be required to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the ADSs who wish to trade the ADSs prior to their date of delivery hereunder should consult their advisors.

The right to subscribe for new equity shares or ADSs in the Rights Offering will be granted as a direct subscription right by us. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription rights in this offering and no commissions, fees or discounts will be paid in connection with this offering.

The Company is acting as the subscription agent to effect the exercise of the subscription rights and the issuance of the underlying equity shares in India. D.F. King & Co., Inc. is acting as the information agent for the Rights Offering. Citibank, N.A. is the Depositary for the ADSs and is also acting as the ADS Rights Agent for the Rights Offering. We will pay all customary fees and expenses of the information agent and the ADS Rights Agent related to the Rights Offering and have also agreed to indemnify the information agent and the ADS Rights Agent from liabilities that they may incur in connection with the Rights Offering. Any directors or officers of the Company who may assist in the Rights Offering will not register with the SEC as brokers in reliance on certain safe harbor provisions contained in Rule 3a4-1 under the Exchange Act, and will not receive any commissions or compensation for any such services.

If you have any questions regarding the Company or the Rights Offering, or you have any questions regarding completing a rights certificate or submitting payment in the Rights Offering, please contact our information agent, D.F. King & Co., Inc., by phone (toll free) at +1 (800) 487-4870 or by email sify@dfking.com.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no securities have been offered or will be offered pursuant to the Rights Offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities shall require us or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and, in the case of the United Kingdom, section 85 of the Financial Services and Markets Act 2000, and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any securities being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it under the Rights Offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the representatives have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 and, in relation to the United Kingdom, that Regulation as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the securities in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as a basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or undertaken exclusively by relevant persons.

LEGAL MATTERS

The Company is represented by its U.S. counsel, Arnold & Porter Kaye Scholer LLP, with respect to U.S. federal law matters. The validity of the subscription rights and equity shares represented by the ADSs that are the subject of this Rights Offering will be passed upon for us by Talwar Thakore & Associates.

EXPERTS

The consolidated financial statements of the Company incorporated by reference from our annual report on Form 20-F for the year ended March 31, 2024, covering the years ended March 31, 2024, March 31, 2023 and March 31, 2022, have been audited by Manohar Chowdhry & Associates, independent registered public accounting firm. Such consolidated financial statements have been incorporated by reference in reliance on the report of the independent registered public accounting firm, given on the authority of the firm as an expert in accounting and auditing.

The registered business address of Manohar Chowdhry & Associates is No. 27, Subramaniam Street, Abhiramapuram, Chennai – 600 018. Tamil Nadu, India.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are incorporated and currently existing under the laws of India. In addition, majority of our directors and officers reside outside of the United States and majority of our assets and those of our subsidiaries are located outside of the United States. As a result, you may be unable to effect service of process upon us outside of India or upon such persons outside their jurisdiction of residence. In addition, you may be unable to enforce against us in courts outside of India, or against these persons outside the jurisdiction of their residence, judgments obtained in courts of the United States, including judgments predicated solely upon the federal securities laws of the United States.

In order to be enforceable, a judgment obtained in a jurisdiction which India recognizes as a reciprocating territory must meet certain requirements of the CPC. Further, the CPC only permits enforcement of monetary decrees not being in the nature of any amounts payable in respect of taxes or, other charges of a similar nature or in respect of a fine or other penalty and does not provide for the enforcement of arbitration awards. Judgments or decrees from jurisdictions not recognised as a reciprocating territory by India, cannot be enforced or executed in India. Even if a party were to obtain a judgment in such a jurisdiction, it would be required to institute a fresh suit upon the judgment and would not be able to enforce such judgment by proceedings in execution.

The United States and India do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States on the basis of civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be executable by an Indian court. However, the party in whose favor such final judgment is rendered may bring a new suit in a competent court in India based on a final judgment that has been obtained in the United States. The suit must be brought in India within three years from the date of the judgment by court in the United States in the same manner as any other suit filed to enforce a civil liability in India. There are generally considerable delays in the disposition of suits by Indian courts. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with public policy and thereby in conflict with Indian Law. Separately, RBI approval will be required under the Foreign Exchange Management Act, 1999, to repatriate any amounts outside India as damages including pursuant to the execution of a judgment.

INFORMATION INCORPORATED BY REFERENCE

We file annual and special reports and other information with the SEC. These filings contain important information that does not appear in this prospectus. The SEC allows us to incorporate by reference information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the fiscal year ended March 31, 2024, filed with the SEC on May 7, 2024

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus. Except as specifically incorporated by reference above, none of our current or future reports filed or furnished with or to the SEC are incorporated by reference herein.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Sify Technologies Limited

Second Floor, Tidel Park,

No 4 Rajiv Gandhi Salai, Taramani, Chennai – 600113.

Attention: Mr. M P Vijay Kumar, Whole-time Director & Chief Financial Officer

Our SEC filings are also available (free of charge) from our web site at www.sifytechnologies.com. The information contained on, or that can be accessed from, our website does not form part of this prospectus.

You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act that registers the distribution of the securities offered under this prospectus pursuant to the Rights Offering. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our equity shares and the ADSs representing our equity shares, we refer you to the registration statement and the exhibits and schedules included and incorporated by reference in the registration statement.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file and furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. These filings and our filings with and reports to the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our board members, executive officers and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at https://www.sifytechnologies.com Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and our website address is included in this prospectus as an inactive textual reference only.

Rights Offering for up to 250,000,000 Equity Shares Including Equity Shares Represented by American Depositary Shares

Sify Technologies Limited

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of our Company have not changed since the date of this prospectus.

June 3, 2024